As filed with the Securities and Exchange Commission on February 22, 2000

                                                     Registration No. 333-92301
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                AVENUE A, INC.
            (Exact name of registrant as specified in its charter)

        Washington                         7319                    91-1819567
(State or other jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
    of incorporation or          Classification Code Number)     Identification
       organization)                                                 Number)

                         506 Second Avenue, 9th Floor
                           Seattle, Washington 98104
                                (206) 521-8800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                              Brian P. McAndrews
                            Chief Executive Officer
                                Avenue A, Inc.
                         506 Second Avenue, 9th Floor
                           Seattle, Washington 98104
                                (206) 521-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:
            David F. McShea                     Patrick J. Schultheis
             Faith Wilson                          Jose F. Macias
           Patrick J. Devine                       Richard C. Sohn
           PERKINS COIE LLP               WILSON SONSINI GOODRICH & ROSATI,
     1201 Third Avenue, 48th Floor            Professional Corporation
    Seattle, Washington 98101-3099               5300 Carillon Point
            (206) 583-8888                 Kirkland, Washington 98033-7356
                                                   (425) 576-5800
                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities and we are not soliciting offers to buy these        +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued February 22, 2000

                                5,250,000 Shares


                               [LOGO OF AVENUE A]


                                  COMMON STOCK

                                 ------------

Avenue A, Inc. is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $8 and $10 per share.

                                 ------------

We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "AVEA."

                                 ------------

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                                 ------------

                                PRICE $  A SHARE

                                 ------------

                                                    Underwriting
                                           Price to Discounts and  Proceeds to
                                            Public   Commissions  Avenue A, Inc.
                                           -------- ------------- --------------
Per Share.................................   $           $             $
Total.....................................  $           $             $

Avenue A, Inc. has granted the underwriters the right to purchase up to an additional 787,500 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on     , 2000.

                                 ------------

MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                                                      THOMAS WEISEL PARTNERS LLC

       , 2000

Inside Front Cover:
     Title: Avenue A Focuses on the Needs of Internet Advertisers
     Caption 1: Advertisers seeking to take advantage of the Internet's potential may face numerous challenges, including:
     Caption 2: - The scale and complexity of the Internet
     Caption 3: - Data analysis and technology requirements
     Caption 4: - Operating costs and system requirements

     Caption 5: Avenue A Clients
     Graphic depicting Avenue A clients connected by a line flowing into the
          Avenue A Logo
     Caption 6: Avenue A integrates proprietary technology, media planning, media buying and data analysis to help clients realize the potential of Internet advertising.
     Graphic depicting a line flowing from the Avenue A logo to boxes used to represent portals, vertical portals, consent sites, ad networks and e-commerce sites

     Title: Avenue A's Systematic Data-Driven Process:
     Caption: Avenue A guides its clients through each step of the process. Graphic depicting the flow of steps leading into and out of a central box representing "Data Collection" which contains two smaller boxes representing "Ad Serving & Management Technology" and "Precision E-mail." The steps leading into the central box (themselves represented by boxes) are "Strategy", "Media Planning" and "Media Buying." The steps leading out of the central box (also represented by boxes) are "Online Campaign Performance Reporting," "Campaign monitoring & Optimization" and "Data Analysis." Lines from these three boxes flow into the graphic on right half of page depicting a cylinder bearing the Avenue A logo and the phrase "The Avenue A Knowledge Base." A line flows from the cylinder back to the first step of the flow chart, "Strategy."

     Title: The Result
     Caption 1: Avenue A integrates Internet media planning and buying, ad management technology, user profiling and data analysis to help advertisers increase the effectiveness and return on investment of their Internet advertising campaigns.

     Caption 2: (on left half of page) An Example:
     Caption 3: (on left half of page) Ad Management Technology. Our ad serving systems enable our client service teams to:
     Caption 4: (on left half of page) - control the frequency with which ads are served
     Caption 5: (on left half of page) - program the sequence with which ads are viewed

     Caption 6: (on left half of page) 1. Data Collection/Online Reporting:
     Caption 7: (on left half of page) Avenue A tracks, stores and measures data on users' online responses to Internet advertising. Campaign performance reports are available online throughout the campaign.
     Graphic depicting a line from Caption 6 to a graph (on right half of page) showing response rates. The horizontal axis shows Portal, E-commerce site 1, Vertical Portal, Content Site, E-Commerce Site 2, Ad Network 1 and Ad Network 2; the vertical axis shows response rates Low, Medium and High.

     Caption 8: (on left half of page) 2. Advertisement Monitoring
     Caption 9: (on left half of page) Client service teams eliminate under-performing advertisements from the campaign.
     Graphic depicting a line from Caption 8 to a chart (on right half of page) showing Advertisements and Response Rates (high, low and medium) in tabular form.

     Caption 10: (on left half of page) 3. Campaign Monitoring
     Caption 11: (on left half of page) Client service teams identify under-
          performing sites and/or placements within a site. They then adjust the campaign by:
     Caption 12: (on left half of page) - renegotiating with these sites for lower rates
     Caption 13: (on left half of page) - scheduling additional ads on better performing sites
     Caption 14: (on left half of page) - eliminating under-performing sites from the campaign
     Graphic depicting a line from Caption 10 to a graph (on right half of page)
          showing the same statistics as under caption 6 with an X through those columns with "low" response rates.

     Caption 15: (on left half of page) 4. Optimization
     Caption 16: (on left half of page) By monitoring and optimizing advertisements, sites and placements within a site, Avenue A helps advertisers increase campaign performance.
     Graphic depicting a line from Caption 15 to a graph (on right half of page) showing the same statistics as the graph under Caption 6 with the "low" response rate columns removed.

     Caption 17: (on left half of page) Data Analysis
     Caption 18: (on left half of page) Once a campaign is concluded, client service teams provide campaign analysis and recommendations for future campaigns.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Special Note Regarding Forward-Looking Statements........................  23
Use of Proceeds..........................................................  24
Dividend Policy..........................................................  24
Capitalization...........................................................  25
Dilution.................................................................  26
Selected Consolidated Financial Data.....................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business.................................................................  37
Management...............................................................  49
Related-Party Transactions...............................................  61
Principal Shareholders...................................................  64
Description of Capital Stock.............................................  67
Shares Eligible for Future Sale..........................................  70
Underwriters.............................................................  72
Legal Matters............................................................  74
Experts..................................................................  74
Where You Can Find More Information......................................  74
Index to Consolidated Financial Statements............................... F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until             , 2000, 25 days after commencement of the offering, all
dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding Avenue A and the common stock being sold in this offering and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

We have a history of significant losses and expect to incur substantial losses in the future

   We have a history of significant losses, including net losses of $3.9 million for the period from our inception on July 1, 1997 through December 31, 1998, and net losses of $11.9 million for the year ended December 31, 1999. As of December 31, 1999, our accumulated deficit was $15.3 million. We anticipate incurring substantial losses and negative operating cash flow for the foreseeable future. For more information regarding these and other risks involved in investing in our common stock, see "Risk Factors."

Avenue A

   Avenue A provides technology-based Internet advertising services to businesses. We integrate Internet media planning and buying, proprietary ad management technology, user profiling and data analysis systems to help advertisers increase the effectiveness and return on investment of their Internet advertising campaigns. We have developed an extensive knowledge base of Internet advertising strategies, targeting methods and media placements which have proven effective. We believe this knowledge base grows richer and more valuable with each additional campaign we execute and with each additional client we serve. We focus on serving the needs of Internet advertisers, with the objective of delivering the most successful advertising campaigns for our clients. Our top four clients are Gateway, Microsoft, uBid and Uproar, based on our revenue in the fourth quarter of 1999 and in fiscal year 1999.

  The Internet is expected to grow rapidly as a medium for advertising and commerce. Forrester Research, Inc. projects that online advertising expenditures in the United States will grow from $2.8 billion in 1999 to $22.0 billion in 2004. We believe that a number of factors have driven this growth, including the increasing number of Internet users, the growth of e-commerce and technological advances. The Internet enables the delivery of advertisements which can be tailored for individual viewers and quickly modified based on viewers' responses to the advertisements. Advertisers, however, often must overcome significant challenges to take full advantage of the potential of the Internet as an advertising medium. Some of these challenges include the scale and complexity of the Internet, significant data analysis and technology requirements and substantial operating costs.

  Avenue A helps advertisers overcome these challenges. We have designed our service offering to meet the needs of buyers of Internet advertising. Our media planning and ad management services use our database to create and execute highly targeted advertising campaigns. Our proprietary technology allows us to simultaneously conduct a large number of advertising campaigns which are delivered to a broad range of Web sites and advertising networks. Our technology and data analysis systems measure and analyze our clients' advertising campaigns based on criteria relevant to their specific business objectives to help increase the return on their investments. We do not design the content of advertisements, which is provided by the client or a third party acting on its behalf.

   Our objective is to be the leading provider of Internet and other digital media advertising services to advertisers. To achieve this goal we plan to:

  . aggressively acquire new clients and develop new markets, in particular through our Growth Markets Division, which tailors our services to clients with smaller online advertising budgets;

  . leverage our extensive database of information from prior Internet advertising campaigns and our data analysis expertise to improve and extend our services;

  . provide superior client service through a comprehensive, integrated offering of Internet advertising and marketing services, including our recently launched Precision E-mail Service;

  . continue to build, license and acquire technologies that will enable us to plan and execute increasingly effective Internet advertising and marketing campaigns;

  . acquire complementary businesses and establish relationships with other companies, including companies that provide traditional advertising and media services, to increase our sales penetration, gain access to their clients and become the preferred or exclusive provider of Internet advertising and marketing services for these companies;

  . extend our technology and capabilities to deliver targeted advertisements through emerging digital media we choose to exploit, which may include interactive television, Internet-enabled home appliances, hand-held computers and cellular telephones; and

  . expand our presence internationally in order to capitalize on the global reach of the Internet.

   We began operations in July 1997 and were incorporated in Washington in February 1998. To expand our presence in the Internet advertising industry and allow us to serve a broader client base, in September 1999 we acquired iballs LLC, an Internet media company located in New York City. Our principal executive offices are located at 506 Second Avenue, Seattle, Washington 98104, and our telephone number is (206) 521-8800. Our World Wide Web site is www.avenuea.com. The information contained on our Web site is not part of, or incorporated by reference into, this prospectus.

   "AVENUE A," "AVENUE A MEDIA," "AD CLUB NETWORK," "AXIS," "PRECISION E-MAIL," "PRECISION TARGETING" and the Avenue A logo are service marks of Avenue A for which service mark applications are pending. "IBALLS" and the iballs LLC logo are service marks of iballs LLC, a wholly owned subsidiary of Avenue A, for which service mark applications are pending. This prospectus also includes trademarks, trade names and service marks of other companies. Use or display by Avenue A of other parties' trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of Avenue A by, these other parties.

   Unless the context requires otherwise, in this prospectus the terms "Avenue A," "we," "us" and "our" refer to Avenue A, Inc. and its subsidiaries, and references to "iballs LLC" refer to I-Balls LLC, a wholly owned subsidiary of Avenue A, Inc.

                                  THE OFFERING

 Common stock offered................................  5,250,000 shares
 Common stock to be outstanding after this offering.. 55,672,992 shares
 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital. See "Use
                                                      of Proceeds."
 Proposed Nasdaq National Market symbol.............. AVEA

   The number of shares of our common stock to be outstanding after this offering is based upon shares outstanding as of December 31, 1999, includes 677,710 shares of common stock to be issued upon exercise of a warrant at an exercise price of $.55 per share immediately prior to the closing of this offering, and excludes:

  . 7,173,085 shares of common stock subject to outstanding options as of December 31, 1999, granted under our 1998 stock incentive compensation plan at a weighted average exercise price of $1.95 per share;

  . 2,610,793 shares of common stock reserved for future grants under our 1998 stock incentive compensation plan, which includes 1,650,000 shares reserved in January 2000 subject to shareholder approval, for future grants under that plan;

  . 1,312,500 shares of common stock subject to outstanding options as of December 31, 1999, granted outside of our stock incentive compensation plans at a weighted average exercise price of $1.63 per share; and

  . 5,250,000 shares of common stock reserved for issuance under our 1999 stock incentive compensation plan, which includes 3,750,000 shares of common stock reserved in January 2000 subject to shareholder approval, and 750,000 shares of common stock reserved for issuance under our 1999 employee stock purchase plan.

   In addition, except as otherwise noted, all information in this prospectus is based on the following assumptions:

  . the conversion of each outstanding share of preferred stock into 1.5 shares of common stock upon the closing of this offering;

  .  no exercise of the underwriters' over-allotment option; and

  . a 3-for-2 stock split of our common stock in the form of a common stock dividend which occurred in January 2000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (in thousands, except share and per share data)

   The pro forma basic and diluted net loss per share data in the following table reflects the conversion of all outstanding shares of preferred stock into 24,624,147 shares of common stock effective upon the closing of this offering. See note 2 of notes to Avenue A's consolidated financial statements contained elsewhere in this prospectus for an explanation of the determination of the number of weighted average shares used to compute pro forma basic and diluted net loss per share amounts.

                                          Period
                                      From Inception
                                      (July 1, 1997)  Year Ended December 31,
                                      to December 31, ------------------------
                                           1997          1998         1999
                                      --------------- -----------  -----------
 Consolidated Statements of
  Operations Data:
 Total revenue.....................        $  18      $       599  $    69,695
 Loss from operations..............         (284)          (3,658)     (12,447)
 Net loss..........................         (284)          (3,646)     (11,893)
 Basic and diluted net loss per
  share............................                   $      (.34) $      (.61)
 Shares used in computing basic and
  diluted net loss per share.......                    10,860,682   19,428,034
 Pro forma basic and diluted net
  loss per share...................                   $      (.27) $      (.31)
 Shares used in computing pro forma
  basic and diluted net loss per
  share............................                    13,387,488   38,466,488

   The following table presents consolidated balance sheet data as of December 31, 1999:

  .  on an actual basis; and

  . on an as adjusted basis to reflect the sale of 5,250,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $9.00 per share, the receipt by Avenue A of the estimated net proceeds after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the receipt by Avenue A of the proceeds from the sale of 677,710 shares upon exercise of a warrant at an exercise price of $.55 per share immediately prior to the closing of this offering.

                                                             As of December 31,
                                                                    1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
 Consolidated Balance Sheet Data:
 Cash and cash equivalents.................................  $10,962  $ 53,478
 Working capital...........................................   11,932    54,448
 Total assets..............................................   62,091   104,607
 Total liabilities.........................................   40,147    40,147
 Total shareholders' equity................................   21,944    64,460

                                 RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business, financial condition and operating results could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Company and Business

   We are subject to risks frequently encountered by early-stage companies in the Internet advertising market

   Our prospects for financial and operational success must be considered in light of the risks frequently encountered by early-stage companies in the Internet advertising industry. These risks include the need to:

  .  attract new clients and maintain current client relationships;

  .  achieve effective advertising campaign results for our clients;

  . continue to develop and upgrade our technologies to keep pace with the growth of the Internet advertising market and changes in technology;

  .  continue to expand the number of services we offer;

  . successfully implement our business model, which is unproven and evolving;

  .  manage our expanding operations;

  .  maintain our reputation and build trust with our clients; and

  .  identify, attract, retain and motivate qualified personnel.

  If we do not successfully address these risks, our business could suffer.

   We have a history of losses and anticipate continued losses

   We incurred net losses of $3.9 million for the period from our inception on July 1, 1997 through December 31, 1998, and net losses of $11.9 million for the year ended December 31, 1999. As of December 31, 1999, our accumulated deficit was $15.3 million. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We expect to continue to make significant operating and capital expenditures and, as a result, we will need to generate significant additional revenue to achieve and maintain profitability. We cannot assure you that we will generate sufficient revenue to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations or cannot be reduced, we will be unable to achieve or maintain profitability.

   Our quarterly operating results are subject to fluctuations that may cause our stock price to decline

  Our quarterly operating results have fluctuated in the past and are likely to continue to do so in the future. It is possible that in the future our operating results in a particular quarter or quarters will not meet the expectations of investors. If our operating results fail to meet these expectations, the market price of our common stock could decline. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance and should not be relied upon to predict the future performance of our stock price.

   Our revenue, expenses and operating results could vary significantly from quarter to quarter for several reasons, including:

  . fluctuating demand for our advertising services and changes in the mix of advertisements placed and services provided;

  .  addition of new clients or loss of current clients;

  .  seasonal fluctuations in advertising spending;

  . timing variations on the part of advertisers to implement advertising campaigns;

  .  changes in the availability and pricing of advertising space;

  .  timing and amount of costs relating to the expansion of our operations;
     and

  . costs related to any possible future acquisitions of technologies or businesses.

  Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. In particular, we plan to increase our operating expenses significantly in order to enhance our proprietary technology, expand our client services, sales and marketing operations and expand internationally. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

   Our operating results may fluctuate seasonally, and these fluctuations may cause our stock price to decline

  Our stock price may decline due to seasonal fluctuations. We believe that our operating results will fluctuate depending on the season because retail advertisers generally purchase substantially more advertising space during the fourth calendar quarter of each year than during other quarters, particularly the first calendar quarter. Given our limited operating history, we cannot be certain how pronounced these seasonal trends may be or what, if any, other seasonal trends may emerge that would affect our business.

   We rely on a limited number of clients, and the loss of a major client or a reduction in a major client's Internet advertising budget could significantly reduce our revenue

  Our business would be harmed by the loss of any of our major clients, a reduction in the Internet advertising budgets of any of these clients or any significant reduction in revenue generated from these clients. A substantial amount of our revenue to date has been derived from a limited number of advertisers that use our services. In 1999, Gateway, Microsoft and uBid each accounted for over 10% of our total revenue, and together accounted for approximately 43% of our total revenue. In addition, in 1999 our top ten clients collectively accounted for over 67% of our total revenue. In the fourth quarter of 1999, Gateway and uBid each accounted for over 10% of our total revenue, and together accounted for approximately 29% of our total revenue. In addition, our top ten clients collectively accounted for approximately 64% of our total revenue in this same period. Current clients may decide not to continue purchasing advertising services from us or may significantly reduce their advertising spending, and we may not be able to successfully attract additional clients. In addition, the non-payment of amounts due to us from one or more of our significant clients would harm our business.

   Our client contracts have short terms, and the loss of a significant number of these contracts in a short period of time could harm our business

  We derive substantially all of our revenue from the sale of advertising services under short-term advertising campaign services contracts, all of which are cancelable upon 90 days' or less notice. In addition, these contracts generally do not contain penalty provisions for cancellation before the end of the contract term. The non-renewal, cancellation or deferral of a significant number of these contracts in any one period would cause an immediate and significant decline in our revenue and harm our business.

   A portion of our recent increases in revenue was due to a change in the advertising contracts we use, and these increases should not be relied upon to predict our future performance

   A portion of our increase in revenue since the beginning of 1999 was due to our change from the use of advertising service fee contracts to advertising services contracts. Accordingly, this portion of the increase does not indicate increases in our client base, increases in the level of services we perform for our clients or increasing demand for our services, and should not be relied upon to predict our future performance. We estimate that the increase in our revenue since the beginning of 1999 that was due to changing from advertising service fee contracts to advertising services contracts was $7.4 million. In 1998, a majority of our client contracts were advertising service fee contracts, but during the first quarter of 1999, we replaced a majority of these contracts with advertising services contracts.

   We are substantially dependent on our ability to perform third-party ad serving and any limitation on this ability could harm our business

   We are substantially dependent on our ability to perform advertisement delivery, or ad serving, on third-party Web sites, and any limitation on this ability could harm our business. Our technology and advertising services have been structured around third-party ad serving, and we currently do not plan to shift our focus or diversify our services to diminish the relative importance of third-party ad serving. Our business could suffer from a variety of factors that limit or reduce our ability to perform third-party ad serving, including:

  . refusal by Web sites or advertising networks to accept advertisements served by us;

  . technological changes that render our ad serving systems obsolete or incompatible with the systems of Web sites or advertising networks;

  . introduction of more advanced or lower-priced ad serving services by our competitors;

  . lawsuits or injunctions based on claims that our ad serving technologies violate the proprietary rights of other parties;

  .  increases in ad serving directly from advertisers to Web sites; and

  .  interruptions, failures or defects in our ad serving systems.

   Some of our competitors have obtained patents and have sued other parties to enforce their rights under these patents, and we may also be subject to patent infringement claims, including claims that our ad serving technologies, processes or methods infringe these or other patents

   Other parties may claim that our technologies, processes or methods infringe their patents. Any such claim may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and prevent us from providing some of our services, including our core ad serving services, which would substantially harm our business. A U.S. patent was issued to DoubleClick Inc. in September 1999 which may cover some of the technologies, processes or methods that we use in our ad serving systems. DoubleClick recently brought suit against L90, Inc., one of its competitors, claiming that L90's methods and networks for delivery, targeting and measuring advertising over the Internet infringe this patent. DoubleClick also recently filed a suit against Sabela Media, Inc., another of its competitors, relating to infringement of this same patent. We cannot assure you that we will be able to distinguish our technologies, processes or methods from those covered under the DoubleClick patent or that the DoubleClick patent would be invalidated if challenged. If DoubleClick were to bring a claim against us based upon this patent and we were unable to distinguish our technologies, processes or methods or prove that the DoubleClick patent is invalid, we could incur significant expenses, be required to pay substantial damages and be enjoined from providing some of our services, including our core ad serving services.

   In addition, DoubleClick and MatchLogic, Inc., a subsidiary of At Home Corporation, have each filed patent applications that appear to cover technologies relating to ad serving, and 24/7 Media, Inc. has announced that it has received a notice of allowance for a U.S. patent application on its ad delivery technology. If patents are issued pursuant to these applications, we cannot assure you that we will be able to distinguish our technologies, processes or methods from those covered under these patents or that the patents would be invalidated if challenged. The patent field covering Internet-related technologies is rapidly evolving and surrounded by a great deal of uncertainty, and other patents or patent applications relating to the delivery of Internet advertising may exist of which we are unaware.

   Any claims that might be brought against us relating to infringement of patents, including patents that may be issued to DoubleClick, MatchLogic or 24/7 Media, may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and limit our ability to use the intellectual property subject to these claims. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit, we may be prevented from providing some of our services, including our core ad serving services, unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all.

   In addition to patent infringement claims, third parties may assert other intellectual property claims, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services

   In addition to patent infringement claims, third parties may claim that we are infringing or violating their other intellectual property rights, including their copyrights, trademarks and trade secrets, which may cause us to incur significant expenses and, if successfully asserted against us, pay substantial damages and be prevented from providing our services which would substantially harm our business. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Furthermore, as a result of an intellectual property infringement suit, we may be prevented from providing some of our services or using some of the service marks for which we have sought service mark protection, unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all.

   Our use of the name "Avenue A" may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name

   Our use of the name "Avenue A" may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name. We are aware of third parties that use the name "Avenue A" or similar names, one of which is a Canadian advertising agency. We are also aware of a registration in France of the name "Avenue A" for use in advertising services. There may be other third parties using names similar to ours of whom we are unaware. We may be subject to trademark infringement claims by third parties as a result of our use of the name "Avenue A." In addition, we may not receive approval of our service mark application for the name "Avenue A," and even if the application is approved, the service mark may be challenged by third parties or invalidated. As a result of such infringement claims or challenges, we may incur significant expenses, pay substantial damages and be prevented from using the name "Avenue A" unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all. Use of the name "Avenue A" or similar names by third parties may also cause confusion to our clients and confusion in the market, which could decrease the value of our brand and harm our reputation.

   Our intellectual property may be subject to legal challenges, unauthorized use or infringement, which could diminish the value of our services to existing and potential clients

   If we fail to successfully enforce our intellectual property rights, the value of our services could be diminished and our business may suffer. Our success depends in large part on our proprietary technology. We have not been issued any patents to date and we cannot assure you that any of our patent applications will be approved, that any future patent issued to us will not be challenged, invalidated or circumvented, or that the rights granted under any future patent of ours will provide competitive advantages to us. Our success also depends on our continuing use of our service marks. We may not receive approval of our service mark applications, and any service marks we may be granted may be successfully challenged by others or invalidated. If our service mark applications are not approved or if our service marks are invalidated because of prior third-party registrations, our use of these marks could be restricted unless we entered into arrangements with these third parties, which might not be available on commercially reasonable terms, if at all.

   We currently rely on a combination of copyright, trademark and trade secret laws and confidentiality procedures to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and enforce these rights. Third parties may obtain and use our technology without authorization or independently develop similar technology that may infringe our proprietary rights. We may not be able to detect such infringements or may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies substantially similar to ours. Also, unauthorized parties may attempt to disclose, obtain or use our technology. Our precautions may not prevent misappropriation of our intellectual property, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

   Third parties may assert claims against us relating to the collection and use of Internet user information

  Third parties may claim that our collection and use of Internet user information violates federal or state laws, which may cause us to incur significant expenses, pay substantial damages and be prevented from conducting targeted advertising and aggregating data from our clients' advertising campaigns. Several Internet-related companies, including some in the Internet advertising industry, have recently been sued under federal and state laws, or had claims brought against them before the Federal Trade Commission, regarding the collection and use of Internet user information. Any claim by a third party against us regarding our collection and use of Internet user information could harm our business.

   Any limitation on our ability to conduct targeted advertising could impair our ability to retain existing clients and attract new clients

  Any limitation on our ability to conduct targeted advertising for our clients could harm our business. Targeted advertising is an essential element of our business. As more advertisers demand targeted advertising services, we will need to develop increasingly effective tools and larger databases that can provide greater precision in targeted advertisement management and delivery. The development of these tools and databases is technologically challenging and expensive. We cannot assure you that we can develop any of these tools or databases in a cost-effective or timely manner, if at all, and failure to do so could limit our ability to conduct targeted advertising. Moreover, privacy concerns may result in limitations or prohibitions on the use of Internet user information, which could also limit our ability to conduct targeted advertising. Any limitation or prohibition would impair our ability to retain our existing clients and to attract new clients, which would harm our business.

   Any limitation on our ability to aggregate or use data from our clients' advertising campaigns could decrease the value of our services, result in significant expenditures of resources and harm our business

  Any limitation on our ability to aggregate data from our clients' advertising campaigns or to use this data could decrease the value of our services, result in significant expenditures and harm our business. In addition to the detailed data we collect and store for individual clients, we aggregate non-personally identifiable data on the activity of Internet users from the advertising campaigns of all of our clients. We rely on this data to build user behavioral models to assist in media planning and in the targeting of Internet advertising for our clients. Although the data we aggregate from the campaigns of different clients is, once aggregated, not identifiable by client, our clients might decide not to allow us to collect some or all of this anonymous data or limit our use of this data. In addition, although our advertising campaign services contracts generally permit us to aggregate anonymous data from advertising campaigns, our clients might nonetheless request that we discontinue using data from their campaigns that has already been aggregated with other client campaign data. It would be difficult if not impossible to comply with these requests, and such requests could result in significant expenditures of resources. Interruptions, failures or defects in our data collection and storage systems, as well as privacy concerns regarding the collection of user data, could also result in limitations on our ability to aggregate data from our clients' advertising campaigns.

   Our business model is unproven and evolving and may not succeed

   Our business model is new and unproven, is continually evolving, and ultimately may not succeed. We generate revenue by providing technology-based Internet advertising services to our clients. The Internet has not been in existence for a sufficient period of time to demonstrate its effectiveness as an advertising medium. Internet banner advertising, email marketing and other types of Internet advertising and marketing, as well as technology-based methods for targeting advertisements and tracking the results of Internet advertising, may not achieve broad market acceptance. Also, the intense competition among Internet advertising service providers has led to the creation of a number of alternative service offerings and pricing structures for Internet advertisers. Our model for generating revenue may prove unsuccessful in light of this competition. Our ability to generate revenue from our clients will depend, in part, on our ability to:

  . demonstrate to our clients that Internet advertising and marketing services will add value and increase advertising or marketing effectiveness;

  .  attract and retain clients by differentiating the services we offer; and

  . obtain advertising space at competitive prices from a large base of Web sites and advertising networks sufficient to meet the needs of our clients.

   If we fail to effectively manage our growth, our business could suffer

   Failure to manage our growth could harm our business. We have grown significantly since our inception and expect to grow quickly in the future. We have increased our number of employees from 46 as of September 30, 1998 to 232 as of December 31, 1999. In addition, we have recently added 27 employees in New York City in connection with our acquisition of iballs LLC, an Internet media company. Because many of our executives, including our chief executive officer, have only recently joined us, our management team has only worked together for a short time and may not work together effectively.

   Future expansion could be expensive and strain our management and other resources. In order to effectively manage growth, we must:

  . continue to develop an effective planning and management process to implement our business strategy;

  . hire, train and integrate new personnel in all areas of our business, especially in our Client Service teams;

  . improve our financial and managerial controls and accounting and reporting systems and procedures; and

  .  expand our facilities and increase our capital investments.

   We cannot assure you that we will be able to effectively accomplish these tasks or otherwise effectively manage our growth.

   The loss of our chief executive officer or chief financial officer, or any inability to attract and retain additional personnel, could impair our ability to maintain or expand our business

   The loss of the services of our chief executive officer or chief financial officer could harm our business. Our future success depends to a significant extent on the continued service of our key management personnel, particularly Brian P. McAndrews, our President and Chief Executive Officer, and Robert M. Littauer, our Chief Financial Officer, Vice President, Finance and Administration, Secretary and Treasurer. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. Our business could be harmed if our chief executive officer or chief financial officer decided to join a competitor or otherwise compete with us.

   Our future success also depends on our ability to attract, retain and motivate highly skilled personnel. In particular, we will need to hire a significant number of client service personnel. Competition for qualified personnel in the Internet and technology industries is intense. If we fail to hire and retain a sufficient number of client service personnel, as well as engineering, sales and technical personnel, we will not be able to maintain or expand our business.

   Many of our clients have limited operating histories, are unprofitable and may not be able to pay for our services

   If any of our current or future clients is unable to pay for our services, our business could suffer. Many of our principal clients have limited operating histories and have not achieved profitability. In the past we have lost clients, or have had difficulty collecting payments from clients, who could not pay for our services because they were unable to secure ongoing funding. The ability of many of our clients to meet their payment obligations is affected by the risks and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market.

   We are ultimately liable for the cost of advertising space we buy from Web sites for sale to our clients

   We are ultimately responsible for the payment to Web sites for the cost of advertising space we buy from them for sale to our clients. If our clients fail to purchase from us advertising space that we buy from Web sites, we nevertheless will have to pay the Web sites for the cost of the advertising space and as a result our business could be harmed.

   We have many competitors and may not be able to compete successfully in the market for Internet advertising

   The market for Internet advertising is relatively new, yet intensely competitive. Our competitors include Internet media buyers that integrate ad serving technology and Internet media buying, interactive advertising agencies, enabling online advertising technology providers, advertising networks, targeted email service providers and traditional advertising agencies that perform Internet advertising and marketing as part of their services to clients.

   In addition, we compete with other traditional advertising agencies that use traditional advertising media, and in general we compete with television, radio, cable and print media for a share of advertisers' budgets.

   Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we have. Also, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. In addition, several of our competitors, including AdForce, Inc., AdKnowledge, Inc. and Flycast Communications Corporation, have combined or are in the process of combining with larger companies with greater resources than ours. These competitors may:

  .  engage in more extensive research and development;

  .  undertake more far-reaching marketing campaigns;

  . make more attractive offers to existing and potential employees and clients;

  . adopt more aggressive pricing policies and provide services similar to ours at no additional cost by bundling them with their other product and service offerings;

  . develop services that are equal or superior to our services or that achieve greater market acceptance than our services; and

  . develop databases that are larger than or otherwise superior to our databases.

   Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully, and competitive pressures may harm our business.

   Consolidation in the Internet industry may impair our ability to retain our clients

   Many of our clients may be affected by rapid consolidation in the Internet industry. For example, CMGI, Inc. recently announced that it has entered into an agreement to acquire uBid, Inc., one of our top four clients. Our business would suffer if we were to lose a substantial number of clients or any of our significant clients as a result of consolidation. These clients may be required to use the advertising services of the companies that acquire them or of other advertising service providers.

   Consolidation of Internet advertising networks and large Internet portals may impair our ability to serve advertisements, to acquire advertising space at favorable rates and to collect campaign data

   The consolidation of Internet advertising networks and large Internet portals could harm our business. This type of consolidation is currently occurring at a rapid pace and may eventually lead to a concentration of desirable advertising space on a very small number of networks and large Web sites. This type of concentration could substantially impair our ability to serve advertisements if these networks or large Web sites decide not to permit us to serve advertisements on their Web sites or if they develop ad placement systems that are not compatible with our ad serving systems. These networks or Web sites could also use their greater bargaining power to increase their rates for advertising space or prohibit or limit our aggregation of advertising campaign data. In addition, concentration of desirable advertising space in a small number of networks and Web sites could diminish the value of our advertising campaign databases, as the value of these databases depends on the continuous aggregation of data from advertising campaigns on a variety of different Web sites and advertising networks.

   We may be unable to adequately protect our data warehouse information

   Failure to adequately protect our data warehouse information could harm our business. Other than typical security features in our systems, we do not take additional steps to protect our data warehouse information. Our operations may be susceptible to hacker interception, break-ins and other disruptions. These disruptions may jeopardize the security of information stored in and transmitted through our systems. If any of these disruptions were to happen to our systems, we might be subject to lawsuits by the affected clients or the users we profile, damage to our reputation among our current and potential clients and significant expenditures of capital and other resources.

   Any failure of our technology to perform satisfactorily could result in lost revenue, damage to our reputation and expenditure of significant resources

   Any failure of our technology to perform satisfactorily could result in lost revenue, damage to our reputation and expenditure of significant resources. Our technology is relatively new and complex and has had, and may have in the future, errors, defects or performance problems. For example, we experienced a database outage that lasted for approximately 21 hours, and we also experienced a defect in our proprietary software that, for approximately two hours, prevented a portion of the advertisements we serve from appearing on users' Web pages. In addition, we may encounter problems when we update our technology to expand and enhance its capabilities. Our technology may malfunction or suffer from currently unknown design defects that become apparent only after further use. If our technology malfunctions or contains such defects, our systems may be rendered incompatible with the systems used by our clients or by the Web sites and advertising networks where we serve advertisements. Furthermore, our services could be rendered unreliable, or be perceived as unreliable by our clients. In such instances, we would need to expend significant resources to address these problems, and may nonetheless be unable to adequately remedy these problems. These problems could result in lost revenue and damage to our reputation.

   Sustained or repeated system failures could significantly impair our operations and lead to client dissatisfaction

   Sustained or repeated system failures could significantly impair our operations and reduce the attractiveness of our services to our current and potential clients. The continuous and uninterrupted performance of our systems is critical to our success. Our operations depend on our ability to protect these systems against damage from fire, power loss, water damage, earthquakes, telecommunications failures, viruses, vandalism and other malicious acts, and similar unexpected adverse events. Clients may become dissatisfied by any system failure that interrupts our ability to provide our services to them. In particular, the failure of our ad serving systems, including failures that delay or prevent the delivery of targeted advertisements to Web sites and advertising networks, could reduce client satisfaction and damage our reputation.

   Our services are substantially dependent on systems provided by third parties, over whom we have little control. Interruptions in our services could result from the failure of telecommunications providers and other third parties to provide the necessary data communications capacity in the time frame required. Our ad serving systems and computer hardware are primarily located in the Seattle, Washington metropolitan area at co-location facilities operated by Exodus Communications, Inc. and Verio Inc. We depend on these third-party providers of Internet communication services to provide continuous and uninterrupted service. We also depend upon Internet service providers that provide access to our services. In the past, we have occasionally experienced significant difficulties delivering advertisements to Web sites and advertising networks due to system failures unrelated to our own systems. For example, power outages at one of our co-location facilities, including one outage that lasted for approximately five hours, have prevented us from serving advertisements, tracking user responses and providing performance reports to our clients. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could impair our ability to deliver advertisements and harm our business.

   If we are unable to scale our technology infrastructure, we may experience capacity constraints that could impair our ability to provide our services to clients

   If we are unable to scale our technology infrastructure, we may experience significant capacity constraints. Our technology infrastructure may not be able to support higher volumes of advertisements, additional clients or new types of Internet and digital media advertising or marketing services. The volume of advertising delivered through our ad servers has increased from approximately
5.8 million impressions per day in January 1999 to approximately 115.6 million impressions per day in December 1999. Heightened demand from existing or new clients for our services will require us to accommodate large increases in the number of advertisements we serve, the number of campaigns we manage and the amount of data we store. We will also need to accommodate the introduction of new and evolving types of Internet and digital media advertising and marketing that may require greater system resources than current methods of Internet advertising and marketing. We may not be able to continue to scale our technology infrastructure in a timely manner or within budget to meet these demands. Although we believe that we are currently using 50% or less of the capacity of our ad serving and other systems, any significant increase in the volume of advertising services provided through our systems could strain the capacity of our technology infrastructure and ad serving systems. These capacity constraints could lead to slower response times or system failures. Such delays or system failures could reduce our ability to place advertisements, reduce our revenue, damage our reputation and impair our ability to retain clients or acquire new clients.

   Acquisitions or investments may be unsuccessful and may divert our management's attention and consume significant resources

   In September 1999, we acquired iballs LLC, an Internet media company. We may in the future acquire or make investments in other businesses as well as products and technologies to complement our current business. Any future acquisition or investment may require us to use significant amounts of cash, make potentially dilutive issuances of equity securities and incur debt. In addition, acquisitions, including the iballs LLC acquisition, involve numerous risks, any of which could harm our business, including:

  . difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

  .  diversion of management's attention from other business concerns;

  .  unavailability of favorable financing for future acquisitions;

  .  potential loss of key employees of acquired businesses;

  . inability to maintain the key business relationships and the reputations of acquired businesses;

  .  responsibility for liabilities of acquired businesses;

  .  inability to maintain our standards, controls, procedures and policies;
     and

  .  increased fixed costs.

   Clients may attempt to prohibit us from providing services to their competitors, limiting our business opportunities

   To use our services more effectively, clients often provide us with confidential business and marketing information. Many companies are wary of third parties having access to this information, because access by third parties increases the risk that confidential business and marketing information may become known, even if unintentionally, to these companies' competitors. These confidentiality concerns may prompt our clients to attempt to contractually prohibit us from managing the Internet advertising campaigns of their competitors. Limitation of our client base in a particular industry in this manner could limit the growth of our business.

   International expansion could impose substantial burdens on our resources and divert management's attention from domestic operations

   International expansion of our operations could impose substantial burdens on our resources, divert management's attention from domestic operations, and otherwise harm our business. This expansion into international markets will require extensive management attention and resources. In addition, we may need to rely extensively on third parties in foreign countries to help conduct our international operations, coordinate with foreign Web sites and conduct sales and marketing efforts. Our success in international markets will depend to a large degree on the success of these third parties, over whom we may have little control, and on their willingness to dedicate sufficient resources to our relationships. Furthermore, international operations are subject to several inherent risks, including:

  .  difficulties and costs of staffing and managing foreign offices;

  .  the impact of recessions in economies outside the United States;

  .  changes in regulatory requirements;

  . export restrictions, including export controls relating to encryption technology;

  . more stringent rules relating to the collection and use of information regarding Internet users;

  .  reduced protection of intellectual property rights;

  .  adverse tax consequences;

  .  political and economic instability;

  .  tariffs and other trade barriers; and

  .  fluctuations in currency exchange rates.

   Our failure to address these risks adequately could harm our business.

   Our business does not generate the cash needed to finance our operations, and we may need additional financing in the future, which we may be unable to obtain

   Our business does not currently generate the cash needed to finance our operations. We may need additional funds to finance our operations, as well as to enhance our services, fund our expansion, respond to competitive pressures or acquire complementary businesses or technologies. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our services, fund our expansion, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

   Potential year 2000 problems with our internal systems or third-party systems could harm our business

   Potential year 2000 problems with our internal systems or third-party systems could harm our business. Many currently installed computer systems and software products and systems worldwide are coded to accept only two-digit entries to identify a year in the date code field. Consequently, after January 1, 2000, many of these systems could fail or malfunction because they are not able to distinguish between the year 1900 and the year 2000. These system failures or malfunctions could cause significant disruptions of our operations.

   As a company engaged in Internet advertising services, we rely on computer programs and systems in connection with our services as well as with our internal and external communication networks and systems and other business functions. We have not engaged any third parties to independently verify our year 2000 readiness, nor have we assessed potential costs associated with year 2000 risks or made any contingency plans to address these risks. Although we have received assurances from some of the suppliers of our third-party software, computer equipment and systems that their products are year 2000 compliant, to date we have generally relied on publicly available information regarding the year 2000 compliance of their products. We also generally do not have any contractual rights with these providers if their products fail to function due to year 2000 issues. If these failures do occur, we may incur unanticipated expenses to remedy any problems, including purchasing replacement software, computer equipment and systems. Any failures of our internally developed software or the third-party software, computer equipment and systems that we use could result in financial loss, damage to our reputation and legal liability.

   We rely on the continued operations of the Web-based computer systems of our clients and of the vendors whose Web sites or advertising networks host our clients' advertisements. The successful delivery of our services for our clients depends on the satisfactory functioning of our clients' and vendors' computer systems. If these systems fail because they are not year 2000 compliant, we may be unable to fully deliver the services that our clients have requested, which could harm our quarterly and annual operating results.

   We also rely on the satisfactory performance and reliability of the external communication and computer networks, systems and services integral to the Internet, such as telecommunications providers and Internet service providers. In particular, we rely on the satisfactory performance and reliability of the networks, systems and services of Exodus Communications and Verio, the Internet service providers that operate our co-location facilities. Because these external networks, systems and services are maintained or provided by third parties, the success of our efforts to address the year 2000 problem depends in part on parallel efforts being undertaken by these third parties. We have initiated communications with most of these third parties to determine the status of their year 2000 compliance efforts. We cannot, however, assure you that they have provided accurate or complete information, or that all of their networks, systems or services will achieve full year 2000 compliance in a timely fashion.

   The most reasonably likely worst-case scenario for us resulting from the year 2000 problem is that disruptions of the external third-party networks, systems or services on which we depend would reduce or eliminate for a period of time our ability to provide our Internet advertising services to our clients. If these disruptions were frequent or long in duration, they could seriously harm our business. The compliance of third-party networks, systems and services, including telecommunications providers, Internet service providers and co-location facilities, is not within our control. Accordingly, a contingency plan for this worst-case scenario does not exist, and we do not believe we will be able to develop one.

Risks Related to Our Industry

   Privacy concerns could lead to legislative and other limitations on our ability to collect personal data from Internet users, including limitations on our use of cookie technology and user profiling

   Privacy concerns could lead to legislative and other limitations on our ability to conduct targeted advertising campaigns and compile data that we use to formulate campaign strategies for our clients. Cookies are small files of information stored on a user's computer which allow us to recognize that user's browser when we serve advertisements. Cookies are often placed on the user's computer without the user's knowledge or consent. Our systems use "cookies" to track Internet users and their online behavior to build user profiles. We are substantially dependent on cookie technology and user profiling to target our clients' advertising campaigns and measure their effectiveness. Any reduction in our ability to use cookies or other means to build user profiles could harm our business.

   Governmental bodies concerned with the privacy of Internet users have suggested limiting or eliminating the use of cookies or user profiling. United States legislators in the past have introduced a number of bills aimed at regulating the collection and use of personal data from Internet users and additional similar bills may be considered during any congressional session. Also, the Federal Trade Commission and the Department of Commerce recently held hearings regarding user profiling, the collection of non-personally identifiable information and online privacy. In addition, privacy concerns have led to legal and technical limitations on the use of cookies and user profiling in some jurisdictions. For example, the European Union recently adopted a directive addressing data privacy that may result in limitations on the collection and use of information regarding European Internet users. Also, Germany has imposed its own laws limiting the use of user profiling, and other countries may impose similar limitations. In addition, users may limit or eliminate the placement of cookies on their computers by using third-party software that blocks cookies, or by disabling the cookie functions of their Internet browser software. If our ability to use cookies or build user profiles were substantially restricted by technology, government regulation or any other means, we would likely have to use other technology or methods that allow the gathering of user profile data in other ways in order to provide our services to our clients. This change in technology or methods could require significant reengineering time and resources, and might not be done in time to avoid negative consequences to our business. In addition, alternative technology or methods might not be available at all, or might be prohibitively expensive.

   Legislation or regulations may be adopted that could impair our ability to provide our services to clients

   Legislation or regulations may be adopted that could impair our ability to provide our services to clients. The legal and regulatory environment governing the Internet is uncertain and may change. Laws and regulations may be adopted covering issues such as privacy, pricing, acceptable content, taxation, consumer protection and quality of products and services on the Internet. These laws and regulations could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising medium. In addition, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities or the activities of advertising networks or Web sites. Any of these developments could harm our business.

   We may not be able to adapt to rapidly changing Internet technology trends and evolving industry standards

   The Internet and Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing client demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render our services obsolete. Our future success will depend on our ability to adapt to rapidly changing technologies, enhance our existing Internet advertising services and develop and introduce a variety of new services to address our clients' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our services. In addition, any new services or enhancements must meet the requirements of our current clients and must achieve significant market acceptance. Material delays in introducing new services and enhancements may cause clients to discontinue use of our services and use the services of our competitors.

   The Internet advertising market may develop more slowly than expected, which could impair our ability to retain our existing clients and to attract new clients

   If the market for Internet advertising develops more slowly than we expect, our business could suffer. Our future success is highly dependent on an increase in the use of the Internet, the commitment of advertisers to the Internet as an advertising medium, and on the willingness of our potential clients to outsource their Internet advertising and marketing needs. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and market acceptance for Internet advertising services is uncertain. Many of our current or potential clients have little or no experience using the Internet for advertising purposes and have allocated only a limited portion of their advertising budgets to Internet advertising. Also, we must compete with traditional advertising media, including television, radio, cable and print, for a share of our clients' total advertising budgets. Our current and potential clients may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. In addition, "filter" software programs are available that limit or prevent advertising from being delivered to an Internet user's computer. The widespread adoption of such software could significantly undermine the commercial viability of Internet advertising.

   We recently expanded our service offering to include email advertising and marketing services. The market for email advertising and marketing in general is vulnerable to the negative public perception associated with unsolicited email. Various states have enacted legislation and several bills have been introduced in Congress that limit or prohibit the use of unsolicited email. Government action, public perception or press reports related to solicited or unsolicited email could reduce the overall demand for email advertising and marketing in general and our email services in particular.

   If the Internet infrastructure is unable to effectively support the growth in demand placed on it, our business could suffer

   We depend entirely on Internet advertising services for revenue, and the increased use of the Internet is essential for our business to grow. Accordingly, our success will depend, in large part, on the maintenance of the Internet infrastructure. We cannot assure you that the Internet infrastructure will continue to effectively support the demands placed on it as the Internet continues to experience increased numbers of users, frequency of use and bandwidth requirements. Even if the necessary Internet infrastructure or technologies are developed, we may have to spend considerable resources to adapt our services accordingly. Furthermore, the Internet has experienced a variety of outages and other delays due to damage to portions of its infrastructure. Outages and delays could impair our ability to serve advertisements on Web sites and advertising networks. Outages and delays could also adversely affect our clients' Web sites and online operations and decrease the level of user traffic on Web sites where our clients advertise. Such occurrences could result in lost revenue.

Risks Related to This Offering

   The trading prices for the stock of Internet-related companies such as ours have been volatile

   The trading prices for the stock of Internet-related companies such as ours have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these particular companies. The market price for our common stock will vary significantly from the initial public offering price after this offering and may prove to be especially volatile. This volatility could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, including:

  .  quarterly variations in our operating results;

  . announcements by us or our competitors of new products or services, significant contracts, acquisitions or business relationships with other companies;

  . publicity about our company, our services, our competitors, or Internet advertising in general;

  .  additions or departures of key personnel;

  .  any future sales of our common stock or other securities; and

  . stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are Internet-related.

   In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention, which could seriously harm our business.

   Future sales of shares by existing shareholders could affect our stock price

   If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall, potentially resulting in substantial losses to investors. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of December 31, 1999, upon completion of this offering and upon the exercise of a warrant to purchase 677,710 shares of common stock immediately prior to the closing of this offering, we will have outstanding 55,672,992 shares of common stock, assuming no exercise of options after December 31, 1999 and the conversion of all shares of outstanding preferred stock into common stock. Holders of 47,962,890 shares are subject to agreements with the underwriters that restrict their ability to transfer their stock for 180 days from the date of this prospectus. Morgan Stanley & Co. Incorporated, on behalf of the underwriters, may waive the restrictions on transfer in these agreements during this period. When determining whether or not to release shareholders from these agreements, Morgan Stanley & Co. may consider, among other factors, market conditions at the time, the number of shares proposed to be released or for which the release is being requested and a shareholder's reasons for requesting the release. After these agreements expire, approximately 27,147,630 shares will be eligible for sale in the public market assuming no exercise of stock options after December 31, 1999.

   New shareholders will incur substantial dilution as a result of this offering

   The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in net tangible book value per share of the common stock from the initial public offering price in the amount of $7.94 per share, based upon an assumed initial offering price of $9.00 per share. In addition, we have issued options to acquire common stock at prices significantly below the assumed initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

   Because our directors and executive officers own a large percentage of our voting stock, your voting power may be limited

   Based on the number of shares outstanding as of December 31, 1999, after this offering, it is anticipated that our executive officers and directors will beneficially own or control, directly or indirectly, 28,605,230 shares of common stock, which in the aggregate will represent approximately 47.9% of the outstanding shares of common stock. As a result, if these persons act together, they will have the ability to exert significant control over matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any business combination. This may delay or prevent an acquisition or affect the market price of our stock.

   Our management has discretion as to the use of the net proceeds from this offering

   Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested to yield a favorable return.

   We have adopted antitakeover provisions that could make the sale of Avenue A more difficult

   Our articles of incorporation and bylaws contain provisions, such as undesignated preferred stock, which could make it more difficult for a third party to acquire us without the consent of our board of directors. In addition, our board of directors has approved amendments to our articles of incorporation and bylaws, which, subject to shareholder approval, will provide for a staggered board, removal of directors only for cause, two-thirds shareholder approval of some types of business transactions, advance notice of shareholder proposals and nominations and restrictions on the persons that may call special shareholder meetings. These provisions may delay or prevent a change of control of Avenue A even if this change of control would benefit our shareholders.

   This offering will benefit existing shareholders and option holders

   This offering will provide substantial benefits to our current shareholders and substantial potential benefits to our current holders of stock options. Consummation of this offering is expected to create a public market for the common stock held by our current shareholders and for common stock that may be acquired on exercise of stock options held by our current option holders. As of December 31, 1999, our shareholders had paid approximately $60.8 million, or an average of $1.22 per share, for an aggregate of 49,745,282 shares of stock and our option holders held, in the aggregate, options for 7,173,085 shares of common stock, with a weighted average exercise price of $1.95 per share. Based on an assumed initial public offering price of $9.00 per share, the value of the shares held by our shareholders as of December 31, 1999 would be approximately $447.4 million, and the unrealized gain to those shareholders resulting from this offering would be approximately $386.6 million. Based on an assumed initial public offering price of $9.00 per share, the value of the shares that may be acquired on exercise of options held by our option holders as of December 31, 1999 would be approximately $64.6 million, and the in-the-money value of these options resulting from this offering would be approximately $50.6 million.

   We recently sold stock at a substantially lower price and granted options at a substantially lower exercise price than the assumed initial public offering price

   We recently sold stock at a substantially lower price and granted options at a substantially lower exercise price than the assumed initial public offering price. Accordingly, investors may pay substantially more for shares of our common stock than the holders of these shares and stock options. In the fourth quarter of 1999, we sold an aggregate of 630,000 shares of common stock to shareholders for approximately $1.6 million, or approximately $2.60 per share. Based on an assumed initial public offering price of $9.00 per share, the value of these shares would be approximately $5.7 million and the unrealized gain to these shareholders resulting from this offering would be approximately $4.0 million. In this same period, we granted options for an aggregate of 2,716,050 shares of common stock, with a weighted average exercise price of $3.09 per share. Based on an assumed initial public offering price of $9.00 per share, the value of the shares that may be acquired on exercise of these options would be approximately $24.4 million, and the in-the-money value of these options resulting from this offering would be approximately $16.1 million.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

   We estimate that our net proceeds from this offering will be $42.1 million at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $48.7 million.

   The principal purposes of this offering are to obtain additional working capital, establish a public market for our common stock and facilitate our future access to public markets. We have no specific plan for the use of the net proceeds of this offering. We expect to use the net proceeds for general corporate purposes, including working capital to fund anticipated operating losses. We have not, however, designated specific amounts of the anticipated proceeds for any particular purpose. We may also use a portion of the net proceeds to expand our operations internationally, including expansion into select countries in Europe, or to acquire complementary businesses or technologies. While from time to time we evaluate potential acquisitions of businesses or technologies, we currently have no present understandings, commitments or agreements with respect to any such transactions. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into 24,624,147 shares of common stock effective upon the closing of this offering and the exercise of a warrant to purchase 677,710 shares of common stock at an exercise price of $.55 per share immediately prior to the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the sale of 5,250,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $9.00 per share, and our receipt of the estimated net proceeds after deducting estimated underwriting discounts and commissions and estimated offering expenses.

   You should read this table in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  as Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                     and per share data)
Shareholders' equity:
 Convertible preferred stock, $.01 par value
  per share; 37,500,000 shares authorized;
  16,416,098 shares issued and outstanding,
  actual; no shares issued and outstanding, pro
  forma and pro forma as adjusted.............. $    164  $    --     $    --
 Common stock, $.01 par value per share;
  200,000,000 shares authorized; 25,121,135
  shares issued and outstanding, actual;
  50,422,992 shares issued and outstanding, pro
  forma; 55,672,992 shares issued and
  outstanding, pro forma as adjusted...........      251       504         557
 Paid-in capital...............................   60,424    60,708     102,798
 Deferred stock compensation...................  (22,670)  (22,670)    (22,670)
 Subscriptions receivable......................     (965)     (965)       (965)
 Accumulated deficit...........................  (15,260)  (15,260)    (15,260)
                                                --------  --------    --------
    Total shareholders' equity................. $ 21,944  $ 22,317    $ 64,460
                                                --------  --------    --------
      Total capitalization..................... $ 21,944  $ 22,317    $ 64,460
                                                ========  ========    ========

   The information in the table above does not include:

  . 7,173,085 shares of common stock subject to outstanding options as of December 31, 1999, granted under our 1998 stock incentive compensation plan at a weighted average exercise price of $1.95 per share;

  . 2,610,793 shares of common stock reserved for future grants under our 1998 stock incentive compensation plan, which includes 1,650,000 shares reserved in January 2000 subject to shareholder approval, for future grants under that plan;

  . 1,312,500 shares of common stock subject to outstanding options as of December 31, 1999, granted outside of our stock incentive compensation plans at a weighted average exercise price of $1.63 per share; and

  . 5,250,000 shares of common stock reserved for issuance under our 1999 stock incentive compensation plan, which includes 3,750,000 shares of common stock reserved in January 2000 subject to shareholder approval, and 750,000 shares of common stock reserved for issuance under our 1999 employee stock purchase plan.

                                   DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was approximately $16.7 million, or $.34 per share of common stock, assuming the conversion of all outstanding shares of preferred stock into 24,624,147 shares of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the pro forma number of outstanding shares of common stock. After giving effect to the sale of the 5,250,000 shares of common stock offered by this prospectus, at an assumed initial public offering price of $9.00 per share, and the exercise of a warrant to purchase 677,710 shares of common stock at an exercise price of $.55 per share immediately prior to the closing of this offering, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 1999 would have been $59.2 million, or $1.06 per share. This represents an immediate increase in pro forma net tangible book value of $.72 per share to existing shareholders and an immediate dilution of $7.94 per share to investors purchasing shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering price per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................        $9.00
  Pro forma net tangible book value per share as of December 31,
   1999...........................................................  $ .34
  Increase per share attributable to new investors................    .72
                                                                    -----
Pro forma as adjusted net tangible book value per share after this
 offering.........................................................         1.06
                                                                          -----
Dilution per share to new investors...............................        $7.94
                                                                          =====

   The following table sets forth as of December 31, 1999, on the pro forma basis described above, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by the existing shareholders, by investors purchasing shares in this offering, based upon an assumed initial public offering price of $9.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses, and by a warrant holder exercising a warrant immediately prior to the closing of this offering:

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
   Existing shareholders...... 49,745,282  89.4%  $ 60,839,000  56.1%    $1.22
   New investors..............  5,250,000   9.4     47,250,000  43.6      9.00
   Warrant holder.............    677,710   1.2        372,741    .3       .55
                               ----------  ----   ------------  ----
     Total.................... 55,672,992   100%  $108,461,741   100%
                               ==========  ====   ============  ====

   As of December 31, 1999, we had outstanding options to purchase 7,173,085 shares of common stock under our 1998 stock incentive compensation plan at a weighted average exercise price of $1.95 per share, and options to purchase 1,312,500 shares of common stock which were granted outside of our stock incentive compensation plans at a weighted average exercise price of $1.63 per share. We have also reserved 2,610,793 shares of common stock for future grants under our 1998 stock incentive compensation plan, which includes 1,650,000 shares reserved in January 2000. In addition, we have reserved 5,250,000 shares of common stock for issuance under our 1999 stock incentive compensation plan and 750,000 shares of common stock reserved for issuance under our 1999 employee stock purchase plan. To the extent these options are exercised, and to the extent we issue new options or rights under our stock plans or issue additional shares of common stock in the future, new investors will experience further dilution.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The consolidated statements of operations data for the period from inception on July 1, 1997 to December 31, 1997 and for the years ended December 31, 1998, and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999, have been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. In the opinion of management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the indicated periods.

                              Period From
                               Inception         Year Ended December 31,
                           (July 1, 1997) to   ------------------------------------
                           December 31, 1997       1998               1999
                          --------------------------------------  -----------------
                          (in thousands, except share and per share data)
Consolidated Statements
 of Operations Data:
Revenue:
  Advertising services..        $        --    $             --   $          67,074
  Advertising service
   fees.................                  18                 599              2,621
                                ------------   -----------------  -----------------
    Total revenue.......                  18                 599             69,695
Expenses:
  Cost of advertising
   services.............                  20                 125             56,979
  Client services.......                  19                 382              4,860
  Technology and
   operations...........                 --                1,493              3,292
  Selling, general and
   administrative.......                 263               2,257             12,330
  Amortization of
   deferred stock
   compensation.........                 --                  --               4,681
                                ------------   -----------------  -----------------
    Total expenses......                 302               4,257             82,142
                                ------------   -----------------  -----------------
Loss from operations....                (284)             (3,658)           (12,447)
Interest income, net....                 --                   12                554
                                ------------   -----------------  -----------------
Net loss................        $       (284)  $          (3,646) $         (11,893)
                                ============   =================  =================
Basic and diluted net
 loss per share.........                       $            (.34) $            (.61)
Shares used in computing
 basic and diluted net
 loss per share.........                              10,860,682         19,428,034
Pro forma basic and
 diluted net loss per
 share(1)...............                       $            (.27) $            (.31)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share(1)...............                              13,387,488         38,466,488

Other Data:
Total billings(2).......        $         18   $           3,626  $          80,671

                                                          As of December 31,
                                                         ----------------------
                                                         1997    1998    1999
                                                         -----  ------  -------
                                                            (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents............................... $   3  $  847  $10,962
Working capital (deficit)...............................  (338)    (30)  11,932
Total assets............................................    75   3,441   62,091
Total liabilities.......................................   359   2,431   40,147
Total shareholders' equity (deficit)....................  (284)  1,010   21,944

--------
(1) See note 2 of notes to our consolidated financial statements for an explanation of the method used to calculate pro forma basic and diluted net loss per share.

(2) Total billings represents gross billings to customers for advertising services. Although total billings is not a recognized method of revenue recognition under generally accepted accounting principles, we believe that total billings is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus.

Overview

   Avenue A provides technology-based Internet advertising services to businesses. We integrate Internet media planning and buying, proprietary ad management technology, user profiling and data analysis systems to help advertisers increase the effectiveness and return on investment of their Internet advertising campaigns. We focus on serving the needs of buyers of Internet advertising, providing a service that harnesses the complexity, interactivity and dynamic nature of the Internet with the objective of delivering the most successful advertising campaigns for our clients.

   Revenue

   We generate revenue by providing Internet advertising services, which include the procurement of Internet advertising space for our clients. Due to a change in the way we structure our advertising contracts, we have changed from accounting for our revenue primarily as advertising service fee revenue to accounting for our revenue primarily as advertising services revenue. Advertising service fee revenue, which is generated under advertising service fee contracts, consists of commissions earned on services we provide to clients. Advertising services revenue, which is generated under advertising services contracts, consists of the gross value of our billings to clients and includes the price of the advertising space we purchase from Web sites to sell to clients. By contrast to advertising service fee contracts, under advertising services contracts we recognize the cost of the advertising we purchase for our clients as an expense and the payments we receive from our clients for this advertising as revenue. Consequently, our shift from advertising service fee contracts to advertising services contracts results in our recognizing greater revenue and greater expenses for the same level of client services and advertising.

   We began operations in July 1997 and were incorporated in February 1998. Through December 31, 1998, our primary source of revenue consisted of advertising service fees. To generate advertising service fee revenue, we purchase advertising space on behalf of our clients from Web sites that sell advertising space, also called publisher Web sites. We earn fees based on the dollar amount of advertising space we purchase. Under advertising service fee contracts, our clients are ultimately responsible for paying the publisher Web sites for the cost of the advertising space purchased. Cost of advertising service fee revenue consists only of the cost of delivering advertisements over the Internet.

   During the first quarter of 1999, we replaced a majority of our advertising service fee contracts with advertising services contracts. All of the clients we acquired during 1999 have entered into advertising services contracts, and substantially all of the contracts with clients acquired in 1997 and 1998 have been converted to advertising services contracts. To generate advertising services revenue, we purchase advertising space from publisher Web sites and sell the purchased space to our clients. Under client relationships based on advertising services contracts, we are ultimately responsible for paying publisher Web sites for the cost of advertising space we purchase from them. Revenue under both advertising service fee contracts and advertising services contracts is recognized over the period that the related advertising is delivered. Although the increase in our revenue in recent periods is a result of an increase in our number of clients and increased total spending by clients, revenue has increased disproportionately relative to prior periods as a result of the recognition of gross billings to our clients as revenue in connection with our use of advertising services contracts.

   We changed our contract structure from advertising service fee contracts to advertising services contracts to account for revenues and expenses relating to the purchase and sale of Web site advertising space on a basis consistent with industry practice in the Internet advertising industry. Although we currently derive some of our revenue from advertising service fee contracts, we expect that the majority of our future revenue will continue to be derived from advertising services contracts.

   To expand our presence in the Internet advertising industry and allow us to serve a broader client base, in September 1999 we acquired iballs LLC, an Internet media company, for a combination of cash and common stock totaling approximately $6.1 million. We are currently seeking to replace the advertising service fee contracts between iballs LLC and its clients with advertising services contracts.

  Expenses

   Cost of advertising services. Cost of advertising services consists of the cost of advertising space that we purchase from publisher Web sites, including inventory purchased by our AdClub, Inc. subsidiary, and the cost of delivering advertisements over the Internet. AdClub, a reseller of advertising space, sells advertising only to our clients and its operations are not material to us as a whole.

   Client services expenses. Client services expenses consist primarily of salaries and related expenses for client service personnel. These employees are organized into Client Service teams consisting of client strategists, media buyers, account coordinators and media engineers. Client services expenses also include the salaries and related expenses for personnel in our data analysis group.

   Technology and operations expenses. Technology and operations expenses consist of salaries and related costs for information technology and software development personnel. In addition, these expenses include the cost of housing our ad servers and other equipment at third-party co-location facilities.

   Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries and related expenses for executive, sales, finance, marketing, human resource and administrative personnel and other general corporate expenses, including amortization of goodwill and depreciation of property and equipment. In addition, these expenses include marketing costs such as trade shows and the costs of advertising our services in trade publications.

   Amortization of deferred stock compensation. Amortization of deferred stock compensation consists of expenses related to employee stock option grants with option exercise prices below the deemed fair value of our common stock as of the date of grant. The amount of deferred stock compensation resulting from these grants is being amortized on an accelerated basis over a four-year period.

  Net Losses

   We incurred net losses of $284,000 for the period from our inception on July 1, 1997 through December 31, 1997, $3.6 million for the year ended December 31, 1998 and $11.9 million for the year ended December 31, 1999, and had an accumulated deficit of $15.3 million as of December 31, 1999. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our net losses will increase from current levels, since we expect to incur additional costs and expenses related to brand development, marketing and other promotional activities, deferred compensation expenses, amortization of goodwill resulting from the acquisition of iballs LLC, the expansion of our operations, increasing investment in the systems that we use to process client orders and payments, and the expansion of our service offering.

   We believe that our operating results will continue to be subject to seasonal fluctuations because retail advertisers generally purchase substantially more advertising space during the fourth calendar quarter of each year than during other quarters, particularly the first calendar quarter. Due to this seasonal pattern, we expect our revenue in the first quarter of 2000 to be less than those in the fourth quarter of 1999.

Results of Operations

   Selected Quarterly Results of Operations

   Because we have a limited operating history, we believe that year-to-year comparisons are less meaningful than an analysis of our recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations for the eight quarters ended December 31, 1999. During the quarters ended March 31, 1998 and June 30, 1998 we devoted our resources primarily to developing our business model, which is reflected in the following discussion and analysis of our quarterly results of operations.

   The following tables present, in dollars and as a percentage of revenue, unaudited statements of operations data for the eight quarters ended December 31, 1999. This information reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. The results of any quarter are not necessarily indicative of results for any future period.

                                                              Three Months Ended
                         ---------------------------------------------------------------------------------------------------
                         March 31,   June 30,    September 30, December 31, March 31,  June 30,   September 30, December 31,
                           1998        1998          1998          1998       1999       1999         1999          1999
                         ---------   ---------   ------------- ------------ ---------  --------   ------------- ------------
                                                                (in thousands)
Consolidated Statements
 of Operations Data:
 Revenue:
  Advertising
   services............. $    --     $     --       $  --        $   --      $ 2,021   $11,369       $20,035      $33,649
  Advertising service
   fees.................       30            1         245           323         436       121           116        1,948
                         --------    ---------      ------       -------     -------   -------       -------      -------
    Total revenue.......       30            1         245           323       2,457    11,490        20,151       35,597
 Expenses:
  Cost of advertising
   services.............       27           35          31            32       1,766     9,498        16,743       28,972
  Client services.......       22           31          64           265         460       785         1,340        2,275
  Technology and
   operations...........      286          252         435           520         498       530           768        1,496
  Selling, general and
   administrative.......      215          402         572         1,068       1,187     2,064         3,184        5,895
  Amortization of
   deferred stock
   compensation.........      --           --          --            --          --          3           857        3,821
                         --------    ---------      ------       -------     -------   -------       -------      -------
    Total expenses......      550          720       1,102         1,885       3,911    12,880        22,892       42,459
                         --------    ---------      ------       -------     -------   -------       -------      -------
 Loss from operations...     (520)        (719)       (857)       (1,562)     (1,454)   (1,390)       (2,741)      (6,862)
 Interest income, net...      --            (4)         (6)           22          22       112           201          219
                         --------    ---------      ------       -------     -------   -------       -------      -------
 Net loss............... $   (520)   $    (723)     $ (863)      $(1,540)    $(1,432)  $(1,278)      $(2,540)     $(6,643)
                         ========    =========      ======       =======     =======   =======       =======      =======

                                                              Three Months Ended
                         ---------------------------------------------------------------------------------------------------
                         March 31,   June 30,    September 30, December 31, March 31,  June 30,   September 30, December 31,
                           1998        1998          1998          1998       1999       1999         1999          1999
                         ---------   ---------   ------------- ------------ ---------  --------   ------------- ------------
As a Percentage of
 Revenue:
 Revenue:
  Advertising
   services.............      -- %         -- %        --  %         --  %      82.3 %    98.9 %        99.4 %       94.5 %
  Advertising service
   fees.................    100.0        100.0       100.0         100.0        17.7       1.1            .6          5.5
                         --------    ---------      ------       -------     -------   -------       -------      -------
    Total revenue.......    100.0        100.0       100.0         100.0       100.0     100.0         100.0        100.0
 Expenses:
  Cost of advertising
   services.............     90.0      3,500.0        12.7           9.9        71.9      82.7          83.1         81.4
  Client services.......     73.3      3,100.0        26.1          82.0        18.7       6.8           6.6          6.4
  Technology and
   operations...........    953.3     25,200.0       177.6         161.0        20.3       4.6           3.8          4.2
  Selling, general and
   administrative.......    716.7     40,200.0       233.4         330.7        48.3      18.0          15.8         16.6
  Amortization of
   deferred stock
   compensation.........      --           --          --            --          --        --            4.3         10.7
                         --------    ---------      ------       -------     -------   -------       -------      -------
    Total expenses......  1,833.3     72,000.0       449.8         583.6       159.2     112.1         113.6        119.3
                         --------    ---------      ------       -------     -------   -------       -------      -------
 Loss from operations... (1,733.3)   (71,900.0)     (349.8)       (483.6)      (59.2)    (12.1)        (13.6)       (19.3)
 Interest income, net...      --        (400.0)       (2.4)          6.8          .9       1.0           1.0           .6
                         --------    ---------      ------       -------     -------   -------       -------      -------
 Net loss............... (1,733.3)%  (72,300.0)%    (352.2)%      (476.8)%     (58.3)%   (11.1)%       (12.6)%      (18.7)%
                         ========    =========      ======       =======     =======   =======       =======      =======

   Revenue. Revenue increased in each of the eight quarters ended December 31, 1999, with the exception of a decrease of $29,000 from the first quarter of 1998 to the second quarter of 1998. The increases were primarily due to the change from the use of advertising service fee contracts to the use of advertising services contracts and an increase in the number of our clients from two as of March 31, 1998, to four as of June 30, 1998, 12 as of September 30, 1998, 20 as of December 31, 1998, 27 as of March 31, 1999, 35 as of June
30, 1999, 47 as of September 30, 1999 and 70 as of December 31, 1999.

  Cost of advertising services. Cost of advertising services increased in each of the eight quarters ended December 31, 1999, with the exception of a decrease of $4,000 from the second quarter of 1998 to the third quarter of 1998. The increases were primarily due to increases in the volume of advertising space we purchased in each quarter. Cost of advertising services as a percentage of revenue also increased during this period. The increases were primarily due to the change from the use of advertising service fee contracts to the use of advertising services contracts. During the quarters ended September 30, 1998 and December 31, 1998, revenue consisted of commissions derived from our advertising service fee contracts with our clients during those periods. These commissions have no associated cost of revenue other than the cost of delivering advertisements over the Internet. Also, under the advertising service fee contracts we did not incur expenses for advertising space. During the quarter ended March 31, 1999, revenue consisted of both commissions derived from advertising service fee contracts and revenue derived from advertising services contracts. During the last three quarters of 1999, revenue consisted primarily of revenue derived from advertising services contracts. Cost of advertising services revenue as a percentage of revenue did not change materially during the last three quarters of 1999.

  Client services. Client services expenses increased in each of the eight quarters ended December 31, 1999. These increases were primarily due to the increase in the number of our Client Service teams during this period, which was in response to the increase in the number of our clients from two as of March 31, 1998 to 70 as of December 31, 1999. We anticipate continued increases in our client services expenses to accommodate growth in our client base.

  Technology and operations. Technology and operations expenses increased in each of the eight quarters ended December 31, 1999, with the exception of a decrease of $34,000 from the first quarter of 1998 to the second quarter of 1998, and a decrease of $22,000 from the fourth quarter of 1998 to the first quarter of 1999. The increases were primarily due to increases in the number of personnel in software development, production systems and information systems. Due to our increasing volume of advertisements served during this period, we have increased our capacity for ad serving, in part by adding computer equipment to the data centers maintained at our co-location facilities, resulting in increased rental charges. We anticipate continued increases in our technology and operations expenses in future periods as we add additional technology-based services to our service offering, supply additional productivity tools to our Client Service teams and accommodate additional clients.

  Selling, general and administrative. Selling, general and administrative expenses increased in each of the eight quarters ended December 31, 1999. These increases were primarily due to increases in the number of personnel in executive, sales, marketing, finance, accounting and administrative positions, and the amortization of goodwill resulting from the purchase of iballs LLC in September 1999. During this period, we added substantially to our management team, developed an in-house accounting function, created a marketing department and increased our recruiting efforts. We anticipate continued growth of our selling, general and administrative expenses as we expand our administrative and marketing staff, add new marketing programs, incur additional costs associated with becoming a public company and record amortization of goodwill in connection with the acquisition of iballs LLC.

  Amortization of deferred stock compensation. During the quarters ended September 30 and December 31, 1999, we recorded deferred stock compensation of $16.9 million and $10.5 million, respectively. We have recorded aggregate amortization of deferred stock compensation of $4.7 million through December 31, 1999. Deferred stock compensation is being amortized on an accelerated basis over the four-year vesting period of the applicable options. The remaining unamortized balance of $22.7 million will be fully amortized by the quarter ending December 31, 2003. We expect to incur additional deferred stock compensation and increased amortization of stock compensation in the first quarter of 2000.

  Interest income, net. Interest income, net consists of earnings on our cash and cash equivalents. Interest income, net increased during the last three quarters of 1999. These increases were primarily due to higher cash balances resulting from our Series B preferred stock financing, which was completed in February 1999, and our Series C preferred stock financing, which was completed in May 1999.

  Our quarterly and annual revenue, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. Because of these fluctuations, we believe that period-to-period comparisons are not a good indication of our future financial performance. We may not be able to sustain or increase our level of revenue or our rate of revenue growth on a quarterly or annual basis. Our quarterly or annual operating results may not meet the expectations of investors. If this happens, the price of our stock could decline. See "Risk Factors--Our quarterly operating results are subject to fluctuations that may cause our stock price to decline," "--Our operating results may fluctuate seasonally, and these fluctuations may cause our stock price to decline," "--We rely on a limited number of clients, and the loss of a major client or a reduction in a major client's Internet advertising budget could significantly reduce our revenue" and "--Our business model is unproven and evolving and may not succeed."

   Comparison of the Years Ended December 31, 1998 and 1999

  The following table presents, for the periods indicated, statement of operations data as a percentage of total revenue.

                                                                 Year Ended
                                                                December 31,
                                                                --------------
                                                                 1998    1999
                                                                ------   -----
  Revenue:
    Advertising services.......................................    --  %  96.2 %
    Advertising service fees...................................  100.0     3.8
                                                                ------   -----
      Total revenue............................................  100.0   100.0
  Expenses:
    Cost of advertising services...............................   20.9    81.8
    Client services............................................   63.8     7.0
    Technology and operations..................................  249.2     4.7
    Selling, general and administrative........................  376.8    17.7
    Amortization of deferred stock compensation................    --      6.7
                                                                ------   -----
      Total expenses...........................................  710.7   117.9
                                                                ------   -----
  Loss from operations......................................... (610.7)  (17.9)
  Interest income, net.........................................    2.0      .8
                                                                ------   -----
  Net loss..................................................... (608.7)% (17.1)%
                                                                ======   =====

  Revenue. Revenue increased from $599,000 for the year ended December 31, 1998 to $69.7 million for the year ended December 31, 1999. This increase was due to the change in the majority of our contracts from advertising service fee contracts to advertising services contracts and an increase in the number of our clients from two as of March 31, 1998 to 70 as of December 31, 1999.

  Cost of advertising services. Cost of advertising services increased from $125,000, or 20.9% of revenue, for the year ended December 31, 1998 to $57.0 million, or 81.8% of revenue, for the year ended December 31, 1999. This increase in cost of advertising services was primarily due to increases in the volume of advertising space we purchased during this period. The increase in cost of advertising services as a percentage of revenue was primarily due to the change from the use of advertising service fee contracts to the use of advertising services contracts.

  Client services. Client services expenses increased from $382,000, or 63.8% of revenue, for the year ended December 31, 1998 to $4.9 million, or 7.0% of revenue, for the year ended December 31, 1999. This increase was primarily due to the increase in the number of our Client Service teams, which was in response to the increase in the number of our clients from two as of March 31, 1998 to 70 as of December 31, 1999.

  Technology and operations. Technology and operations expenses increased from $1.5 million, or 249.2% of revenue, for the year ended December 31, 1998 to $3.3 million, or 4.7% of revenue, for the year ended December 31, 1999. This increase was primarily due to increases in the number of personnel in software development, production systems and information systems.

  Selling, general and administrative. Selling, general and administrative expenses increased from $2.3 million, or 376.8% of revenue, for the year ended December 31, 1998 to $12.3 million, or 17.7% of revenue, for the year ended December 31, 1999. This increase was primarily due to increases in the number of personnel in executive, sales, marketing, finance, accounting, human resources and administrative positions. The increase was also due to increases in the amount of sales commissions and increased marketing expenses.

  Amortization of deferred stock compensation. Amortization of deferred stock compensation began in the quarter ended June 30, 1999. We have recorded aggregate deferred stock compensation of $27.4 million and recorded aggregate amortization of deferred stock compensation of $4.7 million through December 31, 1999.

   Comparison of Years Ended December 31, 1997 and 1998

  We began operations in July 1997, but did not begin to generate significant revenue until after we were incorporated in February 1998. Our total expenses increased from $302,000 in 1997 to $4.3 million in 1998. The increase in expenses was primarily due to increases in client services expenses, technology and operations expenses, and selling, general and administrative expenses as our business grew during this period.

Provision for Income Taxes

  As of December 31, 1999, we had net operating loss carryforwards for federal income tax reporting purposes of approximately $9.8 million, and research and development tax credit carryforwards of approximately $100,000 which begin to expire in 2001 if not utilized. The Internal Revenue Code contains provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of specified events, including significant change in ownership interests. We had deferred tax assets, including our net operating loss carryforwards and tax credits, totaling approximately $5.2 million as of December 31, 1999. We have recorded a valuation allowance for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance. See note 5 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

  Since inception we have financed our operations primarily through the net proceeds from private sales of equity securities, which raised approximately $30.4 million through December 31, 1999.

  As of December 31, 1999, we had cash and cash equivalents of $11.0 million. We have a $1.0 million equipment term loan facility with Silicon Valley Bank of which $1.0 million was utilized as of December 31, 1999.

  Cash used in operating activities was $2.7 million for the year ended December 31, 1998 and cash provided by operating activities was $2.9 million for the year ended December 31, 1999.

  Cash used in investing activities was $1.1 million for the year ended December 31, 1998 and $19.0 million for the year ended December 31, 1999. Cash used in investing activities for the year December 31, 1999 was primarily related to purchases of marketable securities, the purchase of iballs LLC and purchases of computer equipment to expand our ad serving capacity and to equip employees hired during that period.

   Cash provided by financing activities was $4.7 million for the year ended December 31, 1998 and $26.3 million for the year ended December 31, 1999. The cash provided by financing activities during the year ended December 31, 1999 primarily related to the net proceeds from private sales of equity securities, which raised approximately $25.7 million through December 31, 1999.

   Accounts receivable has grown significantly during 1999 primarily due to growth in our revenue during the fourth quarter of 1999. Fourth quarter revenues accounted for approximately 51% of our total revenue for the year ended December 31, 1999. In addition, through October 1999, we utilized a billing process that frequently resulted in delayed payments and high levels of days sales outstanding. Under this process, we billed our clients during a campaign month based on estimated activity for that month. This process frequently resulted in the need to reconcile the billing to actual campaign activity before clients would remit payment. In November 1999, we began billing clients immediately after the end of the month using actual campaign activity, thereby greatly reducing these reconciliations. As a result, we anticipate that our days sales outstanding will decrease in future periods. Days sales outstanding have decreased from 82 days at September 30, 1999 to 68 days at December 31, 1999.

   On October 1, 1999 we entered into a lease for our headquarters facility in Seattle, Washington. This lease expires in October 2004 and contains one five-year renewal option. We expect this facility to be fully utilized during the second half of 2000 and we anticipate that we will require additional office space.

   As of December 31, 1999, we had no material commitments other than obligations under operating leases for office space and office equipment of $6.1 million, of which some commitments extend through 2004 and a $1.0 million note payable to a bank which requires monthly payments through 2002. The obligation is secured by the equipment purchased with the proceeds from the note. Commitments under our current facility lease are $5.4 million for the next five years. We are also committed at December 31, 1999 to pay rent of $372,000 under our former facility sublease which ends in June 2001. However, this commitment is offset by rental income of $357,000 from our sublease of this facility to another tenant. On February 4, 2000, we entered into an additional lease for our headquarters facility. This lease begins in December 2000 and expires in December 2010. Commitments under this lease are approximately $11.1 million over the ten-year term of the lease.

   Funding our operating losses will consume a material amount of our cash resources, including a portion of the net proceeds of this offering. We intend to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities. We believe that our existing cash and cash equivalents, and available bank borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next twelve months. Thereafter, we may require additional funds to support our working capital requirements, expand internationally, acquire complementary businesses and technologies, or for other purposes. Future capital requirements will depend on many factors, including increases in the number of employees and the need to expand our ad serving capacity. We may seek to raise additional funds in the future through public or private equity financing or from other sources. We may not, however, be able to obtain adequate or favorable financing. Any financing we obtain may dilute your ownership interest in us.

Year 2000 Compliance

   Many currently installed computer systems and software products and systems worldwide are coded to accept only two-digit entries to identify a year in the date code field. Consequently, after January 1, 2000, many of these systems could fail or malfunction because they are not able to distinguish between the year 1900 and the year 2000. These system failures or malfunctions could cause significant disruptions of operations, including disruptions of our Internet advertising services. As a company engaged in Internet advertising services, we rely on computer programs and systems in connection with our services as well as with our internal and external communication networks and systems and other business functions. Any failure to provide year 2000 compliant services to our clients could result in financial loss, damage to our reputation and legal liability.

   To date we have not experienced any problems relating to year 2000 issues. Our internally developed software was designed to be year 2000 compliant and, based on internal tests we have conducted, we believe that this software is year 2000 compliant, meaning that the use or occurrence of dates after January 1, 2000 will not materially affect its performance or its ability to correctly create, store, process and output data involving dates. Substantially all of our third-party software, computer equipment and internal telecommunications systems were purchased in the past twelve months. As a result, we believe that our third-party software, computer equipment and internal telecommunications systems are also generally year 2000 compliant. However, we cannot assure you that our internally developed software, and the software, computer equipment and internal telecommunications systems that we purchased from third parties, are year 2000 compliant.

   We have not, to date, incurred any costs relating to year 2000 issues separate from the expenditures for acquiring new third-party software, computer equipment and systems to address year 2000 issues. We do not anticipate incurring any material costs directly related to addressing year 2000 issues, and we have not deferred any of our ongoing development efforts to address year 2000 issues.

   We have not engaged any third parties to independently verify our year 2000 readiness, nor have we assessed potential costs associated with year 2000 risks or made any contingency plans to address these risks. Although we have received assurances from some of the suppliers of our third-party software, computer equipment and systems that their products are year 2000 compliant, to date we have generally relied on publicly available information regarding the year 2000 compliance of their products. We also generally do not have any contractual rights with these providers if their products fail to function due to year 2000 issues. If these failures do occur, we may incur unanticipated expenses to remedy any problems, including purchasing replacement software, computer equipment and systems. Any failures of our internally developed software or the third-party software, computer equipment and systems that we use could result in financial loss, damage to our reputation and legal liability.

   We rely on the continued operations of the Web-based computer systems of our clients and of the vendors whose Web sites or advertising networks host our clients' advertisements. The successful delivery of our services for our clients depends on the satisfactory functioning of our clients' and vendors' computer systems. If these systems fail because they are not year 2000 compliant, we may be unable to fully deliver the services that our clients have requested, which could harm our quarterly and annual operating results. We are not aware of any year 2000 problems experienced by our clients or vendors to date.

   We also rely on the satisfactory performance and reliability of the external communication and computer networks, systems and services integral to the Internet, such as telecommunications providers and Internet service providers. In particular, we rely on the satisfactory performance and reliability of the networks, systems and services of Exodus Communications and Verio, the Internet service providers that operate our co-location facilities. Because these external networks, systems and services are maintained or provided by third parties, the success of our efforts to address the year 2000 problem depends in part on parallel efforts being undertaken by these third parties. We have initiated communications with most of these third parties to determine the status of their year 2000 compliance efforts. We cannot, however, assure you that they have provided accurate or complete information, or that all of their networks, systems or services have achieved full year 2000 compliance.

   The most reasonably likely worst-case scenario for us resulting from the year 2000 problem is that disruptions of the external third-party networks, systems or services on which we depend would reduce or eliminate for a period of time our ability to provide our Internet advertising services to our clients. If these disruptions were frequent or long in duration, they could seriously harm our business. The compliance of third-party networks, systems and services, including telecommunications providers, Internet service providers and co-location facilities, is not within our control. Accordingly, a contingency plan for this worst-case scenario does not exist, and we do not believe we will be able to develop one.

Interest Rate Risk

   Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term, investment-grade debt securities issued by corporations. We place our investments with high-quality issuers and limit the amount of credit exposure to any one issuer. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure. We do not have any foreign currency or other derivative financial instruments.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirement to capitalize specific costs and amortization of such costs. We implemented SOP 98-1 and capitalized approximately $452,000 of internally developed software costs. Accumulated depreciation related to the capitalized costs was $75,000 as of December 31, 1999.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred. The implementation of SOP 98-5 did not have a material impact on our financial position or operating results.

   In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin Number 101, (SAB, No. 101), "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. We believe our revenue recognition practices are in conformity with the guidelines in SAB No. 101.

                                   BUSINESS

Overview

  Avenue A provides technology-based Internet advertising services to businesses. We integrate Internet media planning and buying, proprietary ad management technology, user profiling and data analysis systems to help advertisers increase the effectiveness and return on investment of their Internet advertising campaigns. Through this integrated approach we have developed an extensive knowledge base of Internet advertising strategies, targeting methods and media placements that perform effectively. We believe this knowledge base grows richer and more valuable with each additional campaign we execute and with each additional client we serve. We focus on serving the needs of buyers of Internet advertising, providing a service that harnesses the complexity, interactivity and dynamic nature of the Internet with the objective of delivering the most successful advertising campaigns for our clients. Our top four clients are Gateway, Microsoft, uBid and Uproar, based on revenues in the fourth quarter of 1999 and in fiscal year 1999.

   Our services for Internet advertisers include the following key elements:

  . Internet media planning and buying. We use our proprietary database and experience from past advertising campaigns to plan highly targeted advertising campaigns for our clients. We negotiate and purchase Internet advertising space for our clients using our status as a large purchaser of advertising and our historical pricing and performance data from past campaigns.

  . Campaign management. We use our proprietary software and systems in ad serving, user profiling, performance reporting and data collection and analysis to manage and increase the effectiveness of our clients' Internet advertising campaigns.

  . Data warehousing and analysis. Our technology enables us to collect, store and analyze extensive data from our previous and current Internet advertising campaigns that we use to plan and improve current and future advertising campaigns for all of our clients.

  Our subsidiary, iballs LLC, provides Internet media planning and buying services to its clients similar to those provided by Avenue A, and uses our ad serving, user profiling, performance reporting and data collection and analysis capabilities for some of its clients. We believe that our early entry advantage in the Internet advertising market, our media planning and buying expertise, our proprietary technology and our commitment to serving only advertisers will enable us to continue to strengthen our leadership position in Internet advertising.

Industry Background

   Emergence of the Internet as an Advertising Medium

  The Internet is expected to grow rapidly as a medium for advertising and commerce. Forrester Research, Inc. projects that online advertising expenditures in the United States will grow from $2.8 billion in 1999 to $22.0 billion in 2004. We believe this growth is driven by a number of factors, including the growing number of Internet users, the growth of e-commerce and advances in online advertising technology. According to International Data Corporation, the number of Web users worldwide is projected to grow from approximately 196 million in 1999 to over 500 million by the end of 2003, and consumer e-commerce spending in the United States is projected to increase from approximately $71 billion in 1999 to over $200 billion by the end of 2003.

  Historically, the leading Internet advertisers have included technology companies, Internet portals and e-commerce companies. However, many of the largest advertisers in traditional media, including mass marketers such as consumer products companies and automobile manufacturers, have begun advertising online. Expenditures for online advertising currently represent a small portion of all media spending, but these expenditures are expected to grow at a much higher rate than expenditures for traditional advertising. While traditional advertising spending is expected to increase by approximately 27% from 1999 through 2004, online advertising spending is expected to increase by over 690% during that period, based on data from Forrester Research, Inc.

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   Advantages of Internet Advertising

   Unlike traditional advertising, Internet advertising involves the delivery of messages which can be tailored for individual viewers, making the Internet a revolutionary vehicle for advertisers. Because Internet advertisements are generally delivered to individual viewers across a digital infrastructure, the Internet has several advantages as an advertising medium, including:

  Measurability. The Internet provides the ability to observe and record a wide range of online activities, including the delivery of advertisements to a browser, click-throughs on Internet advertisements, the completion of online purchases and the downloading of software files. As a result, sophisticated Internet advertisers can collect and measure data about a broad range of consumer behaviors associated with a particular advertisement. Using this data, advertisers can track, monitor and measure the effectiveness of their Internet advertising campaigns.

  Personalization and targeting capabilities. Because each Internet image or message is generally delivered to one user at a time, specific advertisements or emails can be tailored with the goal of addressing the interests and needs of the user to increase the likelihood that the advertisement or email will elicit the desired response from the user. Using the Internet, advertisers can target advertising campaigns to specific geographic regions, specific audiences, and individual consumers with specific demographic or behavioral profiles. Advertisers can also control the number of times a user's browser receives an advertisement and rotate sequentially the advertisements that are delivered to that user's browser. In addition, advertisers can build highly detailed user profiles for future advertising campaigns through the use of transaction information, registration procedures and anonymous matching techniques.

  Rapid feedback and response. The Internet enables much more rapid measurement of and response to the effectiveness of an advertising campaign than most traditional media. Information on consumer responses to campaigns can be provided promptly after they occur, allowing an advertiser to respond quickly to that feedback. For example, an online retailer can assess which advertisements result in greater numbers of click-throughs or sales, and respond by eliminating under-performing advertisements from the campaign. In addition, a traditional mass marketer that does not sell products online but maintains a Web site to build its brand can determine which online advertisements are resulting in the most visits to its Web site and eliminate under-performing advertisements.

  Compressed sales cycle. The Internet provides advertisers the opportunity to accelerate a consumer's progression from awareness of a product to need recognition to purchase. A consumer can often initiate an online purchase simply by clicking on an Internet advertisement, and can complete the purchase with very few intermediate steps. Advertisers therefore can conduct efficient advertising campaigns with rapid response rates.

  Efficient reach. As a medium with no geographic boundaries, the Internet enables advertisers to reach large audiences throughout the United States and internationally. Unlike traditional print, outdoor, television or radio broadcast advertising, which may require advance media purchases in hundreds of markets to reach an international audience, Internet advertisers can quickly reach individuals worldwide with a single Internet advertising campaign.

   Challenges of Internet Advertising

   Despite the capabilities of the Internet as an advertising medium, individual advertisers seeking to take advantage of the Internet's potential may face numerous challenges, including:

   Scale and complexity. The proliferation of Web sites and the dispersed nature of the Internet audience make it difficult for individual advertisers and ad agencies to target, measure, analyze and optimize Internet advertising campaigns. An advertiser seeking to conduct a campaign across a large number of Web sites or advertising networks must be able to identify appropriate Web sites, understand the technical capabilities of

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individual Web sites, determine available inventory of desired advertisement placements, choose the size and location of advertisements, negotiate placement pricing and prepare its systems to deliver advertisements and track results. To determine the overall effectiveness of its advertising, an advertiser managing campaigns across different Web sites and advertising networks must reconcile reports from these multiple parties, which are often based on different measurement methodologies and therefore are not easily consolidated or compared.

   Data analysis and technology requirements. The measurement and recording of a wide range of online advertising responses, such as click-throughs, purchases or software downloads, can generate large amounts of data. To evaluate and optimize their Internet advertising campaigns, advertisers must analyze this data, which requires access to sophisticated data aggregation, storage and mining technology and capabilities. Individual advertisers conducting their own campaigns may not have sufficient in-house data storage and analysis capabilities, and accordingly the data from their advertising campaigns may often be underutilized.

   Operating costs and requirements. Developing, building and operating an Internet advertisement management and delivery system to fully exploit the advantages of Internet advertising is costly and time-consuming. Managing and tracking numerous advertising campaigns that reach millions of Internet users on hundreds of Web sites requires complex networking and computing applications, as well as one or more large, complex data centers with back-up capabilities. These systems must be continuously maintained to ensure reliable performance 24 hours a day, seven days a week. For most advertisers and advertising agencies, the operating costs associated with these systems would constitute a substantial diversion of resources from their core businesses.

   Limited services for advertising buyers. The Internet advertising market is broadly segmented into two groups: advertisers seeking to conduct the most effective Internet advertising campaigns at the lowest possible price, and Web sites and advertising networks seeking to maximize the revenue generated by their advertising inventory. We believe that while selling power has been aggregated by large portal sites and advertising networks, there are relatively few buyers of Internet advertising that match the scale of these aggregated sellers. In addition, because the interests of large portals and advertising networks may conflict with those of advertisers, advertisers may be unwilling to share data with them in order to improve the effectiveness of their advertising campaigns. As a result, performance reports from portals and advertising networks are often limited to metrics that may have little value to purchasers of advertising, such as click-throughs, rather than metrics that are meaningful to the advertiser's business, such as sales generated, leads generated, page views and software downloads.

   Need for an Outsourced Internet Advertising Service

   The rapid growth and complexity of the Internet as an advertising medium have made the management and delivery of effective advertising extremely important to advertisers but expensive and difficult to implement. The technical, operational and resource challenges faced by an advertiser seeking to independently plan, deliver and optimize its own Internet advertising campaigns can divert the advertiser's resources and attention away from its core business. The costs of aggregating and analyzing the large volume of data necessary to plan, execute and dynamically refine an Internet advertising campaign can diminish the return on the advertiser's investment. In addition, individual advertisers may have little power to negotiate lower prices for their advertising or obtain meaningful data from Web sites on metrics that measure the effectiveness of their campaigns. We believe advertisers can benefit from an outsourced advertising service that integrates media planning expertise, media buying power, ad management technology, user profiling, and data collection and analysis systems, and that achieves economies of scale, to enable them to effectively and efficiently conduct Internet advertising campaigns. By using this outsourced service, advertisers can focus on their core businesses while realizing the potential benefits of Internet advertising.

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The Avenue A Advantage

   Avenue A integrates proprietary technology and media planning and buying to help advertisers realize the potential of Internet advertising, providing the following benefits:

   Comprehensive Internet advertising management services. We provide a full range of services to conduct and increase the effectiveness of Internet advertising campaigns, including media planning and buying, ad serving, ad management and data analysis. We have designed our services to enable advertisers to easily and cost-effectively conduct multiple advertising campaigns across a broad range of Web sites and advertising networks.

   Technology-enabled analysis, monitoring, tracking and optimization. We collect and analyze data about hundreds of publisher Web sites, numerous advertising campaigns and tens of millions of Web user profiles, so that our client strategists can structure targeted advertising campaigns to achieve our clients' desired business results. To improve campaign performance, we use our proprietary technology and data analysis capabilities to track, store and measure data on Web users' online responses to Internet advertisements promptly after they occur. Based on this data, we generate detailed performance reports which clients can view over the Internet at any time. Using these reports, we can refine and improve our clients' advertising campaigns while they are being conducted to increase their efficiency and effectiveness.

   Proprietary knowledge base. Because we have executed a substantial number of Internet advertising campaigns for our clients, we have captured a large quantity of data regarding the efficacy of online advertising campaigns and techniques. We believe that the more data we accumulate and analyze, the faster our rate of learning about Internet advertising grows. Our Client Service teams draw upon our dynamically updated databases to help improve the results of our clients' advertising campaigns. In particular, these teams use our proprietary knowledge base to more accurately predict and understand which techniques are the most effective, what pricing for placements is appropriate and which targeting efforts are best suited for a particular client's needs.

   Focus on Internet advertisers. Because we serve a large number of Internet advertisers, we are a large and frequent purchaser of Internet advertising space. We believe that our status as a large purchaser of Internet advertising, together with our extensive knowledge of historical pricing and performance information, enables us to negotiate efficient, cost-effective advertising purchases for Internet advertisers.

   Cost savings through economies of scale. Because we serve numerous Internet advertisers, we are able to spread the substantial costs of developing, building and operating Internet ad management and delivery systems and database technologies across a large base of clients. As a result, we are able to deliver cost-effective services to our clients.

Business Strategy

   Our objective is to be the leading provider of Internet and other digital media advertising services to advertisers. We plan to achieve this goal through the following key strategies:

   Aggressively acquire new clients and develop new markets. We intend to expand our client base by aggressively pursuing new clients that focus their advertising efforts on the Internet as well as clients that have historically relied on traditional media for advertising. Our sales force is dedicated to acquiring new clients by converting them from traditional advertising to Internet advertising, and by demonstrating to online advertisers the benefits of our Internet advertising services. In addition, although we currently provide a service tailored primarily to the needs of companies with significant online advertising budgets, we plan to expand our services to new markets. In particular, we plan to aggressively expand our Growth Markets Division, which tailors our services to clients with smaller online advertising budgets.

   Leverage our proprietary knowledge base. We seek to build upon and further leverage our extensive database and our data analysis expertise to attract additional clients and improve the quality of our services. We

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believe that by increasing the scale and diversity of our client base as well as the number and type of advertising campaigns we conduct, we will aggregate more statistically significant data and relevant analysis to improve our clients' campaigns. We aggregate non-personally identifiable data from our clients' campaigns on a client anonymous basis for use in conducting media planning for all of our clients' campaigns. By sharing our expertise with our clients, we believe we can provide greater value to Internet advertisers than they would be able to obtain by conducting advertising campaigns independently. We intend to use our proprietary knowledge base as a platform to enhance our current services as well as to develop new services for our clients.

  Provide superior client service through a comprehensive service offering. As part of our goal to provide our clients with superior Internet advertising and marketing services, we plan to continue to add services that expand our clients' abilities to advertise and market on the Internet. We recently launched our Strategic Partnership Program, in which we negotiate and manage exclusive or complex partnership arrangements between our clients and Web sites or advertising networks that generally have terms ranging from six months to a year. As of December 31, 1999, we had entered into 21 Strategic Partnership Program contracts. In addition, we recently initiated our Precision E-mail Service. We also intend to add services over time based on advances in online marketing technology to provide a comprehensive, fully integrated Internet advertising and marketing service for our clients.

  Continue to improve technology. We plan to continue to build, license and acquire technologies, including enhanced ad serving and media measurement technologies, that will enable us to plan and execute more effective Internet advertising and marketing campaigns for our clients. In addition, we intend to continue to increase our investment in data analysis technology and expertise in our efforts to realize the full potential of the data that these campaigns generate.

  Acquire complementary businesses and establish relationships with traditional advertising and media services providers. In September 1999, we acquired iballs LLC, an Internet media company located in New York City. We intend to continue to aggressively pursue opportunities to acquire complementary businesses to expand and enhance our capabilities and services and increase our number of clients. We also intend to seek to establish relationships with companies that provide traditional advertising and media services, which relationships may include joint marketing arrangements and preferred provider agreements. Through these relationships we intend to increase our sales penetration, gain access to their clients and become the preferred or exclusive provider of Internet advertising and marketing services for these companies.

  Exploit emerging digital media opportunities. We believe that in the future, advertisements may be delivered through a number of digital media in addition to the Internet, including interactive television, Internet-enabled home appliances, hand-held computers, cellular telephones, pagers and automobile personal computers. We plan to extend our technology and capabilities to be able to deliver targeted advertisements through those emerging digital media that we determine present the best business opportunities.

  Expand internationally. We plan to expand our presence internationally in order to capitalize on the global reach of the Internet. We believe there is a significant opportunity to provide our services to companies based outside of the United States. In addition, we intend to expand our service offering for our domestic clients to include advertising and marketing on Web sites operated in foreign markets.

The Avenue A Experience

  We have structured our service offering to provide a smooth, efficient, positive experience for our clients during the entire advertising campaign process. When a client enlists our services, the client first meets with a client strategist to discuss the client's campaign objectives. Using our publisher Web site and user profile databases, the strategist works with the client to determine target user groups and develop an online media strategy. Once the client and the strategist have agreed on a media strategy, our media buyers create a media plan by identifying appropriate placements for the client's advertisements on a variety of Web sites and advertising networks. The buyers negotiate placement rates and, upon authorization from the client, purchase the advertising space. Our media engineers and account coordinators work with the client to obtain the client's advertisements for delivery by our ad serving systems.

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  When the campaign begins, the Web sites and advertising networks on which our media buyers have purchased space automatically request advertisements from our ad servers. Before we serve an advertisement, our ad serving systems can search the Web user's computer for an Avenue A "cookie," an anonymous registration file placed by our systems on a computer the first time we serve an advertisement to that computer. If we find a cookie when we search the Web user's computer, our ad serving systems query our data warehouse, which might contain data regarding prior actions conducted on that Web user's computer that relate to our client, including responses to our client's previous advertising campaigns and actions taken by that user on our client's Web site. This query process generally takes less than one second. Using this information, our systems can serve a specific, targeted advertisement to the user based on our client's advertising objectives.

  As the campaign progresses, our systems can collect data regarding users' interactions with the advertisements served to them, e.g., banners served, click-throughs and Web sites visited, and, if the user clicks through and visits the Web site of the advertiser, the user's behavior on that Web site, e.g., what sections of the Web site the user visited, whether the user got to an order page and whether the user bought something. Using the data collected, our systems generate comprehensive, easy-to-read performance reports that permit both Avenue A and the client to track the progress of the campaign in light of the client's campaign objectives. The reports are available online to the client 24 hours a day, seven days a week, and are updated throughout the day to provide timely statistics on the performance of the campaign.

  The Client Service team reviews the performance reports with the client and, based on the reports, adjusts the campaign to improve its performance. For example, if the client's advertisements were initially served to 50 Web sites, but only 40 Web sites are generating favorable cost per customer acquisition rates, the Client Service team can take a number of actions to improve the campaign, including narrowing the scope of the campaign to focus on the 40 Web sites with favorable performance or negotiating lower rates for continuing advertisement placements on the other sites. Our ad serving systems enable the Client Service team to control the frequency with which each advertisement is displayed, program the sequence with which advertisements are viewed and target specific advertisements to specific browsers.

  Once the campaign is concluded, we provide performance reports to the client indicating the success of the campaign and recommendations for future campaigns. Because our systems have automatically stored data collected from the campaign, we can use this data in additional advertising campaigns for the client. Using cookie technology, we can anonymously profile Web users so that future advertisements delivered to those users' browsers in the client's future advertising campaigns can be customized based on their user profiles.

Avenue A's Services

   Core services. Our core services include media planning and buying, ad serving, campaign analysis, optimization and data collection and aggregation.

  . Media planning and buying. Our media planning and buying services are performed by Client Service teams, which evaluate the client's needs and objectives, outline a media strategy for the client, develop a media plan by identifying appropriate media placements, and execute this plan by negotiating the rates for these placements.

  . Ad serving. Our media engineers coordinate and monitor the ad serving process once an advertising campaign begins. Our ad servers receive billions of advertisement requests each month, and process a majority of these requests at sub-millisecond speed. Our ad serving systems allow us to adjust advertising campaigns quickly and efficiently because changes required to the advertisements are made on our ad serving systems rather than on each individual Web site where the advertisements appear.

  . Campaign analysis. Our proprietary ad serving systems enable us to evaluate advertising campaigns along any dimension important to the client, e.g., sales, leads, registrations, software downloads, etc. We provide this campaign data to our clients in comprehensive online performance reports generated by our system, which our client strategists review with the clients.

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  .  Optimization. Our Client Service teams can quickly adjust an advertising campaign in progress to improve its performance. If a Web site is generating unacceptably low response rates, we can remove that Web site from the campaign, reduce the number of impressions allocated to that site, or negotiate a lower rate for advertisement placements on that site. If a Web site is generating high responses, we can serve more advertisements to that Web site.

  . Data collection and aggregation. As we conduct advertising campaigns, we collect and store data on these campaigns in our data warehouse. We aggregate data with the data from all our advertising campaigns as we continue to expand our data warehouse and build our user profiles.

   Precision Targeting Program(TM). Our Precision Targeting Program enables us to target tailored advertisements to the browsers of users which have previously visited our clients' Web sites. The program is designed to strengthen the clients' relationship with the user, improve response rates and accelerate the sales cycle. This targeting is based on data acquired from prior interactions conducted through that computer on the client's Web site. For example, if the information in our data warehouse indicates that the computer of a particular Web user was previously used to purchase a backpack from our client, our ad serving systems can serve an advertisement to that user's computer recommending additional, complementary purchases, such as hiking boots, tents or fleece jackets.

   Strategic Partnership Program(TM). Through our Strategic Partnership Program, we manage exclusive or complex partnerships between our clients and Web sites or advertising networks, such as exclusive sponsorships of specific locations or features of a Web site, or advertising campaigns based on several complex measurement criteria or methods of advertising. These arrangements typically have terms ranging from six months to one year. Managers in the Strategic Partnership Program consult with clients to determine their objectives and to negotiate the terms of these longer-term, complex advertising relationships with appropriate Web sites and advertising networks. We then help manage the partnership by providing participants in the program with ongoing advertising campaign analysis and optimization services with respect to exclusive sponsorship links and complex advertising placement arrangements.

   Precision E-mail Service(TM). We recently launched our Precision E-mail Service through which we deliver targeted emails to specific customer segments based on their shopping and browsing behavior. We intend to integrate precision email campaigns with our online advertising campaigns to enhance the overall effectiveness of our clients' Internet advertising and marketing campaigns.

   Our subsidiary, iballs LLC, provides Internet media planning and buying services to its clients similar to those provided by Avenue A, and uses our ad serving, user profiling, performance reporting and data collection and analysis capabilities for some of its clients. In addition, iballs LLC's clients can participate in our Precision Targeting Program and Strategic Partnership Program and use our Precision E-mail Service.

Sales, Marketing and Client Service

   We acquire clients primarily through our field sales force, which works in sales offices in Seattle, New York City and Chicago. As we continue to launch additional services, including our Precision E-mail Service, we plan to augment the general sales force with sales specialists that focus on those particular services. We generate sales leads primarily through field sales, client referrals, our Web site and responses to our public relations and marketing efforts.

   In addition, we market our services through our Client Service teams as the services become appropriate for an individual advertiser's evolving needs. For example, if a client has achieved its initial goal of acquiring customers through our advertising services, the client might begin using our Precision Targeting Program to retain these customers or use our Precision E-mail Service to expand into email marketing.

   We use a variety of marketing methods to build awareness of Avenue A and our service offerings within our target market and to establish credibility and leadership in the marketplace. These methods include marketing

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materials, advertising, press coverage and other public relations efforts, direct marketing, trade shows, seminars and conferences, relationships with recognized industry analysts, and the Avenue A Web site.

   Avenue A's client service organization provides all of our primary services to our clients. As of December 31, 1999, we had 138 employees in our Client Service teams. Our team-focused approach is designed to encourage an entrepreneurial spirit and greater accountability to clients' needs.

   We have implemented an intensive training program and have built information systems that are designed to enable employees to draw from our existing knowledge base. This knowledge base includes both the historical performance of a given client's campaigns and an aggregated knowledge base of results from all advertising campaigns. The training program and information systems are intended to enable new employees to quickly achieve a high performance level by utilizing institutional knowledge and experience.

Our Clients

   The number of our active clients has grown from two as of March 31, 1998 to 70 as of December 31, 1999. In 1999, Gateway, Microsoft and uBid each accounted for over 10% of our total revenue. Our top 15 currently active clients, based on revenue in the fourth quarter of 1999 and the fiscal year 1999, are:

              .  Bolt.com, Inc.          .  MTV Networks


              .  The Brodia Group        .  Onvia.com, Inc.

              .  Creative Computers,     .  ProFlowers.com, Inc.
                 Inc.
                                         .  Snowball.com, Inc.
              .  eBags Inc.
                                         .  Ticketmaster Online-City Search,
              .  Expedia, Inc.              Inc.


              .  Family Wonder, Inc.     .  uBid, Inc.

              .  Gateway, Inc.           .  Uproar Ltd.

              .  Microsoft Corporation

   We provide each of these clients with a number of services, including media planning and buying, ad serving and campaign analysis. We have historically sought clients that are large, sophisticated Internet advertisers spending at least $1 million annually on Internet advertising. We plan to aggressively expand our Growth Markets Division to provide a service offering designed for advertisers with smaller Internet advertising budgets.

Technology

   Our proprietary technology, which consists of software applications, Web-based applications, systems and databases, delivers advertisements, tracks users' responses, aggregates data and provides standardized reporting and data processing support to the Client Service teams, to the Data Analytics group and to our clients. Our systems and applications consist of several independently scalable components: data warehousing, technological applications for media planning, campaign management and trafficking, and ad serving. In building these systems and applications, we have developed a significant amount of proprietary software and techniques, and have also leveraged leading industry-standard software and hardware.

   Data warehousing. Our data warehouse is the foundation of our campaign management, ad serving, targeting, data collection, data analysis and performance reporting systems. These systems feed into or utilize the warehouse for a significant portion of their overall system functionality. We have developed a number of proprietary technologies for managing and compressing data that allow us to keep billions of pieces of historical campaign information online and immediately available to our other systems. We also utilize industry-standard database technology to aggregate and store information.

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   Media planning. Our client strategists and media buyers use media planning tools, such as historical cost databases and campaign management software programs, to keep track of Web sites and select sites and placements during initial media planning activities. After an advertising campaign is underway, these tools support ongoing planning and optimization activities.

   Campaign management and trafficking. Each month our media buyers make thousands of advertisement purchases on behalf of our clients and initiate hundreds of advertising campaigns, which are defined as advertising on one Web site for one month on behalf of one client. We typically conduct anywhere from 10 to 25 advertising campaigns for a particular client at any given time. We use our campaign management and trafficking tools to manage the information from these campaigns and to assist in or automate the process of communicating with our clients and with the Web sites on which we serve advertisements.

   Ad serving. Our ad serving systems are multi-tiered applications that were built for reliability and scalability. The systems receive billions of advertisement requests each month and process a majority of these requests at sub-millisecond speed. Each response to an advertisement request is based on several factors, which may include the advertising viewing history of a user's browser. We use standard cookie technology to anonymously track Internet users' activity on our clients' Web sites, and on each Web site on which the users' computers receive advertisements served by our systems. The modular design of our ad serving systems allows us to grow capacity incrementally by adding a single server at a time, or scale substantially by adding several servers at a time.

   Our ad serving systems are designed to operate 24 hours a day, 7 days a week. These systems are located in two data centers in Seattle: an Exodus Communications co-location site and a Verio co-location site. The two data centers give us redundant capabilities in the event of a hardware failure or loss of connectivity at one data center. In addition, we use Akamai Technologies, Inc. in conjunction with our ad serving systems for redirecting and caching banners to users' browsers in order to reduce load time and latency.

Competition

   The market for Internet advertising is relatively new, yet intensely competitive. We compete most directly with Internet media buyers that integrate ad serving technology and Internet media buying, such as AppNet Inc., through its i33 Communications division, and MediaPlex, Inc. We also compete with:

  . interactive advertising agencies, such as Modem Media . Poppe Tyson Inc., Ogilvy & Mather Worldwide through its OgilvyOne division, and Saatchi & Saatchi Advertising, through its Darwin Digital Media Services division;

  . enabling online advertising technology providers, such as At Home Corporation, through its MatchLogic, Inc. subsidiary, CMGI, Inc., through its AdForce, Inc., AdKnowledge, Inc. and Engage Technologies, Inc. subsidiaries, and DoubleClick Inc.;

  . advertising networks, such as DoubleClick Inc., CMGI, Inc., through its Flycast Communications Corporation subsidiary, L90, Inc. and 24/7 Media, Inc.;

  . targeted email service providers, such as At Home Corporation, through its MatchLogic, Inc. subsidiary, ClickAction Inc., Digital Impact, Inc. DoubleClick Inc. and E-Dialog, Inc.; and

  . traditional advertising agencies that perform Internet advertising and marketing as part of their services to clients, such as Ogilvy & Mather Worldwide and Saatchi & Saatchi Advertising.

   In addition, we compete with other traditional advertising agencies that use traditional advertising media, and in general we compete with television, radio, cable and print media for a share of advertisers' budgets.

   We believe that the principal competitive factors affecting our market are ad serving technology and functionality, data analysis capabilities, client service and price. Although we believe we currently compete

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adequately with respect to these factors, our continued ability to compete depends on a number of circumstances, such as:

  . our capability to plan advertising campaigns and serve advertisements across a broad range of Web sites;

  . our ability to respond to rapid technological change and provide feature enhancements and expanded service offerings;

  . the quality and reliability of our operations and client service and support organizations; and

  .  the effectiveness of our sales and marketing efforts.

   Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we have. Also, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. In addition, several of our competitors, including AdForce, Inc., AdKnowledge, Inc. and Flycast Communications Corporation, have combined or are in the process of combining with larger companies with greater resources than ours. These competitors may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees and clients than we do. They could also adopt more aggressive pricing policies and may even provide services similar to ours at no additional cost by bundling them with their other product and service offerings. They may also develop services that are equal or superior to our services or that achieve greater market acceptance than our services. In addition, our competitors may develop databases that are larger than or otherwise superior to our databases. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully, and competitive pressures may harm our business.

Intellectual Property

   To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, and confidentiality agreements with many of our employees and consultants. Despite these protections, third parties might obtain and use our technologies without authorization or develop similar technologies independently. The steps we have taken may not prevent misappropriation of our intellectual property, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

   We have applied for registration of the following service marks: "AVENUE A," "AVENUE A MEDIA," "AD CLUB NETWORK," "AXIS," "IBALLS," "PRECISION E-MAIL," "PRECISION TARGETING," the Avenue A logo and the iballs LLC logo. We cannot assure you that any of our service mark applications will be approved. Even if these applications are approved, any service marks may be successfully challenged by others or invalidated. We are aware of third parties that use the name "Avenue A" or similar names, one of which is a Canadian advertising agency. We are also aware of a registration in France of the name "Avenue A" for use in advertising services. There may be other third parties using names similar to ours of whom we are unaware. If our service mark applications are not approved or if our service marks are invalidated because of prior third-party registrations, our use of these marks could be restricted unless we entered into arrangements with these third parties, which might not be available on commercially reasonable terms, if at all.

   We recently filed eight provisional patent applications in the United States for aspects of our technologies, processes and methods, but we have not been issued any patents to date. We cannot assure you that our provisional patent applications, or any future patent applications, will be granted, that any future patent of ours will not be challenged, invalidated or circumvented, or that the rights granted under any future patent of ours will provide competitive advantages to us. If a blocking patent has issued or issues in the future to a third party, and we are not able to distinguish our technologies, processes or methods from those covered under the patent, we may need to either obtain a license or develop noninfringing technologies, processes or methods with respect to that patent. We may not be able to obtain a license on commercially reasonable terms, if at all, or design around the patent, which could impair our ability to provide our services. We also cannot assure you that any proprietary rights with respect to our technologies will be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

   Other persons may claim that our technologies, processes or methods infringe their patents. Any such claims may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and prevent us from providing some of our services, including our core ad serving services, which would substantially harm our business.

   A U.S. patent was issued to DoubleClick in September 1999 relating to a method of delivery, targeting and measuring of advertising over networks. This patent may cover some of the technologies, processes or methods we use in our ad serving systems. DoubleClick recently brought suit against L90, one of its competitors, claiming that L90's methods and networks for delivery, targeting and measuring advertising over the Internet infringe this patent. DoubleClick also recently filed a suit against Sabela Media, another of its competitors, relating to infringement of this same patent. We have purchased advertising space from DoubleClick in the past and expect to do so in the future. We are currently evaluating the patent as it pertains to our technologies. We cannot assure you that we will be able to distinguish our technologies, processes or methods from those covered under the DoubleClick patent or that the DoubleClick patent would be invalidated if challenged.

   In addition, DoubleClick and MatchLogic, a subsidiary of At Home Corporation, have each filed U.S. patent applications and related applications under the Patent Cooperation Treaty that appear to cover technologies relating to ad serving. In addition, 24/7 Media has announced that it has received a notice of allowance for a U.S. patent application on its ad delivery technology that 24/7 Media asserts relates to enabling technology currently in use by a number of ad serving systems. If patents are issued pursuant to these applications, we cannot assure you that we will be able to distinguish our technologies, processes or methods from those covered under these patents or that the patents would be invalidated if challenged.

   Any claims that might be brought against us relating to intellectual property infringement, including claims of infringement of the DoubleClick patent and other patents that may be issued to DoubleClick, MatchLogic or 24/7 Media, may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and limit our ability to use the intellectual property subject to these claims. Even if we were to prevail, such litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit, we may be prevented from providing some of our services, including our core ad serving services, unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all.

   Our technology enables us to collect and use data derived from user activity on the Internet. Although we believe that we generally have the right to use this information and to compile it in our databases, we cannot assure you that any trade secret, copyright or other protection will be available for this information. In addition, our clients and other parties may claim rights to this information.

Employees

   As of December 31, 1999, we had 232 employees, including 138 in client services and support, 53 in engineering and technology, 15 in sales and marketing, and 26 in general and administrative. In addition, as of December 31, 1999, our iballs LLC subsidiary had 27 employees. We believe that we have good relationships with our employees. We have never had a significant work stoppage, and none of our employees is represented under a collective bargaining agreement or by a union. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly skilled personnel and upon the continued service of our senior management. Competition for qualified personnel in our industry is intense, and we cannot assure you that we will succeed in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.

Facilities

   Our principal executive, administrative, engineering, marketing and sales facility currently occupies approximately 33,000 square feet of office space in Seattle and will increase to approximately 44,000 square feet in March 2000. The lease for this facility expires in November 2006, with an option to renew for an additional four-year term and a further option to renew for an additional five-year term. We expect this facility will be adequate to meet our requirements through the second quarter of 2000, but anticipate that we will need additional space thereafter as more personnel are hired. Additionally, we have recently signed a lease for approximately 30,000 square feet of office space in Seattle. The lease for this facility begins in December 2000 and expires in December 2010. We also lease other sales and services office space in offices in New York City and Chicago. In addition, our iballs LLC subsidiary leases approximately 6,400 square feet of office space in New York City under a lease that expires in August 2001 with an option to renew for an additional one-year term. We use network facilities to house our ad servers and other systems at two locations in Seattle under agreements with Exodus Communications and Verio. Our agreement with Exodus Communications expires in January 2000 with automatic renewal for one-year terms. Our agreement with Verio is on a month-to-month basis.

Legal Proceedings

   From time to time, we may become involved in litigation relating to claims arising in the ordinary course of our business. We believe that there are no claims or actions pending or threatened against us that, if adversely determined, would have a material adverse effect on us.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth information with respect to our executive officers and directors, and an executive officer of our subsidiary, iballs LLC, as of February 7, 2000:

          Name           Age                              Position
          ----           ---                              --------
Brian P. McAndrews......  41       President, Chief Executive Officer and Director
Nicolas J. Hanauer(1)...  40       Chairman of the Board
Bruce Allenbaugh........  43       Vice President, Marketing
Anna R. Collins.........  35       Vice President, Media
Michael T. Galgon.......  32       Chief Strategy Officer
Scott E. Howe...........  31       Vice President and General Manager, Client Services
Clark M. Kokich.........  48       Senior Vice President, Diversified Services
Scott E. Lipsky.........  35       Chief Technology Officer and Vice President, Engineering
Robert M. Littauer......  51       Chief Financial Officer, Vice President, Finance & Administration,
                                   Secretary and Treasurer
Jamison F. Marra........  34       Vice President, Information Technology
Jeffrey J. Miller.......  52       Vice President, Corporate Development and Legal Affairs
J. Drake Pruitt.........  39       Vice President, Sales
Neve R. Savage..........  55       President, Avenue A International Division
Sumit T. Sen............  32       Chief Analytics Officer
Thomas M. Sperry........  48       Vice President and General Manager, Client Services
James A. Warner.........  46       President, iballs LLC
Jason Green(2)..........  32       Director
Fredric W.
 Harman(1)(2)...........  39       Director
Gregory B.
 Maffei(1)(2)...........  39       Director

--------
(1)  Member of the compensation committee.

(2)  Member of the audit committee.

   Brian P. McAndrews has served as our Chief Executive Officer and a director since September 1999, and as our President since January 2000. From July 1990 to September 1999, Mr. McAndrews worked for ABC, Inc., holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network; most recently he served as Executive Vice President and General Manager of ABC Sports. From 1984 to 1989, Mr. McAndrews served as a product manager for General Mills, Inc., a leading consumer products manufacturer. He holds an M.B.A. degree from Stanford University and a B.A. degree from Harvard University.

   Nicolas J. Hanauer, a cofounder of Avenue A, has served as our Chairman of the Board since June 1998 and as a director since Avenue A was incorporated. He also served as our Chief Executive Officer from June 1998 to September 1999. Since January 1990, Mr. Hanauer has been the Executive Vice President, Sales and Marketing of Pacific Coast Feather Company, a pillow and bedding manufacturing company. Mr. Hanauer holds a B.A. degree from the University of Washington. In addition to serving as a director of Avenue A, Mr. Hanauer currently serves as a director of Gear.com, Inc., Museum Quality Discount Framing, Inc. and Pacific Coast Feather Company.

   Bruce Allenbaugh has served as our Vice President, Marketing since October 1999. From December 1994 to October 1999, Mr. Allenbaugh served as Vice President, Marketing Services for NEXTLINK Communications, Inc., a telecommunications company. From August 1985 to October 1994, he served in various capacities for The Pepsi Cola Company, most recently as Director, New Products. Mr. Allenbaugh holds an M.B.A. degree from Northwestern University and a B.A. degree from the University of Washington.

   Anna R. Collins has served as our Vice President, Media since August 1999. From July 1996 to July 1999, Ms. Collins worked at CVS/Pharmacy, Inc., a healthcare and pharmacy company, serving as a manager of

New Business Development and most recently as Director of New Business Development. From July 1995 to June 1996, Ms. Collins served as Director of Business Development & Eastern Operations for Vivra Orthopaedics, Inc., an orthopedics practice management company. In 1994, she served as a consultant with APM Incorporated, a healthcare management consulting firm. Ms. Collins holds an M.B.A. degree from the Harvard Business School and a B.A. degree from Harvard University.

   Michael T. Galgon, a cofounder of Avenue A, has served as our Chief Strategy Officer since January 2000. From October 1999 to January 2000, he served as our Senior Vice President, Marketing and Business Development. From October 1998 to October 1999, he served as our President, and from October 1997 to October 1998, he served as our General Manager. From October 1995 to October 1997, Mr. Galgon attended the Harvard Business School. From October 1994 to October 1995, he served as a full-time volunteer with Volunteers In Service To America. From 1990 to 1994, Mr. Galgon served as an officer in the U.S. Navy. Mr. Galgon holds an M.B.A. degree from the Harvard Business School and a B.A. degree from Duke University.

   Scott E. Howe has served as our Vice President and General Manager, Client Services since October 1999. From September 1994 to September 1999, Mr. Howe worked at Boston Consulting Group, a strategy consulting firm, serving as a consultant from September 1994 to September 1996, Case Leader from September 1996 to February 1998 and most recently as Manager from March 1998 to September 1999. Mr. Howe holds an M.B.A. degree from the Harvard Business School and an A.B. from Princeton University.

   Clark M. Kokich has served as our Senior Vice President, Diversified Services since January 2000 and served as Vice President, General Manager, Growth Markets Division from July 1999 to January 2000. From April 1996 to October 1998, Mr. Kokich served as President and Chief Executive Officer of Calla Bay, Inc., an apparel retailer. From January 1992 to April 1996, he served as the Director, Sales & Marketing for AT&T Wireless Services. Mr. Kokich holds a B.S. degree from the University of Oregon.

   Scott E. Lipsky, a cofounder of Avenue A, has served as our Chief Technology Officer and Vice President, Engineering since October 1997. From March 1996 to September 1997, Mr. Lipsky served as Vice President of Business Expansion for Amazon.com, Inc., an online retailer. From February 1994 to March 1996, Mr. Lipsky served as Chief Information Officer for Barnes & Noble, Inc., a national bookstore chain, and Chief Technology Officer for Barnes & Noble College Bookstores, Inc., a national college bookstore chain. From September 1991 to January 1994, Mr. Lipsky served as President and Chief Executive Officer for Omni Information Group, Inc., a software company providing solutions for retail chains. From September 1987 to September 1991, Mr. Lipsky served as Vice President of MIS and Chief Technology Officer for Babbages's, Inc., a retail company.

   Robert M. Littauer has served as our Chief Financial Officer and Vice President, Finance and Administration since August 1998, and as our Secretary and Treasurer since January 1999. From October 1996 to June 1998, Mr. Littauer served as Chief Financial Officer and Vice President of Finance and Administration for Ostex International Inc., a medical diagnostics company. From June 1987 to September 1996, Mr. Littauer served in various capacities at NeoRx Corporation, a biotechnology company, including Senior Vice President, Chief Financial Officer and Treasurer. From June 1982 to May 1987, Mr. Littauer was Vice President, Finance and Treasurer of Concept, Inc., a surgical products manufacturer. He holds M.B.A. and B.S. degrees from Cornell University and is a Certified Public Accountant.

   Jamison F. Marra has served as our Vice President, Information Technology since November 1999. From February 1999 to November 1999, Mr. Marra served as the Director, Information Technology, for Amazon.com, Inc. From June 1997 to January 1999, he served as Director, Information Technology, for Laplink.com, Inc., a provider of electronic file transfer solutions. From November 1991 to May 1997, he served as Director, Information Technology, for Microsoft Corporation.

   Jeffrey J. Miller, Ph.D., has served as our Vice President, Corporate Development and Legal Affairs since July 1999. From November 1997 to June 1999, Dr. Miller served as the President and Chief Executive Officer of Reprogen, Inc., a functional genomics company. From October 1996 to October 1997, he served as Senior Vice President of Corporate Development for Ostex International Inc. From April 1987 to September 1996,

Dr. Miller served in various capacities at NeoRx Corporation, including Senior Vice President, Business Development and Legal Affairs, Secretary and General Counsel. From 1985 to April 1987, he was a partner in the Seattle law firm of Seed and Berry. Dr. Miller holds a Ph.D. degree in biology from the University of California at Santa Cruz, a J.D. degree from Loyola University of Los Angeles and a B.A. degree from the University of California at Los Angeles.

   J. Drake Pruitt has served as our Vice President, Sales since January 2000. From February 1996 to April 1999, Mr. Pruitt held the position of General Manager in the Pacific Northwest region for Nextel Communications, a wireless telecommunications provider. Prior to that, Mr. Pruitt was a Senior Sales Manager at Nextel from January 1995 to March 1996 and a Sales Manager for Nextel from March 1994 to December 1994. From April 1991 to February 1994, Mr. Pruitt served as Corporate Account Representative for Digital Systems International, Inc., a telecommunications software company. Mr. Pruitt holds a B.A. degree from The University of Pennsylvania.

   Neve R. Savage has served as our President, Avenue A International Division since January 2000. From November 1998 to January 2000, Mr. Savage served as our Vice President, Client Results. From August 1994 to September 1998, Mr. Savage served as Vice President, Marketing of AT&T Wireless Services. From October 1988 to July 1994, Mr. Savage served as the Executive Group Director of Ogilvy & Mather, an advertising company. Mr. Savage holds M.A. and B.A. degrees from Oxford University.

   Sumit T. Sen has served as our Chief Analytics Officer since September 1999. From December 1998 to August 1999, Mr. Sen was a Principal of Proforma Consulting, a marketing and risk management consulting firm. From December 1997 to November 1998, Mr. Sen served as the Executive Vice President, Risk Management for The Money Store Inc., a consumer finance company. From October 1994 to October 1997, Mr. Sen served in various capacities at Household International Inc., a consumer loan and credit card company, including Director, Risk Management and Director, Scoring and Analysis. Mr. Sen holds a B.S. degree from Johns Hopkins University.

   Thomas M. Sperry has served as our Vice President and General Manager, Client Services since October 1999. From January 1999 to October 1999, Mr. Sperry served as Managing Partner of Bozell Worldwide, Inc., a marketing communications agency. From April 1994 to December 1998, Mr. Sperry was a co-owner and president of CF2GS Inc., a marketing communications agency which was acquired by Bozell Worldwide, Inc. in January 1999. Mr. Sperry holds M.A. and B.A. degrees from the University of San Francisco.

   James A. Warner has served as the President of iballs LLC since January 2000. From September 1998 through December 1999, Mr. Warner served as President of Third Floor Enterprises, a consulting firm which provided services to online and traditional media companies. From February 1998 to September 1998, Mr. Warner served as President of the Magazine Division of Primedia, Inc., a diversified media company. From February 1995 to September 1997, he served as President of the CBS Television Network, a division of CBS, Inc., a broadcasting and communications company. Mr. Warner holds an M.B.A. degree from the Harvard Business School and a B.A. degree from Yale University. He currently serves as a director of LiveWave.com, Inc.

   Jason Green has served as one of our directors since May 1999. Since September 1997, Mr. Green has served as a general partner of U.S. Venture Partners, a venture capital firm. From September 1995 to August 1997, Mr. Green was an Ewing Marion Kauffman Fellow with Venrock Associates, a venture capital firm. From June 1994 to August 1995, Mr. Green served as a Research Fellow at the Harvard Business School. Mr. Green has served as a vice president of Muzertechnika, an Eastern European computer and telecommunications company, and as a consultant with Bain & Company, a strategy consulting firm. Mr. Green holds an M.B.A. degree from the Harvard Business School and a B.A. degree from Dartmouth College. He currently serves as a director of NightFire Software Inc., PerksatWork.com Inc. and PrintNation.com.

   Fredric W. Harman has served as one of our directors since May 1999. Since 1992, Mr. Harman has managed several venture capital funds affiliated with Oak Investment Partners, a venture capital firm. From 1991 to 1994, he served as a general partner of Morgan Stanley Venture Capital. Mr. Harman holds an M.B.A. degree from the Harvard Business School and B.S. and M.S. degrees from Stanford University. Mr. Harman currently serves as a director of ILOG, S.A., InterNAP Network Services Corporation, Inktomi Corporation, Primus Knowledge Solutions, Inc., Quintus Corporation and several privately held companies.

   Gregory B. Maffei has served as one of our directors since September 1999. Since December 1999, Mr. Maffei has served as the Chief Executive Officer of Worldwide Fiber Inc., a manufacturer of fiber optic communications equipment. From April 1997 to December 1999, Mr. Maffei served as the Chief Financial Officer of Microsoft Corporation. From 1993 to 1997, Mr. Maffei served in various capacities at Microsoft, including Director of Business Development & Investment; Vice President, Corporate Development; and Treasurer. Mr. Maffei holds an M.B.A. degree from the Harvard Business School and an A.B. degree from Dartmouth College. He currently serves as a director of Expedia, Inc., Starbucks Corporation, Skytel Communications, Inc., CNET Business Services and Ragen MacKenzie Group Incorporated.

   Unless he earlier dies, resigns or is removed, each director serves for a term expiring at the next annual meeting of shareholders, provided that each director shall serve until his successor is elected and qualified. Effective at the first annual meeting of shareholders following this offering, our amended and restated articles of incorporation will provide for the division of our board of directors into three classes, with each class serving a three year term, and one class being elected each year by our shareholders. At the first election of our directors to the classified board, each class 1 director will be elected to serve until the next following annual meeting of shareholders, each class 2 director will be elected to serve until the second following annual meeting of shareholders and each class 3 director will be elected to serve until the third following annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the board would be initially classified, the successors to directors whose terms are expiring will be elected to serve until the third annual meeting of shareholders following their election.

Board Committees

   The board of directors has a compensation committee and an audit committee.

   Compensation committee. The compensation committee's duties include establishing, reviewing and making recommendations to the board regarding compensation of our officers, considering compensation plans for our employees, and carrying out other duties under our stock incentive compensation and other plans approved by us as may be assigned to the committee by the board. The current members of the compensation committee are Nicolas J. Hanauer, Fredric W. Harman and Gregory B. Maffei. The current members of the compensation committee do not meet the definition of "non-employee" directors for purposes of SEC Rule 16(b)(3). Until the compensation committee is composed of "non-employee" directors, the full board of directors will continue to approve stock option grants for our officers in order to qualify the option grants for an exemption from short-swing trading rules.

   Audit committee. The audit committee recommends the selection and retention of our independent auditors, reviews the scope and results of audits and submits appropriate recommendations regarding audits, reviews our internal controls and reviews procedures to ensure compliance with applicable financial reporting requirements. The current members of the audit committee are Jason Green, Fredric W. Harman and Gregory B. Maffei.

Compensation Committee Interlocks and Insider Participation

   During the year ended December 31, 1998, Mr. Hanauer, our former chief executive officer, served on the compensation committee of our board of directors, as did Eric Moen and Roy Clothier, Jr., both former directors of Avenue A. The compensation committee currently consists of Nicolas J. Hanauer, Fredric W. Harman and Gregory B. Maffei. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or board of directors.

Director Compensation

   We reimburse our nonemployee directors for reasonable expenses they incur in attending meetings of the board of directors and its committees. In 1998 and 1999, Mr. Hanauer devoted part of his time to Pacific Coast

Feather Company and part of his time to Avenue A. Under an arrangement with Pacific Coast Feather Company, we reimbursed Pacific Coast Feather Company for $85,230 of salary paid by that company to Mr. Hanauer in 1999, which reimbursement represented compensation for Mr. Hanauer's services as an officer and director of Avenue A in 1999. Except for this transaction, our directors have not and do not receive salaries for their services.

   In August 1999, Mr. Maffei was granted an option to purchase 75,000 shares of our common stock under our 1998 stock incentive compensation plan at an exercise price of $1.27 per share. In August 1999, we authorized the sale to Mr. Maffei of 75,000 shares of our common stock at $1.27 per share under this plan and in October 1999, we authorized the sale to him of an additional 75,000 shares of our common stock at $2.67 per share under this plan. Both of these sales were consummated in October 1999.

   In November 1999, our board of directors adopted our stock option grant program for nonemployee directors. The program will be administered under our 1999 stock incentive compensation plan, subject to shareholder approval of that plan. Under this program, each nonemployee director will automatically receive a nonqualified stock option to purchase 50,000 shares of common stock upon initial election or appointment to the board following this offering. One-third of this option will vest on each of the first, second and third anniversaries of the grant date. Thereafter, beginning with the annual meeting of shareholders in 2000, each nonemployee director who continues to serve on the board will receive an additional option to purchase 15,000 shares of common stock upon reelection or reappointment to the board, which will fully vest on the first anniversary of the grant date. The exercise price for all options granted under the program will be the fair market value of the common stock on the grant date. Options will have a ten-year term, except that options will expire three months after a nonemployee director ceases service as a director, unless cessation is due to death, in which case the options will expire one year after date of death.

Executive Compensation

   The following table sets forth information concerning the compensation received for services rendered to us in all capacities by named executive officers for purposes of the summary compensation table, specifically, our current chief executive officer, our former chief executive officer, our next four most highly compensated executive officers who earned compensation in excess of $100,000 during the fiscal year ended December 31, 1999, and one former executive officer who earned compensation in excess of $100,000 during the fiscal year ended December 31, 1999. The table also sets forth information concerning compensation received by our former chief executive officer and an executive officer who earned compensation in excess of $100,000 during the year ended December 31, 1998.

                          Summary Compensation Table

                                                      Long-Term
                                                     Compensation
                                                        Awards
                                                     ------------
                                         Annual
                                      Compensation    Securities
                                     ---------------  Underlying   All Other
Name and Principal Position     Year  Salary  Bonus    Options    Compensation
---------------------------     ---- -------- ------ ------------ ------------
Brian P. McAndrews(1).......... 1999 $ 88,804 $   --  1,845,000     $20,179
 Chief Executive Officer
Nicolas J. Hanauer(2).......... 1999   85,230     --         --          --
 Former Chief Executive Officer 1998       --     --         --          --
Michael T. Galgon.............. 1999  144,350     --    150,000          --
 Chief Strategy Officer
Robert M. Littauer............. 1999  199,850     --    112,500          --
 Chief Financial Officer, Vice
  President of Finance and
  Administration, Secretary and
  Treasurer
Scott E. Lipsky................ 1999  147,475     --    150,000          --
 Chief Technology Officer and   1998
  Vice President,                     121,599     --  1,084,500          --
  Engineering
Neve R. Savage................. 1999  180,720     --         --          --
 President, Avenue A
  International Division
R. Michael Leo(3).............. 1999  169,412 70,299    375,000       1,497
 Vice President, Sales and
  Marketing

--------
(1) Based on an annualized salary of $300,000. Mr. McAndrews joined Avenue A on September 13, 1999. All other compensation represents relocation expenses.

(2) Under an arrangement with Pacific Coast Feather Company, we reimbursed Pacific Coast Feather Company for $85,230 of salary paid by that company to Mr. Hanauer in 1999, which reimbursement represented compensation for Mr. Hanauer's services as an officer and director of Avenue A in 1999. The amount shown represents the amount of this reimbursement paid by us to Pacific Coast Feather Company.

(3) Mr. Leo's employment with us ended on October 9, 1999. Bonus represents sales commissions paid to Mr. Leo. All other compensation represents relocation expenses.

Option Grants in Last Fiscal Year

   The following table sets forth information regarding stock options we granted to the named executive officers shown in the summary compensation table during the fiscal year ended December 31, 1999.

                                        Individual Grants                  Potential Realizable
                         ------------------------------------------------    Value at Assumed
                         Number of                                         Annual Rates of Stock
                         Securities Percent of Total                      Price Appreciation for
                         Underlying Options Granted  Exercise                 Option Term(2)
                          Options   to Employees in    Price   Expiration -----------------------
Name                      Granted    Fiscal Year(1)  Per Share    Date        5%          10%
----                     ---------- ---------------- --------- ---------- ----------- -----------
Brian P. McAndrews(3)... 1,845,000        18.2%        $1.27   09/15/2009 $ 1,469,727 $ 3,724,576
Nicolas J. Hanauer......       --          --            --           --          --          --
Michael T. Galgon(4)....   150,000         1.5          2.67   10/29/2009     251,558     637,497
Robert M. Littauer(4)...   112,500         1.1          2.67   09/30/2009     188,668     478,123
Scott E. Lipsky(4)......   150,000         1.5          2.67   10/29/2009     251,558     637,497
Neve R. Savage..........       --          --            --           --          --           --
R. Michael Leo(5).......   375,000         3.7          2.67   01/08/2001      63,125     127,500

--------
 *   Less than 1%.

(1) Based on a total of 10,141,889 options granted to employees during fiscal 1999.

(2) The dollar amounts under these columns result from calculations at the 5% and 10% rates required by the SEC regulations and are not intended to forecast possible future appreciation, if any, of the common stock price. The information in this table assumes that all options are exercised at the end of each of their terms. Each option has a ten-year term, except for the option granted to Mr. Leo, which has a fifteen-month term. Actual gains, if any, on stock option exercises depend on factors such as the future performance of the common stock and overall stock market conditions. The amounts shown in this table may not be achieved.

(3) These options are fully exercisable and the shares purchasable upon exercise of such options are subject to repurchase by Avenue A at the original exercise price paid per share if Mr. McAndrews terminates his employment or attempts to transfer the shares before the shares have vested. In this context, "vested" means that the shares subject to, or issued on exercise of, options are no longer subject to repurchase by Avenue A. Shares subject to, or issued upon exercise of, options will vest at the rate of 20% after one year from his date of hire and 6.66% at the end of each quarter after one year after his date of hire until fully vested four years after the hire date.

(4) These options are fully exercisable and the shares purchasable upon exercise of such options are subject to repurchase by Avenue A at the original exercise price paid per share if the optionee terminates employment or attempts to transfer the shares before the shares have vested. In this context, "vested" means that the shares subject to, or issued on exercise of, options are no longer subject to repurchase by Avenue A. Shares subject to, or issued upon exercise of, options vest at the rate of 20% after one year from the date of the option grant and 6.66% at the end of each quarter after one year after the grant date until fully vested four years after the grant date.

(5) Mr. Leo's option fully vests and becomes exercisable on October 9, 2000. The option expires on January 9, 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth for the named executive officers shown in the summary compensation table information regarding the aggregate dollar value realized upon exercise of stock options in the last fiscal year and the number and value of securities underlying unexercised stock options held at December 31, 1999 based on an assumed initial offering price of $9.00 per share. The shares purchasable upon exercise of the options may be subject to repurchase by Avenue A at the original exercise price paid per share if the optionee terminates employment or attempts to transfer the shares before those shares have vested.

                                                                 Number of Securities             Value of Unexercised
                                                                Underlying Unexercised           In-the-Money Options at
                                                              Options at Fiscal Year-End           Fiscal Year-End (1)
                            Shares Acquired                   --------------------------------  -------------------------
Name                          on Exercise   Value Realized(1) Exercisable       Unexercisable   Exercisable Unexercisable
----                        --------------- ----------------- ----------------  --------------  ----------- -------------
Brian P. McAndrews(2)(3)..      533,683        $4,125,370             1,311,316      --         $10,136,473     $ --
Nicholas J. Hanauer.......          --                --                    --              --          --        --
Michael T. Galgon(2)(4)...      750,000         6,699,750               304,500             --    2,290,199       --
Robert M. Littauer(2)(5)..      201,562         1,714,638                98,437             --      623,107       --
Scott E. Lipsky(2)(6).....      739,500         6,589,974               495,000             --    4,013,025       --
Neve R. Savage............      120,000         1,040,000                   --              --          --        --
R. Michael Leo(7).........      529,500         4,690,074               375,000             --    2,373,750       --

--------
(1) Based on an assumed initial offering price of $9.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

(2) These options are fully exercisable and the shares purchasable upon exercise of such options are subject to repurchase by Avenue A at the original exercise price paid per share if the optionee terminates his employment or attempts to transfer the shares before the shares have vested. In this context, "vested" means that the shares subject to, or issued on exercise of, options are no longer subject to repurchase by Avenue A.

(3) Shares subject to, or issued upon exercise of, options will vest at the rate of 20% after one year from the date of hire and 6.66% at the end of each quarter beginning one year after the date of hire until fully vested four years after the date of hire.

(4) Of Mr. Galgon's options granted prior to January 1, 1999 that have not yet vested, 10% will vest on April 1, 2000 and 5.0% will vest each quarter thereafter through October 1, 2001, after which date the option will be fully vested.

(5) Shares subject to, or issued upon exercise of, options vest at the rate of 20% after one year from the date of the option grant and 6.66% at the end of each quarter beginning one year after the grant date until fully vested four years after the grant date.

(6) Of Mr. Lipsky's options granted prior to January 1, 1999 that have not yet vested, 8.3% will vest on April 1, 2000 and 4.2% will vest each quarter thereafter through October 1, 2001, after which date the option will be fully vested.

(7) Mr. Leo's option fully vests and becomes exercisable on October 9, 2000. The option expires on January 9, 2001.

Employment Agreements and Change of Control Arrangements

   Employment Agreements

   Brian P. McAndrews' employment agreement provides for an initial annual salary of $300,000. The agreement confirms we have granted Mr. McAndrews an option, which vests over a four-year period, to purchase 1,845,000 shares of our common stock. The agreement also provides that, upon the completion of this offering, Mr. McAndrews will be granted an option, subject to a four-year vesting period with vesting credit from his hire date, to purchase 264,000 shares of common stock at an exercise price equal to the initial public offering price per share. Each of the options is exercisable prior to vesting for unvested shares, which would be subject to a right of repurchase in favor of us which would lapse according to the vesting schedule applicable to the option. Mr. McAndrews' employment may be terminated by him or us upon thirty days' notice. Pursuant to the agreement, if Mr. McAndrews terminates his employment for "good reason," or he is terminated by us other than for "cause," Mr. McAndrews' salary will continue at its then-present rate for 12 months. If Mr. McAndrews is terminated without cause, then the vesting schedule of his unvested stock options and unvested shares will be accelerated by 12 months. If he terminates his employment for good reason, then 100% of his unvested options and shares will immediately vest. The agreement also provides that, if he terminates his employment other than for good reason or is terminated for cause, his salary will continue for three months. Under the agreement, "good reason" includes the occurrence after a change of control, as defined in the agreement, of a demotion or reduction of status or responsibilities, a reduction in salary, relocation in some circumstances, or our failure to have the successor company in a change of control assume our obligations under the employment agreement. Under the agreement, "cause" includes willful misconduct, dishonesty in the performance of his duties or other knowing violation of corporate policies which has a material adverse effect on us, actions or omissions in bad faith that materially impair the corporate business, goodwill or reputation, conviction of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or acts that could reasonably be expected to result in this kind of conviction, use of illegal substances, or material violations of his Confidentiality, Inventions Assignment, Noncompetition and Nonsolicitation Agreement with us.

   Brian P. McAndrews' employment agreement states that, upon a change in control of Avenue A, fifty percent of his unvested stock options and unvested shares of common stock will immediately vest. Under the agreement, if his employment with a successor company is terminated without cause within one year after a change of control of us, his salary will continue at its then present rate for 12 months and his unvested stock options and unvested shares will immediately fully vest.

   Sumit T. Sen's employment agreement provides for an initial annual salary of $175,000. The agreement confirms that we have granted Mr. Sen an option, to vest over a four-year period, to purchase 450,000 shares of our common stock. The option is immediately exercisable for unvested shares, which are subject to a right of repurchase in favor of us which lapses in accordance with the vesting schedule applicable to the option. Mr. Sen's employment may be terminated by him or us upon thirty-days' notice. Pursuant to his employment agreement, if he is terminated other than for "cause," or if he terminates his employment for "good reason," then Mr. Sen's salary will continue at its then-present rate for 6 months, plus an additional 3 months base salary for each full calendar year in which he has been employed by us, up to a total possible amount of 12 months annual base salary. In addition, he will be entitled to receive severance payments in the amount of his monthly salary for each month in which he remains unemployed after termination up to a maximum of 12 months. In addition, if Mr. Sen is terminated other than for cause or if he terminates his employment for good reason, then the vesting of his unvested stock options and unvested shares will be accelerated by 12 months. The definitions of "good reason" and "cause" under Mr. Sen's agreement are similar to those in Mr. McAndrews' employment agreement. Under Mr. Sen's agreement, upon a change of control of Avenue A, as defined in the agreement, the vesting schedule of his unvested stock options and unvested shares will be accelerated by 12 months.

   Severance Agreement

   On October 8, 1999, we entered into a severance agreement and release with
R. Michael Leo, our former Vice President, Sales and Marketing. Pursuant to that agreement, Mr. Leo will receive a severance payment of $200,000, payable in monthly installments over a 12-month period from the date of the agreement. Pursuant to the agreement, we granted Mr. Leo an option to purchase 375,000 shares of our common stock, which vests one year after date of grant, subject to Mr. Leo's compliance with the Confidentiality, Inventions Assignment, Noncompetition and Nonsolicitation Agreement between him and us. In addition, we provided Mr. Leo with a loan of $75,000, which was applied to the exercise of previously granted options. Under the agreement, each party agreed to release the other from any claims arising from Mr. Leo's employment or termination.

Employee Benefit Plans

   1999 Stock Incentive Compensation Plan

   In 1999, our board of directors and shareholders approved our 1999 stock incentive compensation plan. In January 2000, our board increased the shares available for issuance under the 1999 plan subject to shareholder approval. The purpose of the plan is to enhance long-term shareholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in the service of Avenue A and its related corporations and to acquire and maintain ownership in our company. The plan permits awards of stock options, shares of common stock or units denominated in common stock, all of which may be subject to restrictions. Persons eligible to receive awards under the plan are our officers, directors, employees, consultants, advisors, agents and independent contractors and related corporations, but only employees may receive incentive stock options under the plan.

   The number of shares authorized for issuance under the plan is 5,250,000 shares of common stock, plus an automatic annual increase, to be added on the first day of our fiscal year beginning in 2001, equal to the least of (1) 5,250,000 shares, (2) 8.0% of the adjusted average common shares outstanding as used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year and (3) a lesser amount as may be determined by the board. In addition, shares formerly available for issuance under our 1998 stock incentive compensation plan will become available for issuance under the 1999 plan, as will shares subject to options granted under the 1998 stock incentive compensation plan that expire or are otherwise cancelled without being exercised, up to an aggregate maximum of 13,068,568 shares. The board or a committee appointed by the board will be the plan administrator for the plan. The plan administrator selects the individuals to receive awards under the plan. The board also may authorize one or more senior executive officers to grant awards under the plan, within limits set by the board. Unless the plan administrator permits otherwise, no awards may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution, and, during the holder's lifetime, awards generally may be exercised only by the holder. The board may suspend or terminate the plan at any time. Unless the board terminates the plan sooner, the plan will end on November 16, 2009.

   Stock option grants. The plan administrator has the authority to specify the terms and conditions of each option granted, including the vesting schedule, the term and the exercise price, which, for incentive stock options, must be at least equal to the fair market value of the common stock on the grant date and, for nonqualified stock options, must not be less than 85% of the fair market value of the common stock on the grant date. For purposes of the plan, fair market value means the closing sales price as reported on the Nasdaq National Market on the date of grant. Unless the plan administrator provides otherwise, options granted under the plan will generally expire ten years from the grant date.

   Stock awards. The plan administrator is authorized to award shares of common stock or awards denominated in units of common stock. These stock awards may be subject to terms and conditions determined by the plan administrator, including conditions on how the shares subject to restrictions must be held while restricted and the circumstances under which a holder will forfeit the shares if services with us are terminated. Holders of restricted stock are shareholders of Avenue A and have, subject to some restrictions, all the rights of shareholders with respect to their shares.

   Adjustments. The plan administrator will make proportional adjustments to the number of shares issuable under the plan and to outstanding awards in the event of stock splits or other similar capital adjustments.

   Corporate transactions. Unless individual letter agreements provide otherwise, if a corporate transaction specified in the 1999 stock incentive compensation plan, such as a merger or sale of Avenue A, occurs, each outstanding option under the plan will be assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation; provided, however, that if a successor corporation refuses to assume, continue or replace outstanding options, each outstanding option will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction.

Any option held by some executive officers that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the officer's employment or services are terminated by the successor corporation without cause or by the officer voluntarily and with good reason within two years after the corporate transaction. Acceleration of option vesting will not occur if the acceleration would prevent pooling of interests accounting treatment in a transaction for which it is available.

   Stock Option Grant Program for Nonemployee Directors

   In November 1999, our board of directors adopted our stock option grant program for nonemployee directors. This program will be administered under our 1999 plan.

   Under the program, each nonemployee director will automatically receive a nonqualified stock option to purchase 50,000 shares of common stock upon his or her initial election or appointment to the board following this offering. One-third of this option will vest on each of the first, second and third anniversaries of the grant date. After that, beginning with the annual meeting of shareholders in 2000, each nonemployee director who continues to serve on the board will receive an additional option to purchase 15,000 shares of common stock upon reelection or reappointment to the board, which will fully vest on the first anniversary of the grant date. The exercise price for all options granted under the program will be the fair market value of the common stock on the grant date. Options will have a ten-year term, except that options will expire three months after a nonemployee director ceases service as a director, unless cessation is due to death, in which case the options will expire one year after the date of death.

   Unless individual letter agreements provide otherwise, if specified corporate transactions, such as a merger or sale of Avenue A, occur, each outstanding option granted to a director under the program will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction. Acceleration of option vesting will not occur if the corporate transaction is a related-party transaction specified in the plan or if the acceleration would prevent pooling of interests accounting treatment in a transaction for which it is available.

   1999 Employee Stock Purchase Plan

   In 1999, our board of directors and shareholders adopted our 1999 employee stock purchase plan. We will implement our employee stock purchase plan upon the effectiveness of this offering to assist employees in acquiring a stock ownership interest in Avenue A and to encourage employees to remain in our employ or the employ of our domestic subsidiaries. We intend for the plan to qualify under Section 423 of the Internal Revenue Code. The plan will be administered by our board, a committee of the board or an executive officer appointed to administer the plan.

   The board of directors has reserved a total of 750,000 shares of common stock under the plan plus an automatic annual increase, to be added on the first day of our fiscal year beginning in 2001, equal to the least of
(1) 1,125,000 shares, (2) 2% of the adjusted average common shares outstanding as used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year and (3) a lesser amount as may be determined by the board. The plan will expire ten years after it is adopted by our board of directors, but the board may suspend or terminate the plan at any time.

   Eligibility. Employees generally will be eligible to participate in the employee stock purchase plan if they are customarily employed by Avenue A for 20 hours or more per week and are not holders of 5% or more of our common stock or our subsidiaries' common stock. The plan administrator may require for future offerings that an employee work a minimum of up to five months per year and have been an employee for some minimum period of time not to exceed two years. Options granted under the plan are not transferable and are only exercisable during the employee's lifetime.

   Payroll deductions. Our employee stock purchase plan permits our eligible employees and those of our domestic subsidiaries to purchase common stock through payroll deductions of up to 20% of their compensation. Under the plan, no employee may purchase common stock with a fair market value of more than $25,000 in any calendar year or purchase more than 7,500 shares of common stock in any single purchase period.

   Offering and purchase periods. We will implement the employee stock purchase plan with one-year offering periods. Each offering period will have two consecutive six-month purchase periods. The first offering period will commence on the effectiveness of this offering and will end on January 31, 2001. Thereafter offerings will begin on each February 1 and August 1. The first purchase period under the first offering period will begin on the effectiveness of this offering and end on July 31, 2000. Subsequent purchase periods will begin on each February 1 and August 1 and end on the next July 31 and January 31, respectively. Subject to some limitations, the plan administrator may establish different offering and purchase periods in the future.

   The price of the common stock purchased under the plan will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of the applicable purchase period. However, the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on the last day of the applicable purchase period. For purposes of the plan, fair market value means the closing sales price as reported on the Nasdaq National Market on the applicable day.

   Adjustments. The plan administrator will make proportional adjustments to the number of shares issuable under the plan and to outstanding options in the event of stock splits or other similar capital adjustments.

   Corporate transactions. In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding option to purchase shares under the stock purchase plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of Avenue A's proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed event.

   1998 Stock Incentive Compensation Plan

   In 1998, our board of directors and shareholders approved our 1998 stock incentive compensation plan. The plan permits awards of stock options, shares of common stock or units denominated in common stock, all of which may be subject to restrictions. The 1998 plan authorizes the issuance of up to 13,875,000 shares. In January 2000, our board approved the increase of shares authorized under the plan to 15,525,000, which is subject to shareholder approval. As of December 31, 1999, options to purchase 7,173,085 shares were outstanding under the plan with exercise prices ranging from $.07 to $4.33 per share, and options for 5,657,856 shares had been exercised. In addition, as of December 31, 1999, 83,266 shares had been issued as stock awards under the plan. We will not grant any further options or stock awards under the plan after this offering is effective.

   The plan administrator has the discretion to issue unvested shares of our common stock upon exercise of a stock option under the plan. Any shares acquired upon exercise of an unvested portion of an option will be unvested shares. If an optionee's employment or services at Avenue A are terminated, all shares issued on exercise of the option that are unvested on the date of termination may be repurchased by Avenue A at the exercise price paid for the shares. The terms and conditions of our repurchase right are set forth in an agreement each optionee signs when the optionee exercises an unvested option. The plan administrator has the discretionary authority to cancel Avenue A's repurchase right for unvested shares. Avenue A's repurchase right will also terminate if the vesting of outstanding options is accelerated in a corporate transaction.

  Corporate transactions. Unless individual letter agreements provide otherwise, if a corporate transaction specified in the 1998 stock incentive compensation plan, such as a merger or sale of Avenue A, occurs, each outstanding option under the plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any rights of repurchase held by us applicable to the stock issued on exercise of the options will lapse. Any option or stock award held by certain executive officers that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the holder's employment or services are terminated by the successor corporation without cause or by the holder voluntarily and with good reason within two years after the corporate transaction. Acceleration of option vesting will not occur if the acceleration would prevent pooling of interests accounting treatment in a transaction for which it is available. In other material respects, the terms of the 1998 stock incentive compensation plan are the same as those in the 1999 stock incentive compensation plan.

   401(k) Plan

   We maintain a 401(k) plan that covers all our employees over the age of 18. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any contribution to date and have no current plans to do so. Eligible employees may make pre-tax elective contributions of up to 25% of their compensation, subject to maximum limits on contributions prescribed by law.

Limitations on Director and Officer Liability and Indemnification

   Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as one of our directors, except liability for:

  . acts or omissions involving intentional misconduct or knowing violations of law or unlawful distributions; or

  . transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

   Our bylaws also provide that we will indemnify any individual made a party to a proceeding because that individual is or was a director or officer or, in some circumstances, an employee of Avenue A, and will reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the fullest extent permitted by applicable law. Any repeal of or modification to our articles of incorporation or bylaws may not adversely affect any right of indemnification under the articles or bylaws of a director or officer of Avenue A who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of our articles of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act and they are unenforceable.

   In addition, we intend to purchase and maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability they may incur for serving in their capacities as our directors and officers.

   We believe that the limitation of liability provision in our articles of incorporation, the indemnification provisions in our bylaws and the liability insurance policy will help us continue to attract and retain qualified individuals to serve as our directors and officers.

                          RELATED-PARTY TRANSACTIONS

   Nicolas J. Hanauer, the current chairman of our board of directors, is, and was during 1997 through 1999, a director, officer and significant shareholder of Pacific Coast Feather Company. During the period from our inception through 1998, Pacific Coast Feather Company paid for a portion of our operating expenses and asset purchases, including some payroll expenses, totalling $3,082,000. We repaid $1,494,000 of this amount in cash directly to Pacific Coast Feather Company. We repaid $1,588,000 of this amount through the proceeds of our sale of shares of our common stock in 1998 to Pacific Coast Feather Company and affiliates of Pacific Coast Feather Company, including:
Nicolas J. Hanauer; Gerard Hanauer, the father of Nicolas J. Hanauer; Roy Clothier, Jr.; Eric Moen; Lenore Hanauer, the mother of Nicolas J. Hanauer; and Adrian Hanauer, the brother of Nicolas J. Hanauer. Each of Gerard Hanauer, Roy Clothier, Jr., Lenore Hanauer and Adrian Hanauer is and was during 1997 through 1999 an officer, director and significant shareholder of Pacific Coast Feather Company. Mr. Moen is and was during 1997 through 1999 an officer and shareholder of Pacific Coast Feather Company. Gerard Hanauer, Roy Clothier, Jr. and Eric Moen served as directors of Avenue A during 1998 and part of 1999. Sales of our common stock to Pacific Coast Feather Company and its affiliates with an aggregate purchase price in excess of $60,000 are set forth in the table below.

   Since our inception we have sold shares of our common and preferred stock to some of our executive officers and directors and some of their affiliates. Sales of our stock to our executive officers and directors and their affiliates with an aggregate purchase price in excess of $60,000 are also set forth in the table below.

                                                                            Total Value of
                                                                             Shares at an
                                                                               Assumed
                                                                            Initial Public
                                              Number of  Price   Aggregate  Offering Price
                                               Shares     per     Purchase     of $9.00
 Date of Purchase          Purchaser          Purchased Share(1)  Price(1)    Per Share
 ----------------          ---------          --------- -------- ---------- --------------
   May 26, 1998    Roy Clothier, Jr.(2)....   1,650,000  $ .10   $  161,000  $14,850,000
                   Adrian Hanauer(3).......   1,650,000    .10      161,000   14,850,000
                   Gerard Hanauer(4).......   1,650,000    .10      161,000   14,850,000
                   Nicolas J. Hanauer,
                    Chairman of the Board..   4,950,000    .10      483,000   44,550,000
   May 29, 1998    Lenore Hanauer(5).......   1,650,000    .10      161,000   14,850,000
   June 10, 1998   Pacific Coast Feather
                    Company................   1,421,850    .10      138,738   12,796,650
   July 2, 1998    Nicolas Hanauer.........   3,000,000    .10      300,000   27,000,000
  August 5, 1998   John P. Galgon(6).......     117,469    .55       65,000    1,057,221
  March 15, 1999   R. Michael Leo(7).......      92,142    .75       68,800      829,278
    May 4, 1999    Entities affiliated with
                    U.S. Venture
                    Partners(8)(10)........   4,639,174   1.29    6,000,000   41,752,566
                   Entities affiliated with
                    Oak Investment
                    Partners(9)(10)........   7,731,958   1.29    9,990,000   69,587,622
  October 8, 1999  Brian P. McAndrews,
                    President, Chief
                    Executive Officer and
                    Director...............      37,500   2.67      100,000      337,500
                   Robert M Littauer, Chief
                    Financial Officer, Vice
                    President, Finance &
                    Administration,
                    Secretary and
                    Treasurer..............      37,500   2.67      100,000      337,500
                   Neve R. Savage,
                    President, Avenue A
                    International
                    Division...............      37,500   2.67      100,000      337,500
                   Jeffrey J. Miller, Vice
                    President, Corporate
                    Development and Legal
                    Affairs................      37,500   2.67      100,000      337,500
                   Michael T. Galgon, Chief
                    Strategy Officer.......      37,500   2.67      100,000      337,500
                   Scott E. Lipsky, Chief
                    Technology Officer and
                    Vice President,
                    Engineering............      37,500   2.67      100,000      337,500
 October 25, 1999  Sumit T. Sen, Chief
                    Analytics Officer......     187,500   2.67      500,000    1,687,500
 October 26, 1999  Gregory B. Maffei,
                    Director...............      75,000   2.67      200,000      675,000
                   Gregory B. Maffei.......      75,000   1.27       95,000      675,000
 December 15, 1999 Bruce Allenbaugh, Vice
                    President, Marketing...      37,500   4.33      162,500      337,500
 February 4, 2000  James A. Warner,
                    President, iballs LLC..      75,000   8.00      600,000      675,000

--------
(1) Price per share is rounded to the nearest cent and aggregate purchase price is rounded to the nearest dollar. Aggregate purchase price may not equal the number of shares purchased multiplied by the price per share due to rounding.

(2)  Mr. Clothier was one of our directors in 1998 and part of 1999.

(3) Adrian Hanauer is the brother of Nicolas J. Hanauer, who has been a director of Avenue A since its incorporation.

(4)  Gerard Hanauer is the father of Nicolas J. Hanauer.

(5)  Lenore Hanauer is the mother of Nicolas J. Hanauer.

(6) Mr. Galgon is the father of Michael T. Galgon, our Chief Strategy Officer. Michael T. Galgon served as our General Manager at the time of his father's purchase of shares of our Series A preferred stock. Number of shares and price per share have been adjusted to give effect to the conversion of each share of preferred stock into 1.5 shares of common stock upon the closing of this offering.

(7) Mr. Leo was a Vice President of Avenue A at the time of this sale. Number of shares and price per share have been adjusted to give effect to the conversion of each share of preferred stock into 1.5 shares of common stock upon the closing of this offering.

(8) Mr. Green, one of our directors, is a managing member of Presidio Management Group VI, L.L.C. Presidio Management Group VI is the general partner of each of U.S. Venture Partners VI, L.P., USVP VI Affiliates Fund, L.P., 2180 Associates Fund VI, L.P. and USVP VI Entrepreneur Partners, L.P., collectively the "USVP Entities." On May 4, 1999, the USVP Entities purchased 3,092,783 shares of our Series C preferred stock for $6 million. Presidio Management Group VI disclaims beneficial interest in such shares, except as to its pecuniary interest arising as a result of its interest in each of the USVP Entities. Mr. Green disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest arising as a result of his interest in Presidio Management Group VI. Number of shares and price per share have been adjusted to give effect to the conversion of each share of preferred stock into 1.5 shares of common stock upon the closing of this offering.

(9) Mr. Harman, one of our directors, is a managing member of Oak Associates VIII, LLC, the general partner of Oak Investment Partners VIII, Limited Partnership and a managing member of Oak VIII Affiliates, LLC, the general partner of Oak VIII Affiliates Fund, Limited Partnership. On May 4, 1999, Oak Investment Partners VIII, Limited Partnership purchased 5,056,701 shares of our Series C preferred stock for $9.8 million and Oak VIII Affiliates Fund, Limited Partnership purchased 97,938 shares of our Series C preferred stock for $190,000. Mr. Harman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest arising as a result of his interest in Oak Associates VIII, LLC and Oak VIII Affiliates, LLC. Number of shares and price per share have been adjusted to give effect to the conversion of each share of preferred stock into 1.5 shares of common stock upon the closing of this offering.

(10) U.S. Venture Partners VI, L.P., Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership are parties to an investors rights agreement with us. Pursuant to the terms of that agreement, the holders of our Series C preferred stock have registration rights that obligate us, under circumstances specified in the investor rights agreement, to register shares of common stock under the Securities Act. Number of shares and price per share have been adjusted to give effect to the conversion of each share of preferred stock into 1.5 shares of common stock upon the closing of this offering.

   Pacific Coast Feather Company incurred obligations of approximately $13,333 in 1998 and $67,473 in 1999 for advertising services we provided, of which $38,085 was uncollected as of December 31, 1999. In 1998 and 1999, Nicolas J. Hanauer devoted part of his time to Pacific Coast Feather Company and part of his time to Avenue A. Under an arrangement with Pacific Coast Feather Company, we reimbursed Pacific Coast Feather Company for $85,230 of salary paid by it to Mr. Hanauer in 1999, which reimbursement represented compensation for Mr. Hanauer's services as an officer and director of Avenue A in 1999.

   Nicolas J. Hanauer is also a director of Gear.com, Inc. Gear.com incurred obligations to us of approximately $7,733 in 1998 and $641,463 in 1999 for advertising services, of which $108,436 was uncollected as of December 31, 1999.

   Gregory B. Maffei, one of our directors, was an executive officer of Microsoft Corporation in 1998 and 1999. Microsoft incurred obligations to us of approximately $3,750 in 1998 and $7,610,934 in 1999 for advertising services, of which $1,331,759 was uncollected as of December 31, 1999.

   On October 8, 1999, we made loans of $100,000 to Robert M. Littauer, our chief financial officer, vice president, finance and administration, secretary and treasurer, and $676,000 to Brian P. McAndrews, our chief executive officer and one of our directors, pursuant to promissory notes in connection with the purchase of shares of common stock and the exercise of stock options by Mr. Littauer and Mr. McAndrews, respectively. The notes bear interest at a rate equal to the greater of (1) the applicable federal rate for a demand note as of October 8, 1999 and as redetermined each year on the anniversary date of the notes and (2) the lowest rate necessary to avoid the imputation of interest under the Internal Revenue Code.

   On October 8, 1999, we entered into a severance agreement and release with
R. Michael Leo. Pursuant to that agreement, Mr. Leo will receive a severance payment of $200,000, payable in monthly installments over a 12-month period from the date of the agreement. Pursuant to the agreement, we granted Mr. Leo an option to purchase 375,000 shares of our common stock, subject to Mr. Leo's compliance with the Confidentiality, Inventions Assignment, Noncompetition and Nonsolicitation Agreement between us and him. The option has an exercise price of $2.67 per share. In addition, we provided Mr. Leo with a loan of $75,000 which was applied to the exercise of previously granted options. Under the agreement, each party agreed to release the other from any claims arising from Mr. Leo's employment or termination.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 1999 by

    . each person or group known by us to own beneficially more than 5% of our common stock;

    .  each of our directors;

    . our named executive officers shown in the summary compensation table; and

    .  our current directors and executive officers as a group.

   As of December 31, 1999, assuming conversion of all outstanding shares of preferred stock, there were 49,745,282 shares of common stock outstanding and 354 shareholders of record of Avenue A. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after December 31, 1999 are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes below, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names, subject to community property laws where applicable.

                                                               Percentage of
                                                                  Shares
                                    Number of    Number of     Beneficially
                                      Shares       Shares          Owned
                                   Beneficially Beneficially -----------------
                                   Owned Prior  Owned After  Prior to  After
Name of Beneficial Owner           to Offering    Offering   Offering Offering
------------------------           ------------ ------------ -------- --------
Entities affiliated with Oak
 Investment Partners(1)...........   7,654,639    8,109,117    15.4%    14.6%
  525 University Avenue, Ste. 1300
  Palo Alto, CA 94301

Entities affiliated with U.S.
 Venture Partners(2)..............   4,639,174    4,861,860     9.3      8.7
  2180 Sand Hill Road, Ste. 300
  Menlo Park, CA 94025

Jason Green(2)....................   4,639,174    4,861,860     9.3      8.7
  2180 Sand Hill Road, Ste. 300
  Menlo Park, CA 94025

Nicolas J. Hanauer................   6,490,651    6,490,651    13.1     11.7
  506 Second Avenue, 9th Floor
  Seattle, WA 98104

Fredric W. Harman(1)..............   7,654,639    8,109,117    15.4     14.6
  525 University Avenue, Ste. 1300
  Palo Alto, CA 94301

Gregory B. Maffei(3)..............     225,000      225,000       *        *

Brian P. McAndrews(4).............   1,850,999    1,850,999     3.7      3.3
  506 Second Avenue, 9th Floor
  Seattle, WA 98104

Michael T. Galgon(5)..............   1,062,750    1,062,750     2.1      1.9

Robert M. Littauer(6).............     614,999      614,999     1.2      1.1

Neve R. Savage(7).................     435,000      540,000     1.0      1.0

Scott E. Lipsky(8)................   1,534,500    1,534,500     3.1      2.8

R. Michael Leo(9).................     934,779      934,779     1.9      1.7

Directors and executive officers
   as a group (20 persons)(10)....  27,178,066   28,605,230    51.1     47.9

--------
  *   less than 1%.

 (1) Number of shares beneficially owned prior to offering represents 7,509,201 shares held by Oak Investment Partners VIII, Limited Partnership and 145,438 shares held by Oak VIII Affiliates Fund, Limited Partnership. Number of shares beneficially owned after the offering includes the number of shares beneficially owned prior to the offering and also includes 159,229 shares which Oak Investment Partners VIII, Limited Partnership and 3,084 shares which Oak VIII Affiliates Fund, Limited Partnership each will acquire from each of Roy Clothier, Jr. and Gerard Hanauer, as well as 63,692 shares which Oak Investment Partners VIII, Limited Partnership and 1,234 shares which Oak VIII Affiliates Fund, Limited Partnership each will acquire from each of Lenore Hanauer and Adrian Hanauer, immediately after the closing of this offering for a purchase price per share equal to the initial public offering price pursuant to stock purchase agreements. Fredric W. Harman, a director of Avenue A, is a managing member of Oak Associates VIII, LLC, the general partner of Oak Investment Partners VIII, Limited Partnership, and a managing member of Oak VIII Affiliates, LLC, the general partner of Oak VIII Affiliates Fund, Limited Partnership and thus may be deemed to share voting and dispository power with each of the above entities. Mr. Harman disclaims beneficial ownership of shares held by these entities, except to the extent of his pecuniary interest in Oak Associates VIII, LLC and Oak VIII Affiliates, LLC.

 (2) Number of shares beneficially owned prior to offering represents 4,314,432 shares held by U.S. Venture Partners VI, LP, 120,618 shares held by USVP VI Affiliates Fund, LP, 134,536 shares held by USVP VI Entrepreneur Partners, L.P., and 69,588 shares held by 2180 Associates Fund VI, L.P. Number of shares beneficially owned after the offering includes the number of shares beneficially owned prior to the offering and also includes 73,964 shares which U.S. Venture Partners VI, LP, 1,193 shares which 2180 Associates Fund VI, LP, 2,306 shares which USVP VI Entrepreneur Partners, LP and 2,068 shares which USVP VI Affiliates Fund, LP each will acquire from each of Roy Clothier, Jr. and Gerard Hanauer, as well as 29,585 shares which U.S. Venture Partners VI, LP, 477 shares which 2180 Associates Fund VI, LP, 923 shares which USVP VI Entrepreneur Partners, LP and 827 shares which USVP VI Affiliates Fund, L.P. each will acquire from each of Lenore Hanauer and Adrian Hanauer, immediately after the closing of this offering for a purchase price per share equal to the initial public offering price pursuant to stock purchase agreements. Jason Green, a director of Avenue A, is a managing member of Presidio Management Group VI, LLC, the general partner of each of the above entities and thus may be deemed to share voting and dispository power with each of the above entities. Mr. Green disclaims beneficial ownership of shares held by these entities, except to the extent of his pecuniary interest in Presidio Management Group VI LLC.

 (3) Represents (a) 150,000 shares and (b) 75,000 shares subject to options exercisable within 60 days of December 31, 1999, which shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (4) Represents (a) 6,000 shares, (b) 533,683 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule, and (c) 1,311,316 shares subject to options exercisable within 60 days of December 31, 1999, which shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (5) Represents (a) 458,250 shares, (b) 300,000 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule, and (c) 304,500 shares subject to options exercisable within 60 days of December 31, 1999, which shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (6) Represents (a) 364,999 shares, (b) 151,563 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule, and (c) 98,437 shares subject to options exercisable within 60 days of December 31, 1999, which shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (7) Represents (a) 339,000 shares, (b) 96,000 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule and (c) with respect to the number of shares beneficially owned after the offering, 105,000 shares subject to options which are immediately exercisable, which shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder and which right lapses over time in accordance with a vesting schedule.

 (8) Represents (a) 877,500 shares, (b) 162,000 shares that are subject to repurchase by Avenue A at the original exercise price paid for such shares in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule, and (c) 495,000 shares subject to options exercisable within 60 days of December 31, 1999, which shares are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (9)  Mr. Leo's employment with the Company ended on October 9, 1999.

(10) Number of shares beneficially owned after the offering includes 1,557,415 shares subject to repurchase by Avenue A at the original exercise price paid for such shares, which right lapses over time in accordance with a vesting schedule. Also includes 4,077,584 shares subject to options exercisable within 60 days of December 31, 1999, 3,923,084 shares of which are subject to repurchase by Avenue A at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule. Two of our current officers whose shares and options are included in those of directors and executive officers as a group were not officers at December 31, 1999.

                         DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue up to 200,000,000 shares of common stock, $.01 par value per share, and 37,500,000 shares of preferred stock, $.01 par value per share. The following summary of provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our articles of incorporation, which are included as an exhibit to the Registration Statement, of which this prospectus is a part.

Common Stock

   As of December 31, 1999, assuming conversion of all outstanding shares of preferred stock, there were 49,745,282 shares of common stock outstanding held of record by 354 shareholders. Following this offering, there will be 55,672,992 shares of common stock outstanding, assuming exercise of an outstanding warrant, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Our amended and restated articles of incorporation do not authorize cumulative voting. Effective at the first annual meeting of shareholders following this offering, our board will be classified. See "-- Antitakeover Effects of Provisions of Articles of Incorporation, Bylaws and Washington Law--Election and removal of directors." Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for the payment of dividends. If Avenue A is liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, each outstanding share of Series A, Series B and Series C preferred stock automatically will be converted into 1.5 shares of common stock. After that, pursuant to our articles of incorporation, the board of directors will have the authority, without further action by the shareholders, to issue up to 21,083,902 shares of preferred stock in one or more series. The board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of Avenue A or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

Warrant

   At December 31, 1999, we had one warrant outstanding to purchase 677,710 shares of common stock at $.55 per share which is held by Jeffrey P. Bezos. The warrant expires in August 2003. The warrant will be exercised in full immediately prior to the closing of this offering.

Registration Rights

   After this offering, the holders of 15,506,436 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act, pursuant to the terms of an investors rights agreement between Avenue A and the holders of Avenue A's Series C preferred stock and a registration rights agreement between Avenue A and the members of iballs LLC, a New York limited liability company acquired by Avenue A in September 1999.

Antitakeover Effects of Provisions of Articles of Incorporation, Bylaws and Washington Law

   Issuance of preferred stock. As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of Avenue A or make removal of management more difficult.

   Election and removal of directors. Upon the closing of this offering and effective at the first annual meeting of shareholders following this offering, our amended and restated articles of incorporation will provide for the division of our board of directors into three classes, as nearly as equal in number as possible. At the first election of our directors to the classified board, each class 1 director will be elected to serve until the next following annual meeting of shareholders, each class 2 director will be elected to serve until the second following annual meeting of shareholders and each class 3 director will be elected to serve until the third following annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the board would be initially classified, the successors to directors whose terms are expiring will be elected to serve until the third annual meeting of shareholders following their election. Directors serve until their successors are elected and qualified or until their death, resignation or removal from office. Our directors can be removed from office only for cause and only by a two-thirds vote of the shareholders. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of Avenue A and may maintain the incumbency of the board.

   Approval for business combinations. Upon the closing of this offering, our articles will require that specified business combinations, including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of assets other than in the usual and regular course of business, be approved by the holders of not less than two-thirds of the outstanding shares, unless such a business combination has been approved by the board of directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

   Shareholder meetings. Upon the closing of this offering, our articles and bylaws will provide that our shareholders may call a special meeting only upon the written request of holders of at least 25% of the outstanding shares delivered to us at least 20 days prior to the date of the meeting. Additionally, the board of directors, the chairman of the board, the chief executive officer and the president may call special meetings of shareholders.

   Requirements for advance notification of shareholder nominations and proposals. Upon the closing of this offering, our bylaws will establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

   Washington law. Washington law imposes restrictions on some transactions between a corporation and significant shareholders. With some exceptions, Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation" from engaging in specified "significant business transactions" with an "acquiring person." An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. "Significant business transactions," as defined in Chapter 23B.19, may not occur for a period of five years after the acquiring person acquires the securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. "Significant business transactions" include, among other things,

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive any disproportionate benefit as a shareholder.

   After the five-year period, a "significant business transaction" may occur, as long as it complies with "fair price" provisions specified in the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Avenue A.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for Avenue A common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect prevailing market prices and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have 55,672,992 shares of common stock outstanding, assuming no exercise of options after December 31, 1999, assuming exercise of an outstanding warrant and assuming the conversion of all shares of outstanding preferred stock into common stock, based on shares outstanding as of December 31, 1999. Of these shares, the 5,250,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely transferable without restriction or registration under the Securities Act, except for shares purchased by any of our existing "affiliates," which generally includes officers, directors or 10% shareholders, as that term is defined in Rule 144 under the Securities Act. The remaining 50,422,992 shares of common stock outstanding upon completion of this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered, or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

   Including our directors and officers, holders of a total of approximately 47,962,890 shares of common stock, including shares issuable upon automatic conversion of the outstanding preferred stock and shares issuable upon exercise of an outstanding warrant, have entered into lock-up agreements generally providing that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus. Avenue A has entered into a similar agreement with Morgan Stanley. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be eligible for sale until these agreements expire or are waived by Morgan Stanley. Taking into account the lock-up agreements, and assuming Morgan Stanley does not release the parties from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this offering, only the shares sold in this offering will be immediately available for sale in the public market.

  . Beginning 180 days after the date of this prospectus, the expiration date of the lock-up agreements, approximately 27,147,630 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701.

  . An additional 20,990,224 shares will become eligible for sale pursuant to Rule 144 beginning approximately one year after the date of this prospectus. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to the volume restrictions described below.

   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) 1% of our then outstanding shares of common stock, approximately 556,729 shares immediately after this offering, or (2) the average weekly trading volume of our common stock on the Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

   The holders of approximately 15,506,436 shares of common stock or their transferees are also entitled to various rights with respect to the registration of their shares of common stock for offer or sale to the public. If these holders, by exercising their registration rights, cause a large number of shares to be registered and freely transferable in the public market, the sales could have a material adverse effect on the market price of our common stock.

   Beginning 90 days after the effective date of this prospectus, subject to contractual restrictions, any of our employees, consultants or advisors who purchased shares from us prior to the closing of this offering pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that persons other than affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation, or notice provisions of Rule 144.

   As of December 31, 1999, options to purchase 7,173,085 shares of common stock pursuant to our 1998 stock incentive compensation plan were outstanding and exercisable, and options to purchase 1,312,500 shares of common stock outside of our 1998 stock incentive compensation plan were outstanding and exercisable. At December 31, 1999, an additional 2,610,793 shares of common stock were available for future grants under the 1998 stock incentive compensation plan and, in January 2000, an additional 1,650,000 shares were reserved for issuances under that plan. In addition, we have reserved 5,250,000 shares of common stock for future issuance under our 1999 stock incentive compensation plan and 750,000 shares of common stock for future issuance under our 1999 employee stock purchase plan. No shares have been issued to date under this plan.

   After the closing of this offering, we intend to file registration statements under the Securities Act to register shares to be issued pursuant to our stock plans. Such registration statements are expected to become effective immediately upon filing, and shares covered by such registration statements will then become eligible for sale in the public market. As a result, shares issued pursuant to our 1998 stock incentive compensation plan, our 1999 stock incentive compensation plan and our 1999 employee stock purchase plan, after the effectiveness of such registration statements, also will be freely transferable in the public market, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and expiration of lock-up agreements.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   Salomon Smith Barney Inc...........................................
   Thomas Weisel Partners LLC.........................................
                                                                       ---------
     Total............................................................ 5,250,000
                                                                       =========

   The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by us in this offering are subject to the approval of legal matters by their counsel and to other conditions.

   The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are taken. Morgan Stanley Dean Witter Online, an affiliate of Morgan Stanley & Co. Incorporated, is acting as a selected dealer in connection with this offering and will be a distributor of shares of common stock over the Internet to its eligible account holders.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to some dealers at a price that
represents a concession not in excess of $     per share under the public
offering price. Any underwriters may allow, and any of these dealers may
reallow, a concession not in excess of $     per share to other underwriters
or to some other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 787,500 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of common stock. To the extent this over-allotment option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to that underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the estimated per share and total other expenses of issuance and distribution which are payable by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option. The total underwriting discounts and commissions to be paid to the underwriters by us will be a percentage of the initial public offering price.

                                    Per Share                    Total
                             ------------------------- --------------------------
                                 No
                              Exercise   Full Exercise No Exercise  Full Exercise
                             ----------  ------------- -----------  -------------
   Underwriting discounts
    and commissions paid by
    us.....................   $           $             $            $
   Estimated expenses
    payable by us..........   $           $             $1,800,000   $1,800,000

   At our request, the underwriters have reserved up to 525,000 shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to employees, business associates and related persons of us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   Avenue A, our directors and officers, and a substantial majority of the shareholders of Avenue A have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, they will not:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock.

   The restrictions described above do not apply to:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance by Avenue A of shares of common stock upon exercise of any options or warrants or the conversion of any securities outstanding on the date of this prospectus which is described in this prospectus;

  . transactions by any person other than Avenue A relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

  . issuances of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of this prospectus; or

  . some issuances by us of shares of common stock in connection with mergers or acquisitions, provided, among other things, the holder of such shares agrees to be bound by the restrictions contained in the previous paragraph.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,800,000.

   We and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act.

   Due to the fact that one of the representatives of the underwriters was organized within the last three years, we are providing the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager of, or as a syndicate member in, numerous public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons.

Pricing of the Offering

   Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are:

  .  our future prospects and those of our industry in general;

  . our sales, earnings and other financial and operating information in recent periods; and

  . the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

                                 LEGAL MATTERS

   Avenue A is being represented by Perkins Coie LLP, Seattle, Washington. An attorney at Perkins Coie LLP beneficially owns 13,393 shares of our series A preferred stock. The underwriters are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

                                    EXPERTS

   The consolidated financial statements and schedules of Avenue A, Inc. and its subsidiaries included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Avenue A, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including exhibits and the schedule filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Avenue A, that file electronically with the SEC.

                                 AVENUE A, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AVENUE A, INC.
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Operations....................................  F-4
Consolidated Statements of Shareholders' Equity (Deficit)................  F-5
Consolidated Statements of Cash Flows....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

I-BALLS L.L.C.
Report of Independent Public Accountants................................. F-20
Balance Sheets........................................................... F-21
Statements of Operations................................................. F-22
Statements of Members' Equity............................................ F-23
Statements of Cash Flows................................................. F-24
Notes to Financial Statements............................................ F-25

Unaudited Pro Forma Combined Financial Statements of Avenue A, Inc. and
 I-Balls L.L.C. ......................................................... F-28

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Avenue A, Inc.:

We have audited the accompanying consolidated balance sheets of Avenue A, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (July 1, 1997) to December 31, 1997 and for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avenue A, Inc. and its subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from inception to December 31, 1997 and for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington,
February 6, 2000

                                 AVENUE A, INC.

                          CONSOLIDATED BALANCE SHEETS
               (in thousands except share and per share amounts)

                                                                      Pro Forma
                                                                    Shareholders'
                                                   December 31,       Equity at
                                                 -----------------  December 31,
                                                  1998      1999        1999
                                                 -------  --------  -------------
                                                                     (unaudited)
                    Assets
Current assets:
  Cash and cash equivalents....................  $   847  $ 10,962
  Short-term investments.......................      --     11,803
  Accounts receivable, net of allowance of $70
   and $1,594 in 1998 and 1999, respectively...    1,545    28,295
  Other receivable.............................      --        183
  Prepaid expenses and other current assets....        9       153
                                                 -------  --------
Total current assets...........................    2,401    51,396
                                                 -------  --------
Property and equipment, net....................    1,027     4,625
Intangible assets, net.........................      --      5,221
Other assets...................................       13       849
                                                 -------  --------
Total assets...................................  $ 3,441  $ 62,091
                                                 =======  ========
     Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable.............................  $ 2,078  $ 36,075
  Accrued expenses.............................      187     3,066
  Due to affiliates............................       75       --
  Deferred revenue.............................       91        20
  Note payable, current portion................      --        303
                                                 -------  --------
Total current liabilities......................    2,431    39,464
                                                 -------  --------
Long-term note payable.........................      --        683
                                                 -------  --------
Total liabilities..............................    2,431    40,147
                                                 -------  --------
Commitments and contingencies (Note 7)
Shareholders' equity:
 Convertible preferred stock, $0.01 par value,
  aggregate liquidation preferences of $25,293
  at December 31, 1999
  Authorized 37,500,000
   Outstanding 3,998,474 and 16,416,098 at
    December 31,1998 and 1999..................       40       164     $   --
 Common stock, $0.01 par value
  Authorized 200,000,000
   Outstanding 18,059,700 and 25,121,135 at
    December 31,1998 and 1999; 49,745,282
    shares outstanding pro forma...............      181       251         497
 Paid-in-capital...............................    4,156    60,424      60,342
 Deferred stock compensation...................      --    (22,670)    (22,670)
 Subscriptions receivable......................      --       (965)       (965)
 Accumulated deficit...........................   (3,367)  (15,260)    (15,260)
                                                 -------  --------     -------
Total shareholders' equity.....................    1,010    21,944     $21,944
                                                 -------  --------     =======
Total liabilities and shareholders' equity.....  $ 3,441  $ 62,091
                                                 =======  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                                 AVENUE A, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands except share and per share amounts)

                                         Period from         Year Ended
                                          Inception         December 31,
                                      (July 1, 1997) to ----------------------
                                      December 31, 1997    1998        1999
                                      ----------------- ----------  ----------
Revenue:
  Advertising services..............       $  --        $      --   $   67,074
  Advertising service fees..........           18              599       2,621
                                           ------       ----------  ----------
    Total revenue...................           18              599      69,695
                                           ------       ----------  ----------

Expenses:
  Cost of advertising services......           20              125      56,979
  Client services...................           19              382       4,860
  Technology and operations.........          --             1,493       3,292
  Selling, general and
   administrative...................          263            2,257      12,330
  Amortization of deferred stock
   compensation.....................          --               --        4,681
                                           ------       ----------  ----------
    Total expenses..................          302            4,257      82,142
                                           ------       ----------  ----------
Loss from operations................         (284)          (3,658)    (12,447)
Interest income, net................          --                12         554
                                           ------       ----------  ----------
Loss before provision for income
 taxes..............................         (284)          (3,646)    (11,893)
Provision for income taxes..........          --               --          --
                                           ------       ----------  ----------
Net loss............................       $ (284)      $   (3,646) $  (11,893)
                                           ======       ==========  ==========
Basic and diluted net loss per
 share..............................                    $     (.34) $     (.61)
                                                        ==========  ==========
Shares used in computing basic and
 diluted net loss per share.........                    10,860,682  19,428,034
                                                        ==========  ==========
Pro forma basic and diluted net loss
 per share..........................                                $     (.31)
                                                                    ==========
Shares used in computing pro forma
 basic and diluted net loss
 per share..........................                                38,466,488
                                                                    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                AVENUE A, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                      Convertible                                                             Accumulated
                    Preferred Stock    Common Stock                                             Deficit
                   ----------------- ----------------- Paid-In  Deferred Stock Subscriptions   Prior to    Accumulated
                     Shares   Amount   Shares   Amount Capital   Compensation   Receivable   Incorporation   Deficit
                   ---------- ------ ---------- ------ -------  -------------- ------------- ------------- -----------
BALANCES, July 1,
1997.............         --  $ --          --  $ --   $   --      $    --         $ --          $ --       $    --
 Net loss........         --    --          --    --       --           --           --           (284)          --
                   ---------- -----  ---------- -----  -------     --------        -----         -----      --------
BALANCES,
December 31,
1997.............         --    --          --    --       --           --           --           (284)          --
 Net loss prior
 to incorporation
 on February 27,
 1998............         --    --          --    --       --           --           --           (279)          --
 Issuance of
 common stock to
 affiliates for
 cash, conversion
 of payable and
 satisfaction of
 payable.........         --    --   18,000,000   180      857          --           --            563           --
 Exercise of
 common stock
 options.........         --    --       59,700     1        3          --           --            --            --
 Issuance of
 convertible
 preferred stock
 and issuance of
 common stock
 warrants for
 cash, net of
 offering costs
 of approximately
 $165............   3,998,474    40         --    --     3,271          --           --            --            --
 Compensation
 expense
 associated with
 stock option
 grants..........         --    --          --    --        25          --           --            --            --
 Net loss from
 February 27,
 1998 to December
 31, 1998........         --    --          --    --       --           --           --            --         (3,367)
                   ---------- -----  ---------- -----  -------     --------        -----         -----      --------
BALANCES,
December 31,
1998.............   3,998,474    40  18,059,700   181    4,156          --           --            --         (3,367)
 Issuance of
 preferred stock,
 net of offering
 costs of
 approximately
 $170............  12,417,624   124         --    --    21,755          --           --            --            --
 Deferred stock
 compensation
 related to stock
 options.........         --    --          --    --    27,351      (27,351)         --            --            --
 Amortization of
 deferred stock
 compensation....         --    --          --    --       --         4,681          --            --            --
 Issuance of
 common stock in
 connection with
 the I-Balls
 acquisition.....         --    --      750,000     8    2,492          --           --            --            --
 Issuance of
 common stock for
 services........         --    --       83,266     1      166          --           --            --            --
 Issuance of
 common stock
 options to
 consultants.....         --    --          --    --       153          --           --            --            --
 Exercise of
 common stock
 options and sale
 of restricted
 stock...........         --    --    6,228,169    61    4,374          --          (965)          --            --
 Unrealized loss
 on investment...         --    --          --    --       (23)         --           --            --            --
 Net loss........         --    --          --    --       --           --           --            --        (11,893)
                   ---------- -----  ---------- -----  -------     --------        -----         -----      --------
BALANCES,
December 31,
1999.............  16,416,098 $ 164  25,121,135 $ 251  $60,424     $(22,670)       $(965)        $ --       $(15,260)
                   ========== =====  ========== =====  =======     ========        =====         =====      ========
                       Total
                   Shareholders'
                      Equity
                     (Deficit)
                   -------------
BALANCES, July 1,
1997.............    $    --
 Net loss........        (284)
                   -------------
BALANCES,
December 31,
1997.............        (284)
 Net loss prior
 to incorporation
 on February 27,
 1998............        (279)
 Issuance of
 common stock to
 affiliates for
 cash, conversion
 of payable and
 satisfaction of
 payable.........       1,600
 Exercise of
 common stock
 options.........           4
 Issuance of
 convertible
 preferred stock
 and issuance of
 common stock
 warrants for
 cash, net of
 offering costs
 of approximately
 $165............       3,311
 Compensation
 expense
 associated with
 stock option
 grants..........          25
 Net loss from
 February 27,
 1998 to December
 31, 1998........      (3,367)
                   -------------
BALANCES,
December 31,
1998.............       1,010
 Issuance of
 preferred stock,
 net of offering
 costs of
 approximately
 $170............      21,879
 Deferred stock
 compensation
 related to stock
 options.........         --
 Amortization of
 deferred stock
 compensation....       4,681
 Issuance of
 common stock in
 connection with
 the I-Balls
 acquisition.....       2,500
 Issuance of
 common stock for
 services........         167
 Issuance of
 common stock
 options to
 consultants.....         153
 Exercise of
 common stock
 options and sale
 of restricted
 stock...........       3,470
 Unrealized loss
 on investment...         (23)
 Net loss........     (11,893)
                   -------------
BALANCES,
December 31,
1999.............    $ 21,944
                   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                 AVENUE A, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Period from
                                                Inception
                                              (July 1, 1997)    Year Ended
                                                    to         December 31,
                                               December 31,  -----------------
                                                   1997       1998      1999
                                              -------------- -------  --------
Cash flows from operating activities:
Net loss....................................      $(284)     $(3,646) $(11,893)
Adjustments to reconcile net loss to net
 cash used in operating activities--
  Depreciation and amortization.............          2          155     1,504
  Amortization of deferred stock
   compensation.............................        --           --      4,681
  Noncash compensation expense..............        --            25       320
  Changes in assets and liabilities, net of
   acquisition:
    Accounts receivable.....................         (8)      (1,537)  (25,368)
    Other receivables and other current
     assets.................................        (10)           1      (326)
    Other assets............................         (4)          (9)     (799)
    Accounts payable........................          5        2,073    32,126
    Accrued expenses........................         19          168     2,848
    Deferred revenue........................        --            91      (208)
                                                  -----      -------  --------
Net cash (used in) provided by operating
 activities.................................       (280)      (2,679)    2,885
                                                  -----      -------  --------
Cash flows from investing activities:
Purchases of property and equipment.........        (52)      (1,132)   (4,439)
Purchase of I-Balls, LLC....................        --           --     (3,601)
Proceeds from sale of marketable
 securities.................................        --           --      2,084
Purchase of marketable securities...........        --           --    (13,887)
Cash acquired in I-Balls acquisition........        --           --        812
                                                  -----      -------  --------
Net cash used in investing activities.......        (52)      (1,132)  (19,031)
                                                  -----      -------  --------
Cash flows from financing activities:
Borrowings on note payable..................        --           --      1,000
Payments on note payable....................        --           --        (14)
Proceeds from issuance of common stock,
 net........................................        --         1,471     1,643
Proceeds from issuance of convertible
 preferred stock............................        --         3,311    21,879
Proceeds from the exercise of common stock
 options....................................        --             4     1,829
Advances from (payments to) affiliate, net..        335         (131)      (76)
                                                  -----      -------  --------
Net cash provided by financing activities...        335        4,655    26,261
                                                  -----      -------  --------
Net increase in cash and cash equivalents...          3          844    10,115
Cash and cash equivalents, beginning of
 period.....................................        --             3       847
                                                  -----      -------  --------
Cash and cash equivalents, end of period....      $   3      $   847  $ 10,962
                                                  =====      =======  ========
Supplemental disclosure of noncash
 activities:
Affiliate payable converted to common
 stock......................................      $ --       $   139  $    --
                                                  =====      =======  ========
Conversion of accumulated deficit prior to
 incorporation to contributed capital.......      $ --       $  (563) $    --
                                                  =====      =======  ========
Common stock issued in I-Balls acquisition..      $ --       $   --   $  2,500
                                                  =====      =======  ========
Subscriptions receivable....................      $ --       $   --   $    965
                                                  =====      =======  ========
Deferred stock compensation.................      $ --       $   --   $ 27,351
                                                  =====      =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                AVENUE A, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                (in thousands except share and per share data)

1. Organization and Operations of the Company

   Avenue A, Inc. (the Company) is an Internet advertising services company that was founded on July 1, 1997. During the early stages of the Company, Pacific Coast Feather Company (PCF) provided loans to fund operations and provided certain accounting services. As of December 31, 1999, all of the loans were either repaid or converted to common stock in the Company and all services provided by PCF were paid for. On February 27, 1998, the Company was incorporated.

   On September 2, 1999, the Company completed the acquisition of I-Balls LLC (I-Balls) a full service interactive media planner and buyer. The acquisition was recorded under the purchase method of accounting and, therefore, the results of operations of I-Balls and the fair value of the acquired assets and liabilities were included in the Company's consolidated financial statements beginning on the acquisition date (Note 3).

   The Company is subject to a number of risks similar to other companies in a comparable stage of development including reliance on key personnel, competition from other companies with greater financial, technical and marketing resources, and the risk relating to the ability to secure adequate financing.

2. Summary of Significant Accounting Policies

   Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

   Use of Estimates in the Preparation of Financial Statements

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

   Cash and cash equivalents include demand deposits, money market accounts and all highly liquid debt instruments with an original maturity date of three months or less.

   Stock Split

   In January 2000, the Board of Directors approved a 3-for-2 stock split in the form of a common stock dividend of the Company's common stock. The related common stock, per-share data and preferred stock conversion ratios in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

   Short-Term Investments

   The Company's short-term investments consist primarily of investment-grade marketable securities, which are classified as available for sale and recorded at fair value.

   At December 31, 1998, all short-term investments had a contractual maturity of one year or less.

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)


   Financial Instruments and Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments, accounts receivable and accounts payable. Fair values of cash and cash equivalents and short-term investments approximate cost due to the short period of time to maturity. The fair values of financial instruments that are short-term and/or that have little or no market risk are considered to have a fair value equal to book value. Assets and liabilities that are included in this category are accounts receivable and accounts payable.

   The Company performs initial and ongoing evaluations of its customers' financial position, and generally extends credit on open account, requiring collateral as deemed necessary. The Company maintains allowances for potential credit losses.

   Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, of three to five years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

   Intangible Assets

   As of December 31, 1999, intangible assets consisted of the following:

     Customer Base...................................................... $5,745
     Skilled workforce..................................................    127
                                                                         ------
                                                                          5,872
     Less: Accumulated Amortization.....................................   (651)
                                                                         ------
                                                                         $5,221
                                                                         ======

   The Company identifies and records impairment losses on intangible and other assets when events and circumstances indicate that such assets might be impaired. The Company considers factors such as significant changes in the regulatory or business climate and projected future cash flows from the respective asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

   Subscriptions Receivable

   In conjunction with the exercise of certain stock options by several executives of the Company, the Company received full recourse promissory notes in the amount of approximately $965. The notes are due on demand and bear interest at a rate equal to the greater of the applicable federal rate for a demand note or the lowest rate allowable by the Internal Revenue Code of 1986.

   Revenue Recognition

   Revenue consists of both advertising services revenue and advertising service fee revenue. Advertising services revenue consists of the gross value of the Company's billings to the Company's clients, which includes the price of the advertising space that the Company purchases from Web sites to resell to its clients. Under

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)

advertising services contracts, the Company purchases advertising space from publisher Web sites and sells the purchased space to the Company's clients. Under advertising services arrangements, the Company is ultimately responsible for payment to Web sites for the cost of space the Company purchases. Advertising service fees revenue consists of commissions earned on services the Company provides to its clients. To generate revenue from advertising service fees, the Company buys advertising space from publisher Web sites on behalf of its clients and earns fees based on the dollar amount of advertising space the Company purchases. Under the advertising service fee arrangements, the Company's clients are ultimately responsible for payment to the publisher Web sites for the cost of the advertising space purchased. Revenue under both advertising services and advertising service fees is recognized over the period that the related advertising is delivered.

   Revenue is deferred in cases where the Company has not yet earned advertising revenue due to billing the customer or receiving payment from the customer prior to providing the services.

   The percentage of sales to customers representing more than 10% of consolidated revenues is as follows:

                                                                   December 31,
                                                                  ----------------
                                                                  1997  1998  1999
                                                                  ----  ----  ----
      Customer A.................................................   *     *    17%
      Customer B.................................................   *     *    15%
      Customer C.................................................   *     *    11%
      Customer D.................................................   *    19%    *
      Customer E.................................................   *    17%    *
      Customer F.................................................   *    14%    *
      Customer G.................................................   *    10%    *
      Customer H................................................. 100%    *     *

--------
* Less than 10%

   Computation of Basic and Diluted Net Loss Per Share and Pro Forma Basic and Diluted Net Loss Per Share

   Historical net loss per share has been calculated under Statement of Financial Accounting Standards No. 128 "Earnings per Share." Basic net loss per share on a historical basis is computed using the weighted average number of shares of common stock outstanding. Unvested outstanding shares subject to repurchase rights are excluded from the calculation. No diluted loss per share information has been presented in the accompanying consolidated statements of operations since potential common shares from conversion of preferred stock, stock options, and warrants are antidilutive.

   Pro forma basic and diluted net loss per share has been calculated assuming the conversion of preferred stock into 1.5 shares of common stock as if the shares had converted on the dates of their issuance.

   Income Taxes

   The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences of temporary differences between the financial reporting and tax bases of assets, liabilities and tax carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note
5).

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)

   Costs of Advertising Services, Costs of Advertising Service Fees, Client Services, and Technology and Operations

   Cost of advertising services consist of the costs of advertising space that the Company purchases from publisher's Web sites and the costs of delivering the advertisements over the Internet.

   Cost of advertising service fees revenue consists only of the costs of delivering advertisements over the Internet.

   Client services expenses consist primarily of salaries and related expenses for client service personnel. Also included in client services costs are the salaries and related expenses of personnel in the Company's data analysis group.

   Technology and operations expenses consist of salaries and related costs for information technology and software development personnel. In addition, these expenses include the cost of housing the Company's ad serving equipment at third-party co-location facilities.

   Stock-Based Compensation

   The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). In accordance with the provisions of SFAS 123, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock option plan.

   Unaudited Pro Forma Shareholders' Equity

   If the offering contemplated by this prospectus is consummated, all of the preferred stock outstanding as of the closing date will automatically be converted into 1.5 shares of common stock. Unaudited pro forma shareholders' equity at December 31, 1999, as adjusted for the conversion of preferred stock, is presented in the accompanying consolidated balance sheet.

   Comprehensive Income

   In 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income (SFAS 130)." SFAS 130 requires companies to report a new, additional measure of income on the income statement or to create a new financial statement that shows the new measure of income. Comprehensive income includes foreign currency translation gains and losses and unrealized gains and losses on equity securities that have been previously excluded from net income and reflected instead in equity. A separate statement was not included as SFAS 130 did not have a material impact on the Company's results of operations.

   Segment Reporting

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to shareholders. SFAS 131 is effective for Avenue A's year ending December 31, 1999. Avenue A operates solely in one segment, providing Internet advertising services. As of December 31, 1998, and 1999, the Company's assets are located solely in

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)

the United States. The Company has no sales to international customers and therefore the Company has no international revenue.

   Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific costs and amortization of such costs. The Company implemented SOP 98-1 and capitalized approximately $452 of internally developed software costs. Accumulated depreciation related to the capitalized costs was approximately $75 at December 31, 1999.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The implementation of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

   In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition" to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company believes their revenue recognition practices are in conformity with the guidelines in SAB 101.

   Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Acquisitions

   Effective September 2, 1999, the Company acquired I-Balls, a New York based, full service interactive media planning and buying company. In connection with the acquisition, the Company issued 750,000 shares of common stock and paid $3.5 million in cash in exchange for all of the outstanding members' equity. The deemed fair value of the common stock issued in the acquisition, for accounting purposes, was approximately $2.5 million. The Company also incurred $101 in acquisition costs, for a total purchase price of $6,101. At the date of closing, $500 of the cash payment was deposited in an escrow account. The acquisition was accounted for as a purchase and, accordingly, the results of operations of I-Balls have been included in the consolidated financial statements commencing on the date of acquisition. The excess of the purchase price over the value of the net assets acquired of approximately $5,872 was allocated to customer base and skilled workforce, which is being amortized on a straight-line basis over a useful life of three years. Accumulated amortization was approximately $651 at December 31, 1999.

   In connection with the acquisition, net assets acquired were as follows:

      Cash, receivables and other current assets........................ $2,194
      Property and equipment, and other noncurrent assets...............     74
      Current liabilities............................................... (2,039)
                                                                         ------
                                                                         $  229
                                                                         ======

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)

   The following table presents the unaudited pro forma results assuming that the Company had acquired I-Balls at the beginning of fiscal year 1998. This information may not necessarily be indicative of the future combined results of operations of the Company.

                                                                Year Ended
                                                               December 31,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
   Total revenue............................................ $ 1,607  $ 71,197
   Net loss................................................. $(5,244) $(12,455)
   Basic net loss per share................................. $  (.68) $   (.62)

4. Property and Equipment

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Computer equipment........................................... $1,161  $4,368
   Furniture and fixtures.......................................     23     355
   Software costs...............................................    --      452
   Leasehold improvements.......................................    --      427
                                                                 ------  ------
                                                                  1,184   5,602
   Less: Accumulated depreciation and amortization..............   (157)   (977)
                                                                 ------  ------
                                                                 $1,027  $4,625
                                                                 ======  ======

5. Federal Income Taxes

   The Company did not provide any current or deferred U.S. federal or state income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception, and has provided full valuation allowances on deferred tax assets because of uncertainty regarding their realizability.

   The difference between the statutory federal tax rate of 34% and the tax provision of zero recorded by the Company is primarily due to the Company's full valuation allowance against its deferred tax assets.

   At December 31, 1999, the Company had net operating loss carryforwards of approximately $9.8 million related to U.S federal and state jurisdictions. Utilization of net operating loss carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, as a result of the Series C preferred financing transaction in 1999. The Company's use of losses is limited to approximately $1.8 million per year on net operating losses incurred prior to May 1999. These carryforwards will begin to expire at various times commencing in 2018.

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes were as follows:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Deferred tax assets:
    Net operating loss carryforwards.......................... $ 1,032  $ 3,322
    Other.....................................................      46      296
                                                               -------  -------
      Total deferred assets...................................   1,078    3,618
   Deferred tax liabilities:
    Property and equipment....................................     (30)    (156)
    Intangible assets.........................................     --    (1,775)
    Valuation allowance for deferred tax assets...............  (1,048)  (1,687)
                                                               -------  -------
      Net deferred taxes...................................... $   --   $   --
                                                               =======  =======

6. Shareholders' Equity

   Convertible Preferred Stock

   As of December 31, 1999, the Company was authorized to issue 37.5 million shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series, with designations, rights, preferences and limitations established by the Company's Board of Directors.

   As of December 31, 1999, the Company had designated three series of convertible preferred stock (Series A through C).

   The rights and privileges of the Preferred Stock are as follows:

     Dividends--Holders of Series A, B and C are entitled to receive dividends of $0.05, $0.05 and $0.10, respectively, per share per annum, when and if declared by the Board of Directors. Such dividends are not cumulative. As of December 31, 1999, no dividends have been declared.

     Conversion--Each share of Series A and B is convertible, at the option of the holders or upon the vote of two-thirds of the Series A and B shareholders, respectively, into 1.5 shares of common stock. Each share of Series C is convertible at the option of the shareholders into 1.5 shares of common stock. Each share of Series A and B automatically converts into common stock upon the closing of a public offering that meets certain conditions. Each share of Series C automatically converts into common stock upon the closing of a public offering with an aggregate offering price of not less than $20 million (the "Proceeds Target"). In the event the Company closes a public offering which meets the Proceeds Target but is at a per share price to the public which is less than $2.59, each share of Series C preferred stock shall, upon the closing of such offering, be converted into the number of shares of common stock which equals $2.59 divided by the per share price to the public in such offering.

     Liquidation Preferences--The Series A, B and C shares have liquidation preferences of $.83, $1.12 and $1.94 per share, respectively, plus all declared but unpaid dividends.

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)


     If the value of the Company on liquidation is insufficient to pay the entire preferential amount, distribution shall be made pro rata to all preferred shareholders in proportion to the preferential amount the preferred shareholder is otherwise entitled to receive.

     Any assets remaining after the preferential distribution will be paid to holders of common stock in proportion to shares held by each.

     Voting Rights--The holders of each share of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted, and have voting rights equal to holders of common stock.

   Stock Option Plan

   As of December 31, 1999, the Company has reserved 15,525,000 shares of common stock for issuance under its 1998 Stock Incentive Compensation Plan (the Plan) to employees and consultants of the Company. Under the Plan, either incentive or nonqualified options to purchase the Company's common stock may be granted to full-time employees and consultants at prices determined by the Board of Directors. Options granted under the Plan are exercisable at such times and under such conditions as determined by the Board of Directors, but the term of the options and the right of exercise may not exceed 10 years from the date of grant. The stock options typically vest 20% in the first year and ratably over the following twelve quarters. The Plan permits the exercise of unvested options. Unvested common stock purchased under the Plan may be subject to repurchase by the Company at the option exercise price in the event of termination of employment. At December 31, 1999, 3,147,285 of the shares acquired under the Plan were subject to the Company's repurchase rights. The Company accounts for the Plan under APB 25 for which approximately $25 and $4,681 has been recognized as compensation expense for the issuance of non-qualified stock options for the years ending December 31, 1998 and 1999, respectively. Had compensation expense for the Plan been determined consistent with SFAS 123, the Company's net loss would have been increased as follows:

                                                           December 31,
                                                      ------------------------
                                                      1997    1998      1999
                                                      -----  -------  --------
   Net Loss:
     As reported..................................... $(284) $(3,646) $(11,893)
     Pro forma.......................................        $(3,649) $(12,011)

   Basic and Diluted Net Loss Per Share:
     As reported.....................................        $  (.34) $   (.61)
     Pro forma.......................................        $  (.34) $   (.62)

   To determine compensation expense under SFAS 123, the Company used the following assumptions:

                                                                  December 31,
                                                                ----------------
                                                                 1998    1999
                                                                ------ ---------
  . Weighted average risk-free interest rate...................   5.26      5.62
  . Expected lives............................................. 1 year 1-4 years
  . Expected dividend yields...................................    --        --
  . Expected volatility........................................    --        --

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)


   Option activity under the Plan was as follows:

                                                           Weighted  Weighted
                                   Options                 Average   Average
                                  Available     Options    Exercise Grant Date
                                  for Grant   Outstanding   Price   Fair Value
                                  ----------  -----------  -------- ----------
   Balances, December 31, 1997...        --          --       --
     Authorized..................  5,250,000         --       --
     Granted..................... (4,774,575) (4,774,575)   $ .14     $ .03
     Exercised...................        --      (59,700)     .07
     Cancelled...................     36,000     (36,000)     .13
                                  ----------  ----------
   Balances, December 31, 1998...    511,425   4,678,875    $ .14
     Authorized.................. 10,275,000         --
     Granted..................... (8,829,389)  8,829,389    $1.87     $1.87
     Exercised...................        --   (5,681,422)     .52
     Cancelled...................    653,757    (653,757)     .29
                                  ----------  ----------
   Balances, December 31, 1999...  2,610,793   7,173,085    $1.95
                                  ==========  ==========

   The following information is provided for options outstanding and exercisable at December 31, 1999:

                     Outstanding         Exercisable
              -------------------------- -----------
                        Weighted Average
                           Remaining
   Exercise   Number of Contractual Life  Number of
      Price    Options      (Years)        Options
   --------   --------- ---------------- -----------
   $ .07        359,675       8.48          359,675
     .33        402,429       8.74          402,429
     .52        475,132       9.15          475,132
    1.03        189,000       9.47          189,000
    1.27      2,176,147       9.68        2,176,147
    2.67      2,640,901       8.55        2,640,901
    3.33        426,551       9.92          426,551
    4.33        503,250       9.96          503,250

   The options outstanding at December 31, 1999 have a weighted average remaining contractual life of approximately 9.14 years. Of these options, 2,593,837 are fully vested and 7,173,085 are exercisable as of December 31, 1999 with exercise prices ranging from $.07 to $4.33. In addition to the shares noted above, the Company has granted 1,312,500 options outside of the Plan at exercise prices ranging from $1.27 to $1.67 to employees of I-Balls.

   In November 1999, the Board of Directors and shareholders approved the adoption of the Company's 1999 Stock Incentive Compensation Plan (the 1999
Plan). In January 2000, the Board of Directors increased the shares available for issuance under the 1999 Plan, subject to shareholder approval. The Company has reserved 1.5 million shares of common stock for issuance under the 1999 Plan with a proposed increase to 5,250,000 shares. No issuances have been made under the 1999 Plan as of December 31, 1999. The shares under the 1999 Plan will increase annually on the first day of the Company's fiscal year beginning in 2001 by an

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)

amount equal to the lesser of (i) 5,250,000 shares, (ii) 8% of the adjusted average common shares outstanding of the Company used to calculate fully diluted earnings per share for the preceding year or (iii) a lesser amount determined by the Board of Directors. Any shares not yet issued under the Company's 1998 Stock Incentive Compensation Plan as of the date of the Company's proposed initial public offering, as well as shares subject to options under the 1998 Plan that expire or are cancelled without being exercised, will be available for grant under the 1999 Plan. The exercise price for incentive stock options may not be less than 100% of the fair value of the Company's common stock on the date of grant (85% for nonstatutory options). The 1999 Plan terms and conditions are substantially the same as the 1998 Stock Incentive Compensation Plan.

   Employee Stock Purchase Plan

   On November 16, 1999, the Board of Directors approved the adoption of the Company's 1999 Employee Stock Purchase Plan (the 1999 Purchase Plan), subject to shareholder approval. A total of 750,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The shares under the 1999 Purchase Plan will increase annually on the first day of the Company's fiscal year beginning in 2001 by an amount equal to the lessor of (i) 1,125,000 shares of common stock, (ii) 2% of the adjusted average common shares outstanding of the Company used to calculate fully diluted earnings per share for the preceding year, or (iii) a lesser amount determined by the Board of Directors. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 20% of base cash compensation. Each offering period will have a maximum duration of 12 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the initial public offering and will end on January 31, 2001.

Deferred Stock Compensation

   In connection with the grant of certain stock options to employees and consultants during the year ended December 31, 1999, the Company recorded deferred stock compensation of approximately $27.4 million representing the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholders' equity and amortized, in accordance with Financial Accounting Standards Board Interpretation No. 28, on an accelerated basis over the vesting period of the applicable options (generally 4 years). Under this method, approximately 52% of the Deferred Stock Compensation is recognized in the first twelve months, 27% in the second twelve months, 15% in the third twelve months and 6% in the fourth twelve months.

   During 1999, the Company amortized approximately $4,681. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

Equity Instruments Issued to Non-employees

   In connection with the sale of Series A preferred stock, the Company issued a warrant to purchase 677,710 shares of common stock at an exercise price of $.55 per share. The warrant had a grant date fair value of $.23 per share and expires in August 2003. To determine the grant date fair value, the Company used a risk free interest rate of 5.6%, expected life of five years, expected dividend yields of 0%, and expected volatility of 105%. The Company recorded expense of $157 during the year ended December 31, 1998 related to the warrant.

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)


   During 1999, the Company granted options to purchase 257,025 shares of the Common Stock at exercise prices ranging from $.52 to $1.27 per share to consultants for past services. The two option grants had grant date fair values of $.23 and $.74 per share, respectively, and expire in 2009. To determine the grant date fair value, the Company used a risk free interest rate of 4.4% and 4.8%, respectively, expected life of two years, expected dividend yields of 0%, and expected volatility of 111%. The Company expensed approximately $153 during the year ended December 31, 1999 related to the options.

Reserved for Future Issuance

   The following shares of common stock have been reserved for future issuance as of December 31, 1999:

       Employee stock options........................................  7,173,085
       Stock options issued outside of the Plan......................  1,312,500
       Convertible Preferred Stock................................... 24,624,147
       Warrants......................................................    677,710
                                                                      ----------
                                                                      33,787,442
                                                                      ==========

7. Commitments and Contingencies

   Operating Leases

   The Company has various operating leases, including building and equipment, that expire at various times through 2010. Future minimum lease payments as of December 31, 1999 are as follows:

       2000.............................................................. $1,456
       2001..............................................................  1,383
       2002..............................................................  1,180
       2003..............................................................  1,195
       2004..............................................................    915
                                                                          ------
                                                                          $6,129
                                                                          ======

   Rent expense under operating leases totaled approximately $0, $182 and $601 for the years ended December 31, 1997, 1998 and 1999 respectively.

   The above future minimum lease payments include a commitment of approximately $21 per month expiring on June 30, 2001, which has been subleased at a loss. The loss of approximately $54 has been recognized in the statement of operations.

   The Company has multiple agreements with third-parties to house the Company's ad serving equipment. One of the agreements is on a month-to-month basis and the other agreement is on a year-to-year basis. For the year ended December 31, 1999, total expense under these agreements approximated $240.

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)


8. Related Party Transactions

   Prior to incorporation on February 27, 1998, the Company relied on non-interest bearing loans from PCF to fund operations. During 1998, PCF converted approximately $139 of the debt to 1,421,850 shares of the Company's common stock. Subsequent to year-end, the Company repaid all loans to PCF. The accompanying statement of operations includes allocations from PCF for certain accounting services. These allocations totaled approximately $32 and $1 in 1997 and 1998, respectively, and were based on estimates of time and effort spent by PCF personnel on behalf of the Company. Additionally, PCF paid the Company approximately $36 and $33 during 1998 and 1999, respectively, for advertising services. At December 31, 1997 and 1998, amounts due to PCF were approximately $335 and $75, respectively.

9. Earnings Per Share

   The following is a reconciliation of the numerators and denominators used in computing basic and diluted earnings per share:

                                                   Year Ended December 31,
                                                 -----------------------------
                                                 1997      1998        1999
                                                 -----  ----------  ----------
   Net Loss (numerator for basic and diluted)... $(284) $   (3,646) $  (11,893)
                                                 =====  ==========  ==========
   Shares (denominator for basic and diluted):
     Gross weighted average common shares
      outstanding...............................        10,860,682  20,536,376
      Less:
      Weighted average common shares subject to
       repurchase...............................               --    1,108,342
                                                        ----------  ----------
   Shares used in computation...................        10,860,682  19,428,034
                                                        ==========  ==========
   Basic and diluted net loss per share.........        $     (.34) $     (.61)
                                                        ==========  ==========

   The following is a reconciliation between historical and pro forma shares used in computing basic and diluted net loss per share:

                                                               Year Ended
                                                              December 31,
                                                          ---------------------
                                                             1998       1999
                                                          ---------- ----------
   Historical weighted average shares used in computing
    basic and diluted net loss per share................. 10,860,682 19,428,034
     Add:
     Weighted average preferred stock that will convert
      upon the closing of a public offering..............  2,526,806 19,038,454
                                                          ---------- ----------
   Pro forma shares used in computing basic and diluted
    net loss per share................................... 13,387,488 38,466,488
                                                          ========== ==========

   At December 31, 1999, options to purchase 7,173,085 shares of common stock, warrants to purchase 677,710 shares of common stock, 16,416,098 shares of convertible preferred stock to purchase 24,624,147 shares of common stock and 3,147,285 shares of common stock subject to repurchase rights were outstanding but were not included in the computation of diluted earnings per share as their inclusion would be antidilutive.

                                AVENUE A, INC.

                               DECEMBER 31, 1999
                (in thousands except share and per share data)


10. Note Payable

   During November and December 1999, the Company borrowed a total of $1,000,000 under an equipment term loan facility. The loan is secured by the equipment and is payable in monthly installments of principal and interest of approximately $32. Interest is accrued on the outstanding balance at a per annum rate of one percentage point above the Prime Rate. As of December 31, 1999, the interest rate was 9.5%.

   Minimum principal payments are as follows:

   2000.................................................................... $303
   2001....................................................................  333
   2002....................................................................  350
                                                                            ----
                                                                            $986
                                                                            ====

11. Subsequent Event

   On February 4, 2000, the Company entered into a ten-year facilities lease to commence on December 1, 2000. The payments under the lease commitment total approximately $11,060,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of I-Balls L.L.C.:

   We have audited the accompanying balance sheets of I-Balls L.L.C. as of December 31, 1997 and 1998, and the related statements of operations, members' equity and cash flows for the period January 28, 1997 to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I-Balls L.L.C. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period January 28, 1997 to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
October 29, 1999

                                 I-BALLS L.L.C.
                         (a limited liability company)

                                 BALANCE SHEETS

                                                  December 31,
                                               ------------------- September 2,
                                                 1997      1998        1999
                                               -------- ---------- ------------
                                                                   (Unaudited)
                    Assets
Current Assets:
  Cash and cash equivalents................... $ 49,730 $  494,505  $  811,610
  Accounts receivable, net of allowance for
   doubtful accounts of $4,100, $59,900 and
   $123,600, respectively.....................  438,395    992,172   1,151,264
  Unbilled receivables........................      --     181,572     230,087
  Prepaids and other current assets...........    4,070      8,054       1,000
                                               -------- ----------  ----------
Total current assets..........................  492,195  1,676,303   2,193,961
Equipment and leasehold improvements, net.....   14,607     16,958      36,672
Other assets..................................    6,208      6,167      37,500
                                               -------- ----------  ----------
Total assets.................................. $513,010 $1,699,428  $2,268,133
                                               ======== ==========  ==========
       Liabilities and Members' Equity
Current liabilities:
  Accounts payable and accrued expenses....... $412,098 $1,276,354  $1,886,149
  Capital lease obligation current portion....    6,365      9,436       9,136
  Employee loan...............................   38,345        --          --
  Deferred revenue............................   38,228     54,992     137,723
                                               -------- ----------  ----------
Total current liabilities.....................  495,036  1,340,782   2,033,008
                                               -------- ----------  ----------
Long-term debt:
  Capital lease obligation long-term portion..    7,997      1,715       5,625
                                               -------- ----------  ----------
Commitments and contingencies (Note 5)
Members' equity:
  Members' interest...........................    1,000      1,000       1,000
  Retained earnings...........................    8,977    355,931     228,500
                                               -------- ----------  ----------
Total members' equity.........................    9,977    356,931     229,500
                                               -------- ----------  ----------
Total liabilities and members' equity......... $513,010 $1,699,428  $2,268,133
                                               ======== ==========  ==========


      The accompanying notes are an integral part of these balance sheets.

                                 I-BALLS L.L.C.
                         (a limited liability company)

                            STATEMENTS OF OPERATIONS

                                            For the Periods Ended
                                          -------------------------
                                          January 28,      Year      January 1
                                            Through       Ended       Through
                                          December 31, December 31, September 2,
                                              1997         1998         1999
                                          ------------ ------------ ------------
                                                                    (unaudited)
Advertising service fees.................   $115,854    $1,008,022   $1,501,943
Expenses:
  Sales and marketing....................     66,687       409,100      581,586
  General and administrative.............     40,190       256,137      162,575
                                            --------    ----------   ----------
    Total expenses.......................    106,877       665,237      744,161
                                            --------    ----------   ----------
Income from operations...................      8,977       342,785      757,782
Interest income..........................        --         10,435       19,693
Income taxes.............................        --            --        35,062
                                            --------    ----------   ----------
Net income...............................   $  8,977    $  353,220   $  742,413
                                            ========    ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                                 I-BALLS L.L.C.
                         (a limited liability company)

                         STATEMENTS OF MEMBERS' EQUITY

                                                                       Total
                                                   Members' Retained  Members'
                                                   Interest Earnings   Equity
                                                   -------- --------  --------
Initial Capital Contribution, January 28, 1997....  $1,000  $    --   $  1,000
Net income........................................     --      8,977     8,977
                                                    ------  --------  --------
Balance, December 31, 1997........................   1,000     8,977     9,977
Distributions.....................................     --     (6,266)   (6,266)
Net income........................................     --    353,220   353,220
                                                    ------  --------  --------
Balance, December 31, 1998........................   1,000   355,931   356,931
Distributions (unaudited).........................     --    869,844   869,844
Net income (unaudited)............................     --    742,413   742,413
                                                    ------  --------  --------
Balance, September 2, 1999 (unaudited)............  $1,000  $228,500  $229,500
                                                    ======  ========  ========




   The accompanying notes are an integral part of these financial statements.

                                 I-BALLS L.L.C.
                         (a limited liability company)

                            STATEMENTS OF CASH FLOWS

                             January 28,                         January 1,
                               Through         Year Ended          Through
                          December 31, 1997 December 31, 1998 September 2, 1999
                          ----------------- ----------------- -----------------
                                                                 (unaudited)
Cash flows from
 operating activities:
Net income..............      $   8,977         $ 353,220        $  742,413
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities-
  Depreciation..........          3,652             6,979             6,720
  Amortization of
   intangible assets....            292               541             1,667
  Changes in assets and
   liabilities-
    Accounts
     receivable.........       (438,395)         (553,777)         (159,092)
    Unbilled
     receivables........            --           (181,572)          (48,515)
    Prepaid expenses and
     other current
     assets.............         (2,070)           (4,984)            8,054
    Other assets........         (6,500)             (500)          (33,000)
    Accounts payable and
     accrued expenses...        412,098           864,256           609,795
    Deferred revenue....         38,228            16,764            82,731
                              ---------         ---------        ----------
Net cash provided by
 operating activities...         16,282           500,927         1,210,773
                              ---------         ---------        ----------
Cash flows from
 investing activities:
Capital expenditures....            --             (2,572)          (22,824)
Cash flows from
 financing activities:
Proceeds (repayment) of
 member loans...........         38,345           (38,345)              --
Repayment of capital
 lease obligation.......         (3,897)           (9,969)              --
Employee (loan)
 receivable/payment.....         (1,000)            1,000            (1,000)
Member distributions....            --             (6,266)         (869,844)
                              ---------         ---------        ----------
Net cash provided by
 (used in) financing
 activities.............         33,448           (53,580)         (870,844)
                              ---------         ---------        ----------
Net increase in cash and
 cash equivalents.......         49,730           444,775           317,105
Cash and cash
 equivalents, beginning
 of period..............            --             49,730           494,505
                              ---------         ---------        ----------
Cash and cash
 equivalents, end of
 period.................      $  49,730         $ 494,505        $  811,610
                              =========         =========        ==========

   The accompanying notes are an integral part of these financial statements.

                                I-BALLS L.L.C.
                         (a limited liability company)

                         NOTES TO FINANCIAL STATEMENTS

1. Business and Summary of Significant Accounting Policies

   Business

   I-Balls L.L.C. (the "Company"), a New York limited liability company, was incorporated on January 28, 1997. The Company is a full-service interactive media planner and buyer.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition

   Revenue consists of fees charged to customers. The Company acts as an agent for clients and purchases space from publisher websites on their behalf. Advertising service fees earned under fee based contracts reflect the amount of the commission earned. Revenue is recognized over the period the advertising is delivered. Deferred revenue represents billings issued in advance of the service period. Unbilled receivables represents fees earned but not billed. All contracts in process are expected to be billed and collected within one year.

   Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

   Equipment and Leasehold Improvements

   Equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Equipment is depreciated on the double-declining method over estimated useful lives ranging from five to seven years. Leasehold improvements are amortized over the life of the current office lease. The lease expires on August 14, 2001.

   Income Taxes

   The Company is a limited liability company taxed as a partnership for federal and state income tax purposes and, as a result, the earnings of the Company are taxable directly to the members. The Company remains liable for the New York City Unincorporated Business Tax.

   Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, due from members, due to members, and accounts payable approximate fair value due to the short-term maturity of these instruments.

   New Accounting Pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"),

                                I-BALLS L.L.C.
                         (a limited liability company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

2. Equipment and Leasehold Improvements

   Equipment consisted of the following:

                                                     December 31,
                                                    --------------- September 2,
                                                     1997    1998       1999
                                                    ------- ------- ------------
                                                                    (Unaudited)
   Computer equipment.............................. $18,259 $27,589   $44,073
   Leasehold improvements..........................     --      --      9,950
                                                    ------- -------   -------
     Total equipment...............................  18,259  27,589    54,023
   Less--Accumulated depreciation..................   3,652  10,631    17,351
                                                    ------- -------   -------
     Equipment and leaseholds, net................. $14,607 $16,958   $36,672
                                                    ======= =======   =======

   Depreciation expense aggregated $3,652, $6,979 and $6,720 (unaudited) for the period January 28, 1997 to December 31, 1997 and the year ended December 31, 1998 and for the period from January 1, 1999 through September 2, 1999, respectively.

3. Accounts Payable and Accrued Expenses

   Accounts payable and accrued expenses consist of the following:

                                                 December 31,
                                              ------------------- September 2,
                                                1997      1998        1999
                                              -------- ---------- ------------
                                                                  (Unaudited)
   Accounts payable.......................... $393,906 $1,269,930  $1,643,805
   Accrued bonuses...........................   11,500        --      211,838
   Accrued payroll...........................    6,692      6,424         --
   Accrued tax payable.......................      --         --       30,506
                                              -------- ----------  ----------
     Total accounts payable and accrued
      expenses............................... $412,098 $1,276,354  $1,886,149
                                              ======== ==========  ==========

4. Members' Equity

   Initial Capital Contribution

   On June 1, 1997, the founding members entered into a Limited Liability Company Operating Agreement by which they pledged a total capital contribution of $1,000.

   Distributions

   The Company distributes earnings to its members based upon a formula in the members' agreement, which takes into consideration, among other things, ownership percentages, and other subjective allocations.

                                I-BALLS L.L.C.
                         (a limited liability company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


5. Commitments and Contingencies

   Leases

   The Company is committed under operating leases for office space and fixed assets. Rent expense was $10,325, $27,275 and $24,750 (unaudited) for the period January 28, 1997 to December 31, 1997 and the year ended December 31, 1998 and for the period from January 1, 1999 through September 2, 1999, respectively. Operating lease expense related to fixed assets was $3,010, $8,408 and $6,870 (unaudited) for the period January 28, 1997 to December 31, 1997 and the year ended December 31, 1998 and for the period from January 1, 1999 through September 2, 1999, respectively. Future minimum lease payments under the terms of noncancelable operating lease are as follows:

                                                                        Lease
                                                                       Payments
                                                                       --------
     Years ending December 31:
     1999............................................................. $ 81,377
     2000.............................................................  161,867
     2001.............................................................   82,290
     2002.............................................................    1,180
                                                                       --------
                                                                       $326,714
                                                                       ========

6. Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consisted primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   For the period January 28, 1997 to December 31, 1997, three clients accounted for 52%, 23% and 16%, respectively, of total revenue.

   For the year ended December 31, 1998, three clients accounted for 28%, 20% and 18%, respectively, of total revenue.

   For the period from January 1, 1999 through September 2, 1999 (unaudited), three clients accounted for 34%, 17% and 11%, respectively, of total revenue.

   As of December 31 1997 four clients accounted for 37%, 26%, 17% and 11%, respectively, of total accounts receivable.

   As of December 31, 1998, two clients accounted for 49% and 15%, respectively, of total accounts receivable.

   As of September 2, 1999 (unaudited), one client accounted for 53% of total accounts receivable.

7. Sale of Members' Interest

   On September 2, 1999, the members of the Company sold 100% of their interest in the Company to Avenue A, Inc. ("Avenue A"). As a result of this transaction, the Company became a wholly owned subsidiary of Avenue A.

                                AVENUE A, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   On September 2, 1999, Avenue A, Inc. (the "Company" or "Avenue A") completed the acquisition of I-Balls L.L.C. ("I-Balls"), a full service interactive media planner and buyer. The acquisition of I-Balls has been accounted for as a purchase. Accordingly, the results of operations of I-Balls have been included in the consolidated statement of operations of Avenue A commencing on the date of acquisition.

   The accompanying unaudited pro forma combined statement of operations of Avenue A, Inc. for the year ended December 31, 1999 assumes that the acquisition took place as of January 1, 1999.

   The unaudited pro forma combined statements of operations are presented for informational purposes only and do not purport to represent what the Company's results of operations for the year ended December 31, 1999 would actually have been had the acquisitions, in fact, occurred on January 1, 1999, or the Company's results of operations for any future period. The unaudited pro forma combined statements of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 AVENUE A, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                        January 1-
                          December 31, September 2,     Pro
                              1999         1999        Forma      Pro Forma
                            Avenue A     I-Balls    Adjustments    Combined
                          ------------ ------------ -----------   ----------
Revenue:
  Advertising services..   $   67,074     $  --       $   --      $   67,074
  Advertising service
   fees.................        2,621      1,502          --           4,123
                           ----------     ------      -------     ----------
    Total revenue.......       69,695      1,502          --          71,197
                           ----------     ------      -------     ----------
Expenses:
  Cost of advertising
   services revenue.....       56,979        --           --          56,979
  Client services.......        4,860        --           --           4,860
  Technology and
   operations...........        3,292        --           --           3,292
  Selling, general and
   administrative.......       11,680        745          --          12,425
  Amortization of
   intangible assets....          650        --         1,304 (a)      1,954
  Amortization of
   deferred stock
   compensation.........        4,681        --           --           4,681
                           ----------     ------      -------     ----------
    Total expenses......       82,142        745        1,304         84,191
                           ----------     ------      -------     ----------
    Income (loss) from
     operations.........      (12,447)       757       (1,304)       (12,994)
Interest income.........          554         20          --             574
                           ----------     ------      -------     ----------
Income (loss) before
 provision for income
 taxes..................      (11,893)       777       (1,304)        12,420
Provision for income
 tax....................          --          35          --              35
                           ----------     ------      -------     ----------
Net income (loss).......   $  (11,893)    $  742      $(1,304)    $  (12,455)
                           ==========     ======      =======     ==========
Basic and diluted net
 loss per share.........   $     (.61)                            $     (.62)(b)
                           ==========                             ==========
Shares used in computing
 basic and diluted net
 loss per share.........   19,428,034                             19,931,459 (b)
                           ==========                             ==========
Pro forma basic and
 diluted net loss per
 share..................   $     (.31)                            $     (.32)(b)
                           ==========                             ==========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................   38,466,488                             38,969,913 (b)
                           ==========                             ==========

     The accompanying notes are an integral part of this combined financial statement.

                                AVENUE A, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

   The unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the acquisition of I-BALLS, LLC as if this transaction had occurred January 1, 1999.

   The pro forma combined financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as may exist in the future. The pro forma adjustments are based on the cash and common stock consideration exchanged by Avenue A for the fair value of the assets acquired and liabilities assumed.

2. Pro Forma Adjustments

   Certain pro forma adjustments have been made to the accompanying unaudited pro forma combined statements of operations as described below:

  (a) Reflects eight months amortization of the excess of the purchase price over the fair value of net assets acquired, which is being amortized over three years.

  (b) Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period assuming that shares issued for the acquisition were outstanding for the entire period. Pro forma basic and diluted net loss per share has been computed assuming the conversion of preferred stock into an equivalent number of common shares, as if the shares had converted on the dates of their issuance, and based on the weighted average number of shares outstanding giving effect to shares issued in the acquisition as if they were outstanding for the entire period.

3. Purchase Price Allocation

   In connection with the acquisition, the Company issued 750,000 shares of common stock and paid $3.5 million in cash in exchange for all of the outstanding member's equity for a total purchase price of $6.1 million. The acquisition was accounted for as a purchase and, accordingly, the results of operations of I-Balls have been included in the consolidated financial statements commencing on the date of acquisition. The excess purchase price of approximately $5.9 million was allocated to customer base and skilled workforce and is being amortized on a straight-line basis over a useful life of three years.

Back Cover:

     Graphic in center of page depicting a large Avenue A logo

     Graphic in lower-left corner of page depicting a small Avenue A logo

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee........... $   15,939
      NASD filing fee...............................................      6,538
      Nasdaq National Market listing fee............................     95,000
      Blue Sky fees and expenses....................................     10,000
      Printing and engraving expenses...............................    200,000
      Legal fees and expenses.......................................    550,000
      Accounting fees and expenses..................................    450,000
      Directors' and officers' insurance............................    440,000
      Transfer Agent and Registrar fees.............................     10,000
      Miscellaneous expenses........................................     22,523
                                                                     ----------
      Total......................................................... $1,800,000
                                                                     ==========

Item 14.  Indemnification of Directors and Officers

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Amended and Restated Bylaws (Exhibit 3.2 hereto) provides for indemnification of the registrant's directors and officers (and, in certain instances, employees and agents) to the maximum extent permitted by Washington law.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.
Article 10 of the registrant's Amended and Restated Articles of Incorporation provides for the indemnification of any individual made a party to a proceeding because that individual is or was a director of the registrant and provides for the advancement or reimbursement of reasonable expenses incurred by that individual in advance of the final disposition of the proceeding.
Section 10 of the registrant's Amended and Restated Bylaws provides for indemnification of the registrant's directors and officers (and, in certain instances, employees and agents) to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

   The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in this Registration Statement.

Item 15. Recent Sales of Unregistered Securities

   The information in this Item 15 has not been adjusted to reflect our 3-for-2 stock split which occurred in January 2000. Since its inception in July 1997, the registrant has issued and sold unregistered securities as follows:

 1. On February 27, 1998 and March 9, 1998, the registrant issued an aggregate of 1,200,000 shares of common stock to Gerard L. Hanauer, Lenore Hanauer, Adrian Hanauer, Roy A. Clothier, Jr., Eric A. Moen and Nicholas Hanauer, each of whom has represented to the registrant that he or she is an "accredited investor" under Rule 501 promulgated under the Securities Act, for a consideration of $.01 per share, or an aggregate of $12,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 2. On May 26, 1998, the registrant issued an aggregate of 7,700,000 shares of common stock to Gerard L. Hanauer, Lenore Hanauer, Adrian Hanauer, Roy
     A. Clothier, Jr. and Nicholas Hanauer, each of whom has represented to the registrant that he or she is an accredited investor. The consideration was $.14636 per share, or an aggregate of $1,127,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 3. On June 10, 1998, the registrant issued an aggregate of 1,100,000 shares of common stock to Nicholas Hanauer and Pacific Coast Feather Company, each of whom has represented to the registrant that he or it is an accredited investor. The consideration was $.14636 per share, or an aggregate of $161,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 4. On July 2, 1998, the registrant issued an aggregate of 2,000,000 shares of common stock to Nicholas Hanauer, who has represented to the registrant that he is an accredited investor, for a consideration of $.15 per share, or an aggregate of $300,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 5. In July and August 1998, the registrant issued an aggregate of 3,998,474 shares of Series A preferred stock to Eric E. Dillion, Nicholas S. Eitel, Charles Kellogg, Gaylord M. Kellogg, Louise M. Kellogg, Matthew Kellogg, Paul Pigott and Maureen Pigott, Vernon L. Vennes, Timothy Flaherty, Shamrock Trust, Ronald J. Bland, Raymond P. Dornbusch, Thomas W. Moebius, Tom A. Alberg, Robert Collins, Peter B. Kellner, Stanton Reed Koch, Ruthann Lorentzen, Pac-Fung Securities, Ltd., Gentle Boss Investments Ltd., King Ying Development Limited, Linco International Ltd, Yen Ji Ling, Kenneth Sai Kit Chen, Cheung Chi Sing, Yip Po Chu, Lee Ching Yin, Poon Tat Wing, Jiang Guangzhi, Daniel Kral, U.S. Trust Company, N.A. Trustee FBO John E. von Schlegell SEP-IRA Acct. #752-623-40, Jeffrey Block, Maureen Block, Jeffrey P. Bezos, Anne Dinning, William and Emily Heston, Cedar Grove Investments LLC, Keith Grinstein, John P. Galgon, Jeff J. Lehman, Uri Silberstein and Anna R. Collins, each of whom has represented to the registrant that he, she or it is an accredited investor, for a consideration of $.83 per share, or an aggregate of $3,318,733. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 6. On August 7, 1998, the registrant issued a warrant for the purchase of 451,807 shares of common stock, with an exercise price of $.83 per share, to Jeffrey P. Bezos, who has represented to the registrant that he is an accredited investor. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 7. In February and March 1999, the registrant issued an aggregate of 2,580,000 shares of Series B preferred stock to Cedar Grove Investments, LLC, Tony Chang, Stephen Man Cheung, Stephen Wing Cheung Chow, Robert J. Collins, Eric E. Dillon, Raymond P. Dornbusch, Michele M. Dupre, Durham Investments, Ltd., Maria S. Eitel, Trustee, Maria S. Eitel Revocable Living Trust, Nicholas S. Eitel, Elliott Associates, L.P.,

   Timothy P. Flaherty, Gary I. Furukawa, John P. Galgon, Gentle Boss Investments Ltd., Nicholas J. Hanauer, Frank M. Higgins, David B. Johnston, Peter B. Kellner, Matthew K. Kellogg, King Ying Development Limited, Stanton Reed Koch, Benjamin Y. Lam, Stanley J. Lampert, Robert Leo, Rosemary Dupre Littlefield, Pac-Fun Securities Ltd, Shamrock Trust, U.S. Trust Company, N.A. Trustee FBO John E. von Schlegell SEP-IRA Acct. #752-632-40, Vernon L. Vennes, Dale J. Vogel, Westgate International, L.P., Stuart Vance Williams, R. Michael Leo and Linco International Limited, each of whom has represented to the registrant that he, she or it is an accredited investor, for a consideration of $1.12 per share, or an aggregate of $2,889,600. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 8. On May 4, 1999, the registrant issued an aggregate of 9,837,624 shares of Series C preferred stock to Voyager Capital Fund I, L.P., Voyager Capital Founders Fund, L.P., Oak Investment Partners VIII, L.P., Oak VIII Affiliates Fund, L.P., U.S. Venture Partners VI, L.P., Kirlan Venture Partners II, L.P., Norman H. Nie, Trustee, Norman H. Nie Revocable Trust Dated 3/15/91, Media Partners, The Phoenix Partners IV Limited Partnership, R. Michael Leo and InSight Venture Associates LLC, each of whom has represented to the registrant that he or it is an accredited investor for a consideration of $1.94 per share, or an aggregate of $19,084,991. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

 9. On June 10, 1999, the registrant issued an aggregate of 35,511 shares of common stock to seven employees in lieu of sales commissions under the registrant's 1998 stock incentive compensation plan. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were sold or issued either pursuant to a written compensatory plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

10. On July 1, 1999 and August 16, 1999, the registrant issued an aggregate of 20,000 shares of common stock to two consultants in exchange for services under the registrant's 1998 stock incentive compensation plan. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were sold or issued either pursuant to a written compensatory plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

11. On September 2, 1999, pursuant to a purchase agreement among the registrant and the members of I-Balls LLC, the registrant issued an aggregate of 500,000 shares of common stock to the 6 members of I-Balls LLC as partial consideration for the registrant's acquisition of all the membership interests of I-Balls LLC. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

12. On September 2, 1999 and September 22, 1999, in connection with the registrant's acquisition of all the membership interests of I-Balls LLC, the registrant granted stock options to purchase 875,000 shares of common stock, with exercise prices ranging from $1.90 to $2.50 per share, to two employees who were former members of I-Balls LLC, outside of the registrant's 1998 stock incentive compensation plan. Of these options, no shares have been exercised or canceled without being exercised and 875,000 shares remain outstanding. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

13. From June 23, 1998 through February 7, 2000, the registrant granted stock options to employees to purchase 4,851,446 shares of common stock, with exercise prices ranging from $.10 to $9.00 per share, under the registrant's 1998 stock incentive compensation plan. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under the Securities Act on the basis that these securities were sold or issued either pursuant to a written compensatory plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

14. From June 23, 1998 through February 7, 2000, the registrant granted stock options to executive officers, employees and consultants to purchase 6,347,603 shares of common stock, with exercise prices ranging from $.10 to $9.00 per share. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act on the basis that the transaction did not involve a public offering.

15. On October 8, 1999, the registrant issued an aggregate of 170,000 shares of common stock to eight of its executive officers for a consideration of $4.00 per share, or an aggregate of $680,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

16. On October 25, 1999, the registrant issued 125,000 shares of common stock to one of its executive officers for a consideration of $4.00 per share, or an aggregate of $500,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to
     Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

17. On October 26, 1999, the registrant issued 50,000 shares of common stock to one of its directors for a consideration of $1.90 per share, or an aggregate of $95,000, and 50,000 shares of common stock to that same director for a consideration of $4.00 per share, or an aggregate of $200,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

18. On December 22, 1999, the registrant issued 25,000 shares of common stock to one of its executive officers, who has represented to the registrant that he is an accredited investor, for a consideration of $6.50 per share, or an aggregate of $162,500. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under the Securities Act on the basis that these securities were sold or issued either pursuant to a written compensatory plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

19. On January 3, 2000, the registrant issued 20,000 shares of common stock to one of its consultants, who has represented to the registrant that he is an accredited investor, for a consideration of $5.00 per share, or an aggregate of $100,000. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under the Securities Act on the basis that these securities were sold or issued either pursuant to a written compensatory plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

20. On February 4, 2000, the registrant issued 75,000 shares of common stock to an officer of one of the registrant's subsidiaries, who has represented to the registrant that he is an accredited investor, for a consideration of $8.00 per share, or an aggregate of $600,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under the Securities Act, on the basis that these securities were sold or issued either pursuant to a written compensatory plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

   No underwriter was used in connection with any of the foregoing sales and issuances.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                             Description
 ------                             -----------
  1.1+  Form of Underwriting Agreement
  3.1+  Amended and Restated Articles of Incorporation of the registrant
  3.2+  Amended and Restated Bylaws of the registrant
  4.1+  Form of Warrant to purchase common stock
  5.1+  Opinion of Perkins Coie LLP
 10.1+  Form of Series A Purchase Agreement between the registrant and the investors listed on Schedule A thereto
 10.2+  Warrant Agreement dated August 7, 1998

 Number                               Description
 ------                               -----------
 10.3+  Form of Series B Purchase Agreement between the registrant and the investors listed on Schedule A thereto
 10.4+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated July 2, 1998
 10.5+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated June 10, 1998
 10.6+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated May 26, 1998
 10.7+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated March 9, 1998
 10.8+  Series C Preferred Stock Purchase Agreement between the registrant and
        Voyager Capital Fund I, L.P., Voyager Capital Founders Fund, L.P., Oak
        Investment Partners VI, L.P., Kirlan Venture Partners II, L.P., Norman
        H. Nie, Trustee, Norman H. Nie Revocable Trust dated 3/15/91, Media partners, the Phoenix Partners IV Limited Partnership, R. Michael Leo
        and Insight Venture Associates LLC dated May 4, 1999
 10.9+  Investors Rights Agreement between the registrant and Voyager Capital
        Fund I, L.P., Voyager Capital Founders Fund, L.P., Oak Investment
        Partners VI, L.P., Kirlan Venture Partners II, L.P., Norman H. Nie,
        Trustee, Norman H. Nie Revocable Trust dated 3/15/91, Media Partners, the Phoenix Partners IV Limited Partnership, R. Michael Leo and Insight
        Venture Associates LLC dated May 4, 1999
 10.10+ Form of Promissory Note between the registrant and the executive officers listed on Schedule A thereto dated October 8, 1999
 10.11+ Form of Stock Purchase Agreement between the registrant and the executive officers listed on Schedule A thereto dated October 8, 1999
 10.12+ Stock Purchase Agreement between the registrant and Gregory B. Maffei dated October 26, 1999
 10.13+ Stock Purchase Agreement between the registrant and Gregory B. Maffei dated October 26, 1999
 10.14+ Stock Purchase Agreement between the registrant and Sumit T. Sen dated
        October 25, 1999
 10.15+ Purchase Agreement among the registrant and Stephen D. Klein, Michael
        Cohen, Jonathan Bond, Richard Kirshenbaum, Margaret Boyer and Daniel
        DeWolf dated September 2, 1999
 10.16+ Employment Agreement between the registrant and Michael Cohen dated
        September 2, 1999
 10.17+ Employment Agreement between the registrant and Stephen D. Klein dated
        September 2, 1999
 10.18+ Employment Agreement between the registrant and Sumit T. Sen dated
        September 29, 1999
 10.19+ Employment Agreement between the registrant and Brian P. McAndrews dated January 20, 2000
 10.20+ Registration Rights Agreement between the registrant and Stephen D.
        Klein, Michael Cohen, Jonathan Bond, Richard Kirshenbaum, Margaret
        Boyer and Daniel DeWolf dated September 2, 1999
 10.21+ Severance Agreement between the registrant and R. Michael Leo dated
        October 8, 1999
 10.22+ Restated 1999 Stock Incentive Compensation Plan
 10.23+ Stock Option Grant Program for Nonemployee Directors under the 1999
        Stock Incentive
        Compensation Plan
 10.24+ 1999 Employee Stock Purchase Plan
 10.25+ Restated 1998 Stock Incentive Compensation Plan
 10.26+ Loan and Security Agreement between the registrant and Silicon Valley
        Bank dated May 25, 1999
 10.27+ Lease Agreement between the registrant and Samis Foundation dated July
        16, 1999
 10.28  First Amendment to Lease Agreement between the registrant and Samis
        Foundation dated October 28, 1999
 10.29  Second Amendment to Lease Agreement between the registrant and Samis
        Foundation dated January 31, 2000
 10.30+ Lease Agreement between the registrant and Samis Foundation dated
        January 31, 2000
 10.31+ Internet Data Center Services Agreement between the registrant and
        Exodus Communications, Inc. dated January 23, 1998
 10.32+ Service Agreement between the registrant and Verio, Inc.
 10.33+ Stock Purchase Agreement between the registrant and James A. Warner dated February 4, 2000
 21.1+  Subsidiaries of the registrant
 23.1   Consent of Arthur Andersen LLP, independent public accountants
 23.2+  Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
        5.1)
 24.1+  Power of Attorney

 Number       Description
 ------       -----------
 27.1   Financial Data Schedule

--------

*  To be filed by amendment.

+  Previously filed.

  (b) Financial Statement Schedules

   Schedule II--Valuations and Qualifying Accounts

   All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 18th day of February, 2000.

                                          AVENUE A, INC.

                                                 /s/ Brian P. McAndrews
                                          By: _________________________________
                                                    Brian P. McAndrews
                                                Chief Executive Officer and
                                                         President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated below on the 18th day of February, 2000.

         *Nicolas J. Hanauer                   Chairman of the Board
______________________________________
          Nicolas J. Hanauer

        *Brian P. McAndrews            Chief Executive Officer, President and
______________________________________ Director (Principal Executive Officer)
          Brian P. McAndrews

       /s/ Robert M. Littauer               Vice President, Finance and
______________________________________    Administration, Chief Financial
          Robert M. Littauer              Officer, Secretary and Treasurer
                                              (Principal Financial and
                                                Accounting Officer)

            *Jason Green                              Director
______________________________________
             Jason Green

         *Fredric W. Harman                           Director
______________________________________
          Fredric W. Harman

         *Gregory B. Maffei                           Director
______________________________________
          Gregory B. Maffei

      /s/ Robert M. Littauer
*By: _________________________________
          Robert M. Littauer
           Attorney-in-Fact

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors and Shareholders of Avenue A, Inc.:

   We have audited in accordance with generally accepted auditing standards, the financial statements of Avenue A, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated February 6, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchanges Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

Seattle, Washington
February 6, 2000

                                 AVENUE A, INC.

                 Schedule II--Valuation and Qualifying Accounts
                                 (in thousands)

                                                        Deductions,
                              Balance at     Additions- Returns and Balance at
Description                Beginning of Year Provisions Write-offs  End of Year
-----------                ----------------- ---------- ----------- -----------
Allowance for doubtful
 accounts
 Year ending December 31,
  1999....................       $ 70          $1,564      $ 40       $1,594
 Year ending December 31,
  1998....................       $  1          $   69      $--        $   70
 Year ending December 31,
  1997....................       $--           $    1      $--        $    1

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
  1.1+  Form of Underwriting Agreement
  3.1+  Amended and Restated Articles of Incorporation of the registrant
  3.2+  Amended and Restated Bylaws of the registrant
  4.1+  Form of Warrant to purchase common stock
  5.1+  Opinion of Perkins Coie LLP
 10.1+  Form of Series A Purchase Agreement between the registrant and the investors listed on Schedule A thereto
 10.2+  Warrant Agreement dated August 7, 1998
 10.3+  Form of Series B Purchase Agreement between the registrant and the investors listed on Schedule A thereto
 10.4+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated July 2, 1998
 10.5+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated June 10, 1998
 10.6+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated May 26, 1998
 10.7+  Share Purchase Agreement between the registrant and Nicolas J. Hanauer dated March 9, 1998
 10.8+  Series C Preferred Stock Purchase Agreement between the registrant and
        Voyager Capital Fund I, L.P., Voyager Capital Founders Fund, L.P., Oak
        Investment Partners VI, L.P., Kirlan Venture Partners II, L.P., Norman
        H. Nie, Trustee, Norman H. Nie Revocable Trust dated 3/15/91, Media partners, the Phoenix Partners IV Limited Partnership, R. Michael Leo
        and Insight Venture Associates LLC dated May 4, 1999
 10.9+  Investors Rights Agreement between the registrant and Voyager Capital
        Fund I, L.P., Voyager Capital Founders Fund, L.P., Oak Investment
        Partners VI, L.P., Kirlan Venture Partners II, L.P., Norman H. Nie,
        Trustee, Norman H. Nie Revocable Trust dated 3/15/91, Media partners, the Phoenix Partners IV Limited Partnership, R. Michael Leo and Insight
        Venture Associates LLC dated May 4, 1999
 10.10+ Form of Promissory Note between the registrant and the executive officers listed on Schedule A thereto dated October 8, 1999
 10.11+ Form of Stock Purchase Agreement dated October 8, 1999 between the registrant and the executive officers listed on Schedule A thereto
 10.12+ Stock Purchase Agreement between the registrant and Gregory B. Maffei dated October 26, 1999
 10.13+ Stock Purchase Agreement between the registrant and Gregory B. Maffei dated October 26, 1999
 10.14+ Stock Purchase Agreement between the registrant and Sumit T. Sen dated
        October 25, 1999
 10.15+ Purchase Agreement among the registrant and Stephen D. Klein, Michael
        Cohen, Jonathan Bond, Richard Kirshenbaum, Margaret Boyer and Daniel
        DeWolf dated September 2, 1999
 10.16+ Employment Agreement between the registrant and Michael Cohen dated
        September 2, 1999
 10.17+ Employment Agreement between the registrant and Stephen D. Klein dated
        September 2, 1999
 10.18+ Employment Agreement between the registrant and Sumit T. Sen dated
        September 29, 1999
 10.19+ Employment Agreement between the registrant and Brian P. McAndrews dated January 20, 2000
 10.20+ Registration Rights Agreement between the registrant and Stephen D.
        Klein, Michael Cohen, Jonathan Bond, Richard Kirshenbaum, Margaret
        Boyer and Daniel DeWolf dated September 2, 1999
 10.21+ Severance Agreement between the registrant and R. Michael Leo dated
        October 8, 1999
 10.22+ Restated 1999 Stock Incentive Compensation Plan
 10.23+ Stock Option Grant Program for Nonemployee Directors under the 1999
        Stock Incentive Compensation Plan
 10.24+ 1999 Employee Stock Purchase Plan
 10.25+ Restated 1998 Stock Incentive Compensation Plan
 10.26+ Loan and Security Agreement between the registrant and Silicon Valley
        Bank dated May 25, 1999
 10.27+ Lease Agreement between the registrant and Samis Foundation dated July
        16, 1999
 10.28  First Amendment to Lease Agreement between the registrant and Samis
        Foundation dated October 28, 1999

 Number                               Description
 ------                               -----------
 10.29  Second Amendment to Lease Agreement between the registrant and Samis
        Foundation dated January 31, 2000
 10.30+ Lease Agreement between the registrant and Samis Foundation dated
        January 31, 2000
 10.31+ Internet Data Center Services Agreement between the registrant and
        Exodus Communications, Inc. dated January 23, 1998
 10.32+ Service Agreement between the registrant and Verio, Inc.
 10.33+ Stock Purchase Agreement between the registrant and James A. Warner dated February 4, 2000
 21.1+  Subsidiaries of the registrant
 23.1   Consent of Arthur Andersen LLP, independent public accountants
 23.2+  Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
        5.1)
 24.1+  Power of Attorney
 27.1   Financial Data Schedule

--------
*  To be filed by amendment.
+  Previously filed.